Exhibit 10.1

RECEIVABLES PURCHASE AGREEMENT
Dated as of November 19, 2021
among
C.H. ROBINSON WORLDWIDE, INC.,
as initial Master Servicer and Performance Guarantor,
C.H. ROBINSON RECEIVABLES, LLC,
as Seller,
and
THE VARIOUS CONDUIT PURCHASERS, COMMITTED PURCHASERS, AND PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO,
BANK OF AMERICA, N.A.,
as Administrative Agent

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Table of Contents
(continued)

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Table of Contents
(continued)

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APPENDIX A	Definitions

SCHEDULE I	Commitments
SCHEDULE II	Payment Instructions(1)
SCHEDULE III	Excluded Obligors(1)
SCHEDULE 6.1(m)	UCC Details
SCHEDULE 6.1(n)	Lock-Box Information(1)
SCHEDULE 6.2(n)	Credit and Collections Policy
SCHEDULE 13.2	Addresses for Notices
EXHIBIT I	Form of Purchase Notice
EXHIBIT 3.1(a)	Form of Information Package
EXHIBIT 7.5	Form of Compliance Certificate

(1)Pursuant to Item 601(10), portions of the exhibit or exhibits have been omitted.

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RECEIVABLES PURCHASE AGREEMENT
This RECEIVABLES PURCHASE AGREEMENT dated as of November 19, 2021 (this “Agreement”), among C.H. ROBINSON WORLDWIDE, INC., a Delaware corporation (“CHR”), as initial Master Servicer and as Performance Guarantor, C.H. ROBINSON RECEIVABLES, LLC, a Delaware limited liability company, as seller (the “Seller”), the various CONDUIT PURCHASERS, COMMITTED PURCHASERS and PURCHASER AGENTS from time to time party hereto, and BANK OF AMERICA, N.A. (“BofA”), as administrative agent on behalf of the Affected Parties (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).
B A C K G R O U N D:
1.    Originators have, and expect to have, Receivables which Originators intend to sell or contribute, as applicable, to Seller pursuant to the Sale Agreement.
2.    Seller is a special purpose, bankruptcy-remote, limited liability company and wholly-owned subsidiary of CHR.
3.    Seller, in turn, intends to sell to Administrative Agent, on behalf of Purchasers, the Receivables and certain other related assets which Seller is acquiring from Originators.
4.    Seller has requested that Administrative Agent on behalf of Purchasers, and Administrative Agent on behalf of Purchasers has agreed, subject to the terms and conditions contained in this Agreement, to purchase an undivided ownership interest in such Receivables and certain other related assets, referred to herein as the Asset Interest, from Seller from time to time during the term of this Agreement.
5.    Seller, Purchasers, Purchaser Agents and Administrative Agent also desire that, subject to the terms and conditions of this Agreement, certain of the daily Collections in respect of the Asset Interest be reinvested in Pool Receivables, which reinvestment shall constitute part of the Asset Interest.
6.    Purchasers and Administrative Agent also desire that, pursuant to the terms hereof, CHR be appointed, and act, as the initial Master Servicer of the Receivables.
7.    Seller, Purchasers, Purchaser Agents, and Administrative Agent also desire that Performance Guarantor guarantee the obligations of the Originators and Master Servicer under the Transaction Documents in accordance with the terms of the Performance Guaranty.
8.    BofA has been requested, and is willing, to act as Administrative Agent.
9.    Each of the Purchaser Agents has been requested by the Purchasers in its Purchaser Group, and is willing, to act as Purchaser Agent for such Purchasers.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:
Capitalized terms used and not otherwise defined in this Agreement are used as defined in (or by reference in) Appendix A, and the other interpretive provisions set out in Appendix A shall be applied in the interpretation of this Agreement.

ARTICLE I

PURCHASES AND REINVESTMENTS
SECTION 1.1Purchases; Limits on Purchasers’ Obligations. Upon the terms and subject to the conditions of this Agreement, from time to time prior to the Purchase Termination Date, Seller may request that Administrative Agent, on behalf of the Conduit Purchasers ratably (in accordance with its applicable Ratable Share) purchase from Seller the Asset Interest (each such purchase being a “Purchase”) and, if any Conduit Purchaser in any Purchaser Group is unwilling or unable for any reason to make its Ratable Share of such Purchase or if any Purchaser Group does not have a Conduit Purchaser, Seller shall be deemed to have requested that the Committed Purchaser in such Purchaser Group make such Ratable Share of such Purchase, in an aggregate amount (the “Purchase Price”) equal in each instance to the lesser of: (i) the amount requested by Seller under Section 1.2(a) and (ii) the largest amount that will not cause (a) the Purchasers’ Total Investment to exceed the Purchasers’ Total Commitment, (b) the sum of the Purchasers’ Total Investment and the Required Reserves to exceed the Net Portfolio Balance (in each case, at such time) or (c) the aggregate Investment of such Purchaser’s Purchaser Group to exceed the Commitment of the Committed Purchaser in such Purchaser Group; provided, that each Purchase made pursuant to this Section 1.1 shall be in an amount at least equal to $5,000,000 and, in each case, in integral multiples of $100,000 in excess thereof. Each Committed Purchaser hereby agrees, on the terms and subject to the conditions hereof, to make its Ratable Share of Purchases deemed to be so requested by Seller above, in such amount as would not cause its Investment after giving effect to such Purchase (and any other Purchase to be made on such date) to exceed its Commitment or cause the Purchasers’ Total Investment to exceed the Purchasers’ Total Commitment. At no time shall a Conduit Purchaser that is not a Committed Purchaser have any obligation or commitment to make any Purchase.
SECTION 1.2Purchase Procedures; Assignment of Seller’s Interests.
(a)Notice of Purchase. Each Purchase shall be made on notice from Seller to Administrative Agent and each Purchaser Agent in the form of a Purchase Notice attached hereto as Exhibit I and received by Administrative Agent and each Purchaser Agent not later than 1:00 p.m. (New York City time) on the date of such proposed Purchase. Each such notice of a proposed Purchase shall specify (A) the desired amount and date of such proposed Purchase (which shall be a Business Day), (B) the amount of such proposed Purchase to be allocated to each Purchaser Group in accordance with each Purchaser Group’s Ratable Share and (C) a pro forma calculation of the Asset Interest after giving effect to such Purchase and any other Purchase proposed to be made on such day; provided, however, that, Seller shall not request, and the Purchasers shall not be required to fund, more than 4 Purchases per calendar month. If any Conduit Purchaser is willing and able, in its sole discretion, to make its Ratable Share of a Purchase requested of it pursuant to this Section 1.2(a) subject to the terms and conditions hereof, such Conduit Purchaser shall make such Purchase by transferring such amount in accordance with clause (b) below on the requested date of such Purchase. If any Conduit Purchaser in any Purchaser Group is unwilling or unable for any reason to make its Ratable Share of such Purchase or if any Purchaser Group does not contain a Conduit Purchaser, subject to the terms and conditions hereof, the Committed Purchaser in such Purchaser Group, subject to the terms and conditions hereof, shall make its Ratable Share of such Purchase by transferring such amount in accordance with clause (b) below.
(b)Payment of Purchase Price. On the date of each Purchase hereunder, the applicable Purchasers, or the related Purchaser Agent, shall, upon satisfaction of the applicable conditions set forth herein (including in Article V), make available to the Seller their Ratable Share of the aggregate Purchase Price with respect to such Purchase in immediately available funds at the following account:

Holder Name:	C.H. Robinson Receivables, LLC
Bank Name:	U.S. Bank National Association
Branch:	Nicollet Mall
SWIFT:	USBKUS44
Address:	800 Nicollet Mall
Minneapolis, MN 55402-4302
Account Number:	XXXX-XXXX-XXXX
ABA Number:	XXX XXX XXX;

or such other account as designated from time to time by Seller in a written notice to Administrative Agent and each Purchaser Agent (such account, the “SPE Account”).
(c)Assignment of Asset Interest. Seller hereby absolutely and irrevocably sells, assigns and transfers to Administrative Agent (on behalf of Purchasers) (ratably, according to each Purchaser’s Investment), upon the payment of the aggregate Purchase Price, effective on and as of the date of each Purchase and Reinvestment hereunder, an undivided ownership interest in all of its right, title and interest in, to and under all Pool Receivables and all Related Assets and all proceeds of any of the foregoing, whether currently owned or existing or thereafter arising, acquired or originated, or in which the Seller now or hereafter has any rights, and wherever so located (the assets so assigned to include not only the Pool Receivables and Related Assets existing as of the date of such Purchase but also all future Pool Receivables and the Related Assets acquired by Seller from time to time as provided in Section 1.3).
On any date the Asset Interest will represent Purchasers’ ownership interest in all then outstanding Pool Receivables and all Related Assets with respect thereto (including all Collections and other proceeds thereof as described in this Section 1.2(c)), as at such date. On any date, the Asset Interest will be equal to a percentage, expressed as the following fraction:
PTI + RR
NPB
where:

PTI	=	Purchasers’ Total Investment;
RR	=	the Required Reserves; and
NPB	=	the Net Portfolio Balance;

in each case as of that date; provided that the Asset Interest will remain constant at 100% of the Net Portfolio Balance at all times on and after the Purchase Termination Date until the Final Payout Date. Administrative Agent’s right, title and interest in, to and under such assets, for the benefit of the Purchasers, is herein called the “Asset Interest”.
(d)Characterization as a Purchase and Sale; Recharacterization. It is the intention of the parties to this Agreement that the conveyance of Seller’s right, title and interest in, to and under the Asset Interest to Administrative Agent (on behalf of Purchasers) pursuant to this Agreement shall constitute a purchase and sale and not a pledge. The provisions of this Agreement and all related Transaction Documents shall be construed to further these intentions of the parties. If, notwithstanding the foregoing, the conveyance of the Asset Interest to Administrative Agent (on behalf of Purchasers) is characterized by any Governmental Authority, bankruptcy trustee or any other Person as a pledge, the parties intend that Seller shall be deemed hereunder to have granted, and Seller does hereby grant, to Administrative Agent (on behalf of the Affected Parties) a security interest to secure Seller’s obligations hereunder in the Asset Interest as provided in Section 9.1 hereof. Such security interest shall be, and the Seller and the Master Servicer shall cause it to be, a first priority perfected security interest. Each of the parties hereto hereby acknowledges and intends that no Purchase hereunder shall constitute, or be deemed to constitute, a “Security” under U.S. securities laws or within the meaning of the UCC. The provisions of this Agreement and all related Transaction Documents shall be construed to further these intentions of the parties hereto.
(e)Tax Treatment. Notwithstanding clause (d) above, it is the intention of the parties hereto that for U.S. federal, state and local income and franchise tax purposes, each Purchase will be treated as a loan from the applicable Purchaser to Seller (it being understood that all payments to the Purchasers, in their capacity as such, representing Yield, fees and other amounts accrued under this Agreement or the other Transaction Documents shall be deemed to constitute interest payments) (such treatment, the “Intended Tax Treatment”), except as required by applicable law. The provisions of this Agreement and all related Transaction Documents shall be construed to further these intentions of the parties hereto.
(f)Purchasers Limitation on Payments. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, none of the Purchasers, Purchaser Agents or Administrative Agent shall, and none of them shall be obligated (whether on behalf of a Purchaser or otherwise) to, pay any amount to Seller as a Reinvestment under Section 1.3, except to the extent that Collections are available for distribution to Seller for such purpose in accordance with this Agreement. In addition, notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, the obligations of any Purchaser that is a commercial paper conduit or similar vehicle under this Agreement and all other Transaction Documents shall be payable by such Purchaser solely to the extent of funds received from Seller in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay such Person’s matured and maturing Commercial Paper Notes or other senior indebtedness when due. Any amount which Administrative Agent, a Purchaser Agent or a Purchaser is not obligated to pay pursuant to the operation of the two preceding sentences shall not constitute a claim (as defined in § 101 of the Bankruptcy Code) against, or corporate obligation of, any Purchaser Agent, any Purchaser or Administrative Agent, as applicable, for any such insufficiency unless and until such amount becomes available for distribution to Seller pursuant to the terms hereof.
(g)Obligations Not Assumed. The foregoing sale, assignment and transfer does not constitute, and is not intended to result in, the creation or an assumption by Administrative Agent, any Purchaser Agent or any Purchaser of any obligation or liability of Seller, any Originator, Master Servicer, or any other Person under or in connection with all, or any portion of, the Asset Interest (including the Pool Receivables and Related Assets), all of which shall remain the obligations and liabilities of Seller, Originators, Master Servicer and such other Persons, as applicable.
(h)Obligations. Each Committed Purchaser’s obligations hereunder shall be several, such that the failure of any Committed Purchaser to make a payment in connection with any Purchase hereunder, shall not relieve any other Committed Purchaser of its obligations hereunder to make payment for any Purchase.
SECTION 1.3Reinvestments of Certain Collections; Payment of Remaining Collections; Asset Interest.
(a)On the close of business on each Business Day during the period from the Closing Date to the Final Payout Date, Master Servicer shall, on behalf of Administrative Agent (for the benefit of the Affected Parties), out of all Collections from Pool Receivables received since the end of the immediately preceding Business Day:
(i)set aside and hold in trust for Administrative Agent on behalf of the Affected Parties, an amount (based on information provided by Administrative Agent pursuant to Article II) equal to the sum of: (a) the estimated amount of Yield accrued in respect of each Rate Tranche, (b) all other amounts due to Administrative Agent, Purchaser Agents, Purchasers or any other Affected Party hereunder (including Deemed Collections and costs and expenses described in Section 13.6) and (c) the Master Servicing Fee (in each case, accrued through such day and not so previously set aside or anticipated to accrue through the end of the then current Settlement Period, as determined by Master Servicer based upon, among other relevant information, the then outstanding Purchasers’ Total Investment and the Yield Rates then in effect); provided, that in the case of any Exiting Purchaser, the remainder of such Collections (equal to the excess, if any, of all such Collections, over the sum of the amounts described in clauses (a), (b) and (c) above on such day) shall not be reinvested (as described below) after the then-current Purchase Termination Date for such Exiting Purchaser and shall instead be held in trust for the benefit of such Exiting Purchaser (or, if there is more than one Exiting Purchaser on such day, pro rata for the benefit of each such Exiting Purchaser based on such Exiting Purchaser’s Investment) and applied in accordance with clause (ii) below; provided, further, that, so long as Master Servicer is able, on each Business Day and on an equitable and consistent basis, to identify which funds are Collections on Pool Receivables, Master Servicer shall not be required to hold Collections that have been so set aside in a separate deposit account containing only such Collections, and may commingle such Collections with its own funds and funds of it Subsidiaries; it being understood that Administrative Agent, on behalf of the Affected Parties, shall have a claim against Master Servicer to make payments pursuant to Sections 1.3(c), 3.1(b) or 3.1(c) (which claims shall be full recourse to Master Servicer) in an amount equal to the amount of such Collections that have not been set aside but that have been so commingled; provided further, that any commingled amounts, that are not Collections, held in the SPE Account shall be withdrawn from such account within one (1) Business Day following receipt thereof; provided further, that the Master Servicer shall hold Collections that have been so set aside in a separate deposit account containing only such Collections if the Administrative Agent or any Purchaser Agent has requested that the Master Servicer not commingle or transfer funds during the Liquidation Period, or after the occurrence of any Event of Termination that has not been waived in accordance with this Agreement or after the occurrence of an Unmatured Event of Termination; and
(ii)subject to Sections 3.1(c)(iv) and 3.2(b), apply such Collections as are not required to be set aside and held in trust pursuant to clause (i) above (including any such Collections not set aside but commingled), to pay Seller for additional Pool Receivables and Related Assets with respect to such Pool Receivables (each such purchase being a “Reinvestment”); provided, that, (A) if (I) the sum of the Purchasers’ Total Investment and the Required Reserves would exceed the Net Portfolio Balance, (II) any Purchaser Group Investment would exceed the related Purchaser Group Commitment, (III) the Purchasers’ Total Investment would exceed the Purchasers’ Total Commitment or (IV) the aggregate Investment of any Exiting Purchaser is greater than zero (in each case, at such time and after giving effect to such Reinvestment), then Master Servicer (for the benefit of the Purchasers) shall only make Reinvestments after first setting aside and holding in trust for the benefit of Administrative Agent on behalf of the Affected Parties in accordance with Section 3.4, a portion of such Collections which, together with other Collections previously set aside for such purpose and then so held, shall equal the amount necessary to reduce (i) the Purchasers’ Total Investment to an amount equal to or less than the Purchasers’ Total Commitment, (ii) each Purchaser Group Investment to an amount equal to or less than the related Purchaser Group Commitment, (iii) the sum of the Purchasers’ Total Investment and the Required Reserves at such time to an amount equal to or less than the Net Portfolio Balance and (iv) the aggregate Investment of all Exiting Purchasers to zero, in each case, at such time (any remaining Collections after giving effect to this proviso shall then be applied as described above in this Section 1.3(a)(ii)); and (B) if the conditions precedent to Reinvestment in clause (a), (b), (d) or (e) of Section 5.2 are not satisfied, then Master Servicer shall not apply any of such remaining Collections to a Reinvestment pursuant to this clause (ii).
(b)Unreinvested Collections. Subject to Sections 1.3(a)(ii) and 3.1(c)(iv), Master Servicer shall set aside and hold in trust for the benefit of Administrative Agent on behalf of the applicable Affected Parties, all Collections which, pursuant to clause (ii) of Section 1.3(a), may not be reinvested in the Pool Receivables and Related Assets; provided, that, so long as Master Servicer is able, on each Business Day and on an equitable and consistent basis, to identify which funds are Collections on Pool Receivables, Master Servicer shall not be required to hold Collections that have been so set aside in a separate deposit account containing only such Collections, and may commingle such Collections with its own funds and funds of its Subsidiaries; it being understood that Administrative Agent, on behalf of the Affected Parties, shall have a claim against Master Servicer to make payments pursuant to Sections 1.3(c), 3.1(b) or 3.1(c) (which claims shall be full recourse to Master Servicer) in an amount equal to the amount of such Collections that have not been set aside but that have been so commingled; provided further, that any commingled amounts, that are not Collections, held in the SPE Account shall be withdrawn from such account within one (1) Business Day following receipt thereof; provided further, that Master Servicer shall hold Collections that have been so set aside in a separate deposit account containing only such Collections if Administrative Agent or any Purchaser Agent has requested that Master Servicer not commingle or transfer funds during the Liquidation Period, or after the occurrence of any Event of Termination that has not been waived in accordance with this Agreement or after the occurrence of an Unmatured Event of Termination. If, prior to the date when such Collections are required to be paid to the applicable Purchaser Agents for the benefit of the applicable Affected Parties, pursuant to Section 1.3(c), the amount of Collections so set aside exceeds the amount, if any, necessary to reduce (i) the Purchasers’ Total Investment to an amount equal to or less than the Purchasers’ Total Commitment, (ii) each Purchaser Group Investment to an amount equal to or less than the related Purchaser Group Commitment, (iii) the sum of the Purchasers’ Total Investment and the Required Reserves to an amount equal to or less than the Net Portfolio Balance and (iv) the aggregate Investment of all Exiting Purchasers to zero (in each case, at such time), and the conditions precedent to Reinvestment set forth in clauses (a), (b), (d) and (e) of Section 5.2 are satisfied, then Master Servicer shall apply such Collections (or, if less, a portion of such Collections equal to the amount of such excess) in accordance with Section 1.3(a)(ii) to the making of a Reinvestment.
(c)Payment of Amounts Set Aside.
(i)Master Servicer shall pay all amounts of Collections set aside and held in trust pursuant to clause (i) of Section 1.3(a) in respect of Yield on a Rate Tranche not funded by the issuance of Commercial Paper Notes (including under a Liquidity Agreement or an Enhancement Agreement) to the applicable Purchaser Agent on the last day of the then current Yield Period for such Rate Tranche based on information provided by such Purchaser Agent pursuant to Article II, or during the Liquidation Period or after the occurrence of an Event of Termination that has not been waived in accordance with this Agreement, on such earlier date or dates as any such Purchaser Agent shall require on at least two (2) Business Days’ prior written notice to Master Servicer.
(ii)Master Servicer shall pay all amounts of Collections set aside and held in trust pursuant to clause (i) of Section 1.3(a) above and not applied pursuant to clause (i) of this Section 1.3(c) to the applicable Purchaser Agent on the Settlement Date for each Settlement Period, as provided in Section 3.1, or during the Liquidation Period or after the occurrence of an Event of Termination that has not been waived in accordance with this Agreement, on such earlier date or dates as any such Purchaser Agent shall require on at least two (2) Business Days’ prior written notice to Master Servicer.
(iii)Master Servicer shall pay all amounts set aside and held in trust pursuant to Section 1.3(b) above (and not otherwise applied pursuant to the last sentence of such Section) to the applicable Purchaser Agent for the account of the Affected Parties (A) on the last day of the then current Yield Period for any Rate Tranche not funded by the issuance of Commercial Paper Notes in an amount not exceeding each Committed Purchaser’s Tranche Investment of such Rate Tranche (based on information provided by the applicable Purchaser Agent pursuant to Article II), and (B) on the Settlement Date for each Settlement Period, as provided in Section 3.1, in an amount not exceeding each Conduit Purchaser’s Tranche Investment of the Rate Tranche funded by Commercial Paper Notes (based on information provided by the applicable Purchaser Agent pursuant to Article II), or, in the case of clause (A) or clause (B) above, during the Liquidation Period or after the occurrence of an Event of Termination that has not been waived in accordance with this Agreement, on such earlier date or dates as any Purchaser Agent shall require on at least two (2) Business Days’ prior written notice to Master Servicer.
(d)Reduction of Purchasers’ Total Investment. Neither the Purchasers’ Total Investment, nor the Investment of any Purchaser, shall be reduced by the amount of Collections set aside pursuant to this Section unless and until such Collections are actually received by the applicable Purchaser Agent for application hereunder to reduce

Purchasers’ Total Investment and the applicable Purchaser’s Investment in accordance with the terms hereof.
SECTION 1.4Changes in Purchasers’ Total Commitment. Provided that no Event of Termination, Unmatured Event of Termination or Master Servicer Termination Event exists and is continuing, Seller may request an increase in the Purchasers’ Total Commitment up to an amount not to exceed $500,000,000, ratably among the Purchaser Groups, in a minimum amount of $50,000,000 (or a larger integral multiple of $1,000,000), upon at least thirty (30) days’ (or such lesser time as the Administrative Agent may agree) written notice to Administrative Agent and each Purchaser Agent (a “Commitment Increase Request”), which request shall specify the aggregate amount of any such increase and the applicable Committed Purchasers’ proposed respective portions thereof. Promptly upon receipt of a Commitment Increase Request, Administrative Agent, each Purchaser Agent and each Committed Purchaser shall notify Seller and Administrative Agent as to whether such Person approves such Commitment Increase Request (it being understood that Administrative Agent, each Purchaser Agent and each Committed Purchaser may accept or decline such Commitment Increase Request in its sole discretion and on such terms as it may elect). The failure of any Person to affirmatively notify the Seller of such Person’s election regarding such increase request within ten (10) Business Days after its receipt thereof shall be deemed to be a refusal by such Person to grant the requested increase. If any Committed Purchaser issues a negative response, in whole or in part, or fails to issue a timely response, Seller may request another Committed Purchaser to agree to the declined portion of such increase by issuing another Commitment Increase Request pursuant to this Section 1.4. In the event that any Committed Purchaser shall approve such Commitment Increase Request, each such Committed Purchasers and the other parties hereto that approved such Commitment Increase Request shall enter into such documents as such Persons may deem necessary or appropriate to reflect such increase with respect to such Purchasers.
ARTICLE II

COMPUTATIONAL RULES
SECTION 2.1Selection of Rate Tranches. Subject to the requirements set forth in this Article II, each Purchaser Agent shall from time to time, only for purposes of computing Yield with respect to each Purchaser in its Purchaser Group, account for the Asset Interest in terms of one or more Rate Tranches, and the applicable Yield Rate may be different for each Rate Tranche. Each Purchaser’s Investment shall be allocated to each Rate Tranche by the related Purchaser Agent to reflect the funding sources for each portion of the Asset Interest, so that:
(a)there will be one or more Rate Tranches, selected by each Purchaser Agent, reflecting the portion, if any, of the Asset Interest funded or maintained by its related Committed Purchaser other than through the issuance of Commercial Paper Notes (including by outstanding Liquidity Advances or by funding under an Enhancement Agreement); and
(b)there will be a Rate Tranche, selected by each Purchaser Agent, equal to the excess of aggregate Investment of the Purchasers in its Purchaser Group over the aggregate amounts allocated at such time pursuant to clause (a) above, which Rate Tranche shall reflect the portion of the Asset Interest funded or maintained by Commercial Paper Notes.
Each Purchaser Agent may, in its sole discretion at any time and from time to time, declare any Yield Period applicable to any Investment of a Purchaser in its Purchaser Group to

be terminated and allocate the portion of such Purchaser’s Investment allocated to such Yield Period to one or more other Yield Periods and Yield Rates as such Purchaser Agent shall select.
SECTION 2.2Computation of each Purchaser’s Investment and each Purchaser’s Tranche Investment. In making any determination of any Purchasers’ Total Investment, any Purchaser’s Investment and any Purchaser’s Tranche Investment, the following rules shall apply:
(a)each Purchaser’s Investment shall not be considered reduced by any allocation, setting aside or distribution of any portion of Collections unless such Collections shall have been actually received by the applicable Purchaser Agent in accordance with the terms hereof;
(b)each Purchaser’s Investment (or any other amounts payable under any Transaction Document) shall not be considered reduced (or paid) by any distribution of any portion of Collections or other payments, as applicable, if at any time such distribution or payment is rescinded or must otherwise be returned for any reason; and
(c)if there is any reduction in any Purchaser’s Investment, there shall be a corresponding reduction (in the aggregate) in such Purchaser’s Tranche Investment with respect to one or more Rate Tranches selected by the related Purchaser Agent in its sole discretion (subject to Section 1.3(c)(iii)).
SECTION 2.3Computation of Concentration Limit and Unpaid Balance. In the case of any Obligor which is an Affiliate of any other Obligor, the Concentration Limit and the aggregate Unpaid Balance of Pool Receivables of such Obligors shall be calculated as if such Obligors were one Obligor.
SECTION 2.4Computation of Yield. In making any determination of Yield, the following rules shall apply:
(a)Each Purchaser Agent shall determine the Yield accruing with respect to each Rate Tranche for the Purchasers in its Purchaser Group, based on the Yield Period therefor determined in accordance with Section 2.1 and the other terms hereof (or, in the case of the Rate Tranche funded by Commercial Paper Notes, each Settlement Period), in accordance with the definition of Yield;
(b)no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable Law; and
(c)Yield for any Rate Tranche shall not be considered paid by any distribution or other payment if at any time such distribution or payment is rescinded or must otherwise be returned for any reason.
SECTION 2.5Estimates of Yield Rate, Fees, Etc. It is understood and agreed that (a) the Yield Rate for any Rate Tranche may change from one applicable Yield Period or Settlement Period to the next, and the applicable Bank Rate, Base Rate or CP Rate used to calculate the applicable Yield Rate may change from time to time and at any time during an applicable Yield Period or Settlement Period, (b) any rate information provided by any Purchaser Agent to Seller or Master Servicer shall be based upon such Purchaser Agent’s good faith estimate, (c) the amount of Yield actually accrued with respect to a Rate Tranche during any Yield Period (or, in the case of the Rate Tranche funded by Commercial Paper Notes, any Settlement Period) may exceed, or be less than, the amount set aside with respect thereto by Master Servicer, and (d) the amount of fees or other amounts payable to any

Affected Party accrued hereunder with respect to any Settlement Period may exceed, or be less than, the amount set aside with respect thereto by Master Servicer. Failure to set aside any amount so accrued shall not relieve Master Servicer of its obligation to remit Collections to the applicable Purchaser Agent or otherwise to any other Person with respect to such accrued amount, as and to the extent provided in Section 3.1.
SECTION 2.6Illegality. If the Administrative Agent, any Purchaser or Purchaser Agent determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Purchaser to make, maintain or fund any Purchasers' Tranche Investment accruing Yield by reference to the BSBY Rate, or to determine or charge interest rates based upon the BSBY Rate then, upon notice thereof by the Administrative Agent or such Purchaser or Purchaser Agent to the Seller (through the Administrative Agent), (a) any obligation of such Purchaser to make or continue any Purchasers' Tranche Investment accruing Yield under the BSBY Rate or to convert such Purchasers' Tranche Investment accruing Yield under the BSBY Rate shall be suspended, and (b) if such notice asserts the illegality of such Purchaser making or maintaining such Purchasers' Tranche Investment accruing Yield under the Base Rate which is determined by reference to the BSBY Rate component of the Base Rate, the rate on which Purchasers' Tranche Investment accruing Yield under the Base Rate of such Purchaser shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the BSBY Rate component of the Base Rate, in each case until such Purchaser notifies the Administrative Agent and the Seller that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Seller shall, upon demand from such Purchaser (with a copy to the Administrative Agent), prepay or, if applicable, convert all Purchasers' Tranche Investment accruing Yield under the BSBY Rate of such Purchaser to Purchasers' Tranche Investment accruing Yield under the Base Rate (the rate on which such Purchasers' Tranche Investment accruing Yield under the Base Rate of such Purchaser shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the BSBY Rate component of the Base Rate), either on the last day of the Yield Period therefor, if such Purchaser may lawfully continue to maintain such Purchasers' Tranche Investment accruing Yield under the BSBY Rate to such day, or immediately, if such Purchaser may not lawfully continue to maintain such Purchasers' Tranche Investment accruing Yield under the BSBY Rate and (ii) if such notice asserts the illegality of such Purchaser determining or charging interest rates based upon the BSBY Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Purchaser without reference to the BSBY Rate component thereof until the Administrative Agent is advised in writing by such Purchaser that it is no longer illegal for such Purchaser to determine or charge interest rates based upon the BSBY Rate. Upon any such prepayment or conversion, the Seller shall also pay accrued interest on the amount so prepaid or converted., together with any additional amounts required pursuant to Section 4.3.
SECTION 2.7Inability to Determine Rates.
(a)Inability to Determine Rates. If in connection with any request for a Purchasers' Tranche Investment accruing Yield under the BSBY Rate or a conversion to or continuation thereof, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 2.7(b), and the circumstances under clause (i) of Section 2.7(b) or the Scheduled Unavailability Date has occurred (as applicable) or (B) adequate and reasonable means do not otherwise exist for determining BSBY for any requested Yield Period with respect to a proposed Purchasers' Tranche Investment accruing Yield under the BSBY Rate or in connection with an existing or proposed Purchasers' Tranche Investment accruing Yield under the Base Rate, or (ii) the Administrative Agent or the Required Purchasers determine that for any reason the

BSBY Rate for any requested Yield Period with respect to a proposed Purchasers' Tranche Investment accruing Yield under the BSBY Rate does not adequately and fairly reflect the cost to such Purchaser of funding such Purchasers' Tranche Investment accruing Yield under the BSBY Rate, the Administrative Agent will promptly so notify the Seller and each Purchaser and Purchaser Agent. Thereafter, (x) the obligation of the Purchasers to make or maintain Purchasers' Tranche Investment accruing Yield under the BSBY Rate or to convert Purchasers' Tranche Investment accruing Yield under the Base Rate to Purchasers' Tranche Investment accruing Yield under the BSBY Rate, shall be suspended (to the extent of the affected Purchasers' Tranche Investment accruing Yield under the BSBY Rate or Yield Periods), and (y) in the event of a determination described in the preceding sentence with respect to the BSBY component of the Base Rate, the utilization of the BSBY Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Purchasers described in clause (ii) of this Section 2.7(a), until the Administrative Agent upon instruction of the Required Purchasers) revokes such notice. Upon receipt of such notice, (i) the Seller may revoke any pending request for a Purchasers' Tranche Investment of, or conversion to, or continuation of such Purchasers' Tranche Investment accruing Yield under the BSBY Rate (to the extent of the affected Purchasers' Tranche Investment accruing Yield under the BSBY Rate or Yield Periods) or, failing that, will be deemed to have converted such request into a request for a Purchasers' Tranche Investment accruing Yield under the Base Rate in the amount specified therein and (ii) any outstanding Purchasers' Tranche Investment accruing Yield under the BSBY Rate shall be deemed to have been converted to Purchasers' Tranche Investment accruing Yield under the Base Rate immediately at the end of their respective applicable Yield Period.
(b)Notwithstanding anything to the contrary in this Agreement or any other Transaction Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Seller or Required Purchasers notify the Administrative Agent (with, in the case of the Required Purchasers, a copy to the Seller) that the Seller or Required Purchasers (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of BSBY, including, without limitation, because the BSBY Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)Bloomberg or any successor administrator of the BSBY Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or Bloomberg or such administrator with respect to its publication of BSBY, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of BSBY or the BSBY Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of BSBY after such specific date (the latest date on which one month, three month and six month interest periods of BSBY or the BSBY Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);
then, on a date and time determined by the Administrative Agent (any such date, the “BSBY Replacement Date”), which date shall be at the end of an Yield Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, BSBY will be replaced hereunder and under any Transaction Document with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document (the “Successor Rate”):
(x)    Term SOFR plus the SOFR Adjustment; and
(y)    Daily Simple SOFR plus the SOFR Adjustment;
provided that, if initially BSBY is replaced with the rate contained in clause (y) above (Daily Simple SOFR plus the SOFR Adjustment) and subsequent to such replacement, the Administrative Agent determines that Term SOFR has become available and is administratively feasible for the Administrative Agent in its sole discretion, and the Administrative Agent notifies the Seller and each Purchaser of such availability, then from and after the beginning of the Yield Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Successor Rate shall be Term SOFR plus the SOFR Adjustment.
    If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all Yield will be payable on a monthly basis.
    Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that neither of the alternatives set forth in clauses (x) and (y) above is available on or prior to the BSBY Replacement Date, (ii) if the events or circumstances of the type described in Section 2.7(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect or (iii) at any other time as the Administrative Agent and the Seller may agree, then in each case, the Administrative Agent and the Seller may amend this Agreement solely for the purpose of replacing BSBY or any then current Successor Rate in accordance with this Section 2.7 at the end of any Yield Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Purchasers and the Seller unless, prior to such time, Purchaser Agents comprising the Required Purchasers have delivered to the Administrative Agent written notice that such Required Purchasers object to such amendment.
    The Administrative Agent will promptly (in one or more notices) notify the Seller and each Purchaser of the implementation of any Successor Rate.
    Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

    Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Transaction Documents.
    In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Seller and the Purchasers reasonably promptly after such amendment becomes effective.
ARTICLE III

SETTLEMENTS
SECTION 3.1Settlement Procedures.
The parties hereto will take the following actions with respect to each Settlement Period:
(a)Information Package. On the 15th day of each calendar month (or if such day is not a Business Day, the next Business Day) (each, a “Reporting Date” for and related to the Settlement Period ending immediately prior to such date), Master Servicer shall deliver to Administrative Agent and each Purchaser Agent an e-mail attaching an Excel file and a file in .pdf or similar format signed by Master Servicer containing the information described in Exhibit 3.1(a), including the information calculated by Master Servicer pursuant to this Section 3.1 (each, an “Information Package”) for the related Settlement Period; provided, that Administrative Agent may modify, in any reasonable respect, the information required to be provided by Master Servicer in, or the form of, the Information Package upon reasonable prior notice to Master Servicer; provided, further, that during the Liquidation Period or after the occurrence of an Event of Termination that has not been waived in accordance with this Agreement, Administrative Agent or any Purchaser Agent may request, in its sole discretion, Master Servicer to, and Master Servicer agrees to, deliver any information related to the Asset Interest or the transactions contemplated hereby as Administrative Agent or any Purchaser Agent shall request (including a calculation of Required Reserves and each component thereof) on each Business Day.
(b)Yield; Other Amounts Due. On or before the second (2nd) Business Day prior to the Reporting Date for each Settlement Period, each Purchaser Agent shall notify Master Servicer of (i) the amount of Yield accrued in respect of each related Rate Tranche for the Purchasers in its Purchaser Group during such Settlement Period and (ii) all fees and other amounts accrued and payable or to be paid by Seller under this Agreement and the other Transaction Documents on the related Settlement Date (other than amounts described in clause (c) below) to such Purchaser Agent or any Purchaser in, or Affected Party related to, its Purchaser Group. Seller (or Master Servicer on its behalf), on the Settlement Date for such Settlement Period, or when otherwise required hereunder prior to each such date, shall pay such Yield and all fees and other amounts due in respect of such Settlement Period to the applicable Purchaser Agent out of amounts set aside pursuant to Section 1.3 for such purpose and, to the extent such amounts were not so set aside, Seller hereby agrees to pay such amounts (notwithstanding any limitation on recourse or other liability limitation contained herein to pay such amounts) to the applicable Purchaser Agent.

(c)Settlement Computations.
(i)Before each Reporting Date, Master Servicer shall compute, as of the most recent Cut-Off Date and based upon the assumption in the next sentence, (A) the Asset Interest, the Unpaid Balance of all of the Pool Receivables, the Purchasers’ Total Investment, the Purchaser Group Investment of each Purchaser Group, the Required Reserves, the Net Portfolio Balance and each component of each of the foregoing, (B) the amount of the reduction or increase (if any) in each of the Asset Interest, the Required Reserves, the Net Portfolio Balance, the Purchaser Group Investment of any Purchaser Group and the Purchasers’ Total Investment since the immediately preceding Cut-Off Date, (C) the excess (if any) of the sum of the Purchasers’ Total Investment and the Required Reserves, over the Net Portfolio Balance, (D) the excess (if any) of the Purchasers’ Total Investment, over the Purchasers’ Total Commitment, (E) the excess (if any) of the Purchaser Group Investment of each Purchaser Group, over the Purchaser Group Commitment of each such Purchaser Group and (F) the aggregate amount of Investment of the Exiting Purchasers, if any. Such calculations shall be based upon the assumption that Collections set aside pursuant to Section 1.3(b) (and not otherwise applied in accordance with such Section) will be paid to the applicable Purchaser Agent for the benefit of the applicable Purchasers in its Purchaser Group in accordance with the related Purchaser Group’s Ratable Share of such Collections on the Settlement Date for the Settlement Period related to such Reporting Date.
(ii)If, according to the computations made pursuant to clause (i) of this Section 3.1(c), the sum of the Purchasers’ Total Investment and the Required Reserves at such time shall exceed the Net Portfolio Balance at such time, the Purchasers’ Total Investment shall exceed the Purchasers’ Total Commitment, the Purchaser Group Investment of any Purchaser Group shall exceed the Purchaser Group Commitment of such Purchaser Group or the aggregate Investment of Exiting Purchasers shall exceed zero, Master Servicer shall, on behalf of Seller, (i) promptly notify Administrative Agent and each Purchaser Agent thereof and (ii) immediately pay to the applicable Purchaser Agents for the benefit of the applicable Purchasers (to the extent of Collections received during the applicable period and not previously paid to such Purchaser Agents) the amount necessary to reduce (A) the Purchasers’ Total Investment to the Purchasers’ Total Commitment, (B) the sum of the Purchasers’ Total Investment and the Required Reserves at such time to no more than the Net Portfolio Balance at such time, (C) the Purchaser Group Investment of each Purchaser Group to the Purchaser Group Commitment of each such Purchaser Group and (D) the aggregate Investment of all Exiting Purchasers to zero, subject, however, to Section 1.3(c)(iii).
(iii)The payment described in clause (ii) of this Section 3.1(c) shall be made out of amounts set aside pursuant to Section 1.3 for such purpose and, to the extent such amounts were not so set aside, Seller hereby agrees to pay such amounts (notwithstanding any limitation on recourse or other liability limitation contained herein to pay such amounts) to Master Servicer during the relevant Settlement Period. Notwithstanding anything to the contrary set forth above, on any date on or prior to the Final Payout Date, if the sum of the Purchasers’ Total Investment and the Required Reserves at such time exceeds the Net Portfolio Balance at such time, Master Servicer shall immediately pay to each Purchaser Agent (ratably, based on the Purchaser Group Investment of such Purchaser Agent’s Purchaser Group at such time) from amounts held in trust, or that should have been so held, pursuant to Section 1.3(a)(i), an amount equal to such excess.

(iv)In addition to the payments described in clause (ii) of this Section 3.1(c), during the Liquidation Period or after the occurrence of an Event of Termination that has not been waived in accordance with this Agreement, Master Servicer shall pay to each Purchaser Agent the Ratable Share of its Purchaser Group all other Collections on all Pool Receivables, whether or not required to be set aside pursuant to Section 1.3 on the dates specified pursuant to Section 1.3(c).
(d)Order of Application. Master Servicer (for the benefit of the Affected Parties) shall distribute the funds required to be distributed pursuant to this Section 3.1 with respect to any Settlement Period, in the following order of priority:
(i)to each Purchaser Agent ratably (based on the aggregate accrued and unpaid Yield) Yield accrued and unpaid on all Rate Tranches for the Purchasers in its Purchaser Group howsoever funded or maintained during the related Settlement Period;
(ii)to each Purchaser Agent ratably (based on the aggregate accrued and unpaid Program Fee) the accrued and unpaid Program Fee for its Purchaser Group;
(iii)to the Master Servicer all accrued and unpaid Master Servicing Fee (if Master Servicer is not CHR or an Affiliate thereof);
(iv)to each Purchaser Agent ratably (based on the aggregate accrued and unpaid Commitment Fee) the accrued and unpaid Commitment Fee for its Purchaser Group;
(v)to Administrative Agent and each Purchaser Agent ratably (based on the aggregate accrued and unpaid amounts owing to such Person) accrued and unpaid amounts owed to Administrative Agent and each Purchaser Agent hereunder (including all fees payable to Administrative Agent, Purchaser Agents and Purchasers pursuant to the Fee Letter other than fees paid pursuant to clause (i), (ii) or (iv) above);
(vi)to each Purchaser Agent ratably (based on the related Purchaser Group Investment), the reduction of Purchasers’ Total Investment, to the extent such reduction is required under Section 3.1(c) or 3.2(b) or, during the Liquidation Period or after the occurrence of an Event of Termination that has not been waived in accordance with this Agreement, with respect to each Purchaser Group, first, to pay any outstanding Commercial Paper Notes funding or maintaining the related Purchaser Group Investment and second, to ratably reduce the remainder of the related Purchaser Group Investment;
(vii)to each Affected Party (or the related Purchaser Agent on their behalf) ratably (based on the aggregate accrued and unpaid Obligations) accrued and unpaid Obligations owed to such Affected Parties; and
(viii)to the Master Servicer all accrued and unpaid Master Servicing Fee (if Master Servicer is CHR or an Affiliate thereof).
(e)Non-Distribution of Master Servicing Fee. If Administrative Agent and each Purchaser Agent consent (which consent is granted as of the Closing Date but which consent shall be deemed to have been revoked upon the occurrence of an Event of

Termination or an Unmatured Event of Termination that has not been waived in accordance with this Agreement), the amounts (if any) set aside by Master Servicer pursuant to Section 1.3 in respect of the Master Servicing Fee may be retained by Master Servicer or any permitted Sub-Servicer for its own account. To the extent Master Servicer sets aside and retains such amounts, no distribution shall be made in respect of the Master Servicing Fee pursuant to clause (d)(iii) or clause (d)(viii) above.
(f)Delayed Payment. Notwithstanding anything in this Agreement to the contrary, if, on any day for payment described in this Section 3.1 (or in Section 1.3(c) in respect of accrued Yield on Rate Tranches funded by Liquidity Advances or under an Enhancement Agreement), Collections during the relevant Settlement Period or Yield Period were less than the aggregate amounts payable hereunder, Master Servicer shall not make any payment otherwise required, and the next available Collections in respect of the Asset Interest shall be applied to such payment, and no Reinvestment shall be permitted hereunder until such amount payable has been paid in full. The foregoing shall not limit or otherwise affect the full recourse nature of Seller’s obligations hereunder.
SECTION 3.2Deemed Collections; Reduction of Purchasers’ Total Investment, Etc.
(a)Deemed Collections. If on any day:
(i)the Unpaid Balance of any Pool Receivable is:
(A)reduced or cancelled as a result of Dilution or otherwise;
(B)less than the amount included in calculating the Net Portfolio Balance for purposes of any Information Package (for any reason other than such Pool Receivable becoming a Defaulted Receivable or due to the application of Collections received with respect to such Pool Receivable); or
(C)otherwise extended, amended or otherwise modified, or any term or condition of any related Contract is amended, modified or waived (except as expressly permitted under Section 8.2(b));
(ii)any of the representations or warranties of Seller set forth in (A) Section 6.1 were untrue when made or (B) Sections 6.1(d), or (k) are no longer true with respect to any Pool Receivable as determined by Administrative Agent or any Purchaser Agent;
then, on such day, Seller shall be deemed to have received a Collection of such Pool Receivable and Seller shall pay to the Purchaser Agents on the next Settlement Date (or during the Liquidation Period or after the occurrence of an Event of Termination that has not been waived in accordance with the terms of this Agreement, within two (2) Business Days from the event giving rise to such Deemed Collection) for application as provided in this Agreement an amount equal to:
(1)in the case of clauses (i)(A) or (B) above, in the amount of such reduction or cancellation or the difference between the actual Unpaid Balance (as determined immediately prior to the applicable event) and the amount included in respect of such Pool Receivable in calculating the Net Portfolio Balance or, with respect to clause (i)(C) above, in the amount that such extension, amendment, modification or waiver affects the Unpaid Balance of the related Pool Receivable in the sole determination of Administrative Agent, as applicable; or
(2)in the case of clause (ii) above, in the amount of the entire Unpaid Balance of the relevant Pool Receivable or Pool Receivables (as determined immediately prior to the applicable event) with respect to which such representations or warranties were or are untrue.
Collections deemed received by Seller under this Section 3.2(a) are herein referred to as “Deemed Collections”.
(b)Seller’s Optional Reduction of Purchasers’ Total Investment. Seller may at any time and from time to time elect to reduce (in whole or in part) Purchasers’ Total Investment as follows:
(i)Seller shall give Administrative Agent and each Purchaser Agent written notice of such elected reduction no later than 1:00 p.m. (New York City time) on the proposed date of reduction. Each such notice shall specify (A) the amount of such proposed reduction, (B) the source of the funds to be used by Seller to make such reduction, which may be either (I) funds available to Seller that are not otherwise being held in trust pursuant to this Agreement (including amounts contributed to Seller by CHR for purposes of making such reduction) (any such reduction, an “Immediate Reduction”) or (II) Collections to be received by Seller on and after the date of such notice (any such reduction, an “Accumulating Reduction”), (C) with respect to any Immediate Reduction, the proposed date on which such reduction will occur and (D) with respect to any Accumulating Reduction, the proposed date on which such reduction will commence;
(ii)with respect to any Accumulating Reduction, on the proposed date of commencement of such reduction and on each day thereafter, Master Servicer shall refrain from reinvesting Collections pursuant to Section 1.3 until the amount thereof not so reinvested shall equal the desired amount of reduction;
(iii)with respect to any Immediate Reduction, on the proposed date on which such reduction will occur, the Master Servicer (on behalf of Seller) shall pay to each Purchaser Agent ratably (based on the related Purchaser Group Investment), the reduction of Purchasers’ Total Investment. Any accrued and unpaid Yield and Program Fee with respect to such reduction along with any amounts owing under Section 4.3 with respect thereto shall be paid by Seller on the immediately following Settlement Date;
(iv)with respect to any Accumulating Reduction, the Master Servicer shall hold such Collections in trust for Purchasers, pending payment to the applicable Purchaser Agents, as provided in Section 1.3; provided, that,
    (A)    the amount of any such reduction shall be not less than $5,000,000 and shall be an integral multiple of $100,000; and

    (B)    Seller shall use reasonable efforts to choose a reduction amount, and the date of commencement thereof, so that such reduction shall commence and conclude in the same Settlement Period.
SECTION 3.3Payments and Computations, Etc.
(a)Payments. All amounts to be paid to, or deposited by Seller, Master Servicer or Performance Guarantor with, Administrative Agent, any Purchaser Agent or any other Person hereunder (other than amounts payable under Section 4.2) shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in U.S. Dollars in same day funds to the applicable account set forth on Schedule II or to such other account as Administrative Agent or any Purchaser Agent, as applicable, shall designate in writing to Master Servicer from time to time.
(b)Late Payments. Seller or Master Servicer, as applicable, shall, out of amounts set aside pursuant to Section 1.3 for such purpose and to the extent permitted by Law, pay to the applicable Purchaser Agent, for the benefit of the applicable Affected Party, interest on all amounts not paid or deposited by such party on the date when due hereunder at an annual rate equal to 2.0% above the Base Rate, payable on demand, provided, that such interest rate shall not at any time exceed the maximum rate permitted by applicable Law.
(c)Method of Computation. All computations of interest, Yield, Liquidation Discount, any fees payable under Section 4.1 and any other fees payable by Seller to any Purchaser, any Purchaser Agent, Administrative Agent or any other Affected Party in connection with Purchases hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed (except that calculations with respect to the Prime Rate shall be on the basis of a year of 365 or 366 days, as the case may be).
(d)Payment of Currency and Setoff. All payments by Seller or Master Servicer to any Affected Party or any other Person shall be made in U.S. Dollars and without set-off or counterclaim. Any of Seller’s or Master Servicer’s obligations hereunder shall not be satisfied by any tender or recovery of another currency except to the extent such tender or recovery results in receipt of the full amount of U.S. Dollars.
(e)Taxes. Except to the extent required by applicable Law, any and all payments and deposits required to be made hereunder, under any other Transaction Document or under any instrument delivered hereunder or thereunder to any Affected Party or otherwise hereunder or thereunder by Seller or Master Servicer shall be made free and clear of, and without withholding or deduction for, any and all present or future Taxes. If Seller, Master Servicer or the Administrative Agent shall be required by Law to make any such withholding or deduction, (A) if such Tax is an Indemnified Tax, Seller (or Master Servicer, on its behalf) shall make an additional payment to such Affected Party, in an amount sufficient so that, after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 3.3(e)), such Affected Party receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (B) Seller (or Master Servicer, on its behalf), Master Servicer or the Administrative Agent shall make such withholding or deduction and (C) Seller (or Master Servicer, on its behalf), Master Servicer or the Administrative Agent shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable Law.

(ii)Seller will indemnify each Affected Party for the full amount of (A) Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section paid by such Affected Party, as the case may be, and any liability (including penalties, interest and expenses) payable by such Affected Party and (B) Taxes that arise because a Purchase or the Asset Interest is not treated for U.S. federal, state or local income or franchise tax purposes consistently with the Intended Tax Treatment (such indemnification will include any U.S. federal, state or local income and franchise taxes necessary to make such Affected Party whole on an after-tax basis taking into account the taxability of receipt of payments under the this clause (B) and any reasonable expenses (other than Taxes) arising out of, relating to, or resulting from the foregoing). Any indemnification under this Section 3.3(e)(ii) shall be paid on the next Settlement Date (or during the Liquidation Period or after the occurrence of an Event of Termination that has not been waived in accordance with the terms of this Agreement, within two (2) Business Days) after the date any Affected Party makes written demand therefor, together with a statement of reasons for such demand and the calculations of such amount. Such calculations, if made in good faith, absent manifest error, shall be final and conclusive on all parties.
(iii)Each Purchaser shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser (but only to the extent that Seller has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Seller to do so), (ii) any Taxes attributable to such Purchaser’s failure to comply with the provisions of Section 13.3(e) relating to the maintenance of a Register and (iii) any Excluded Taxes attributable to such Purchaser, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser by Administrative Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser under any Transaction Document or otherwise payable by Administrative Agent to such Purchaser from any other source against any amount due to Administrative Agent under this Section 3.3(e)(iii).
(iv)Within 30 days after the date of any payment of Taxes deducted or withheld by any of Seller or Master Servicer, as applicable, in respect of any payment to any Affected Party, Seller or Master Servicer, as applicable, will furnish to Administrative Agent and each Purchaser Agent, the original or a certified copy of a receipt evidencing payment thereof (or other evidence satisfactory to Administrative Agent).
(v)Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section shall survive the payment in full of Obligations hereunder.
(vi)Each Affected Party that is not a “United States person,” within the meaning of Section 7701(a)(30) of the Code, shall, to the extent it is legally entitled to do so, on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such transferee becomes a participation holder hereunder), deliver to the Master

Servicer and Administrative Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or any other applicable certificate or statement of exemption, properly completed and duly executed by such Affected Party (or such transferee) establishing that payment made to such Affected Party (or such transferee) is (i) not subject to United States Federal withholding Tax under the Code because such payments are effectively connected with the conduct by such Affected Party (or such transferee) of a trade or business in the United States, (ii) exempt or entitled to a reduction from United States Federal withholding tax under a provision of an applicable Tax treaty, or (iii) eligible for the benefits of the exemption for portfolio interest under Section 881(c) of the Code, in which case such Affected Party (or such transferee) shall also deliver a certificate to the effect that such Affected Party (or such transferee) is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Seller, within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to Seller as described in Section 881(c)(3)(C) of the Code. In addition, each such Affected Party (or such transferee) shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to, or subject to a reduced rate of, such withholding upon receipt of a written request therefor from Seller or Administrative Agent. Unless Seller and Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to, or subject to a reduced rate of, United States Federal withholding Tax, Seller or Administrative Agent shall withhold such Taxes from such payments at the applicable statutory rate as provided in Section 3.3(e)(i).
(vii)Each Affected Party that is a “United States person,” shall, on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such transferee becomes a participation holder hereunder), deliver to Seller and Administrative Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-9 or any other applicable certificate or statement of exemption properly completed and duly executed by such Affected Party establishing that payment made to such Affected Party is not subject to United States Federal backup withholding Tax under the Code. In addition, each such Affected Party shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to such withholding upon receipt of a written request therefor from Seller or Administrative Agent. Unless Seller and Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States Federal backup withholding Tax, Seller or Administrative Agent shall withhold such Taxes from such payments at the applicable statutory rate.
(viii)Each Affected Party that is entitled to any exemption or reduction of non-U.S. withholding tax with respect to any payment under this Agreement shall, on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such transferee becomes a participation holder hereunder) or upon the reasonable request of Seller or Administrative Agent, deliver to Seller and Administrative Agent such certificates, documents or other evidence as may reasonably be requested by

Seller, establishing that such payment is not subject to, or is subject to a reduced rate of, withholding. Notwithstanding anything to the contrary, the delivery of such certificates, documents or other evidence shall not be required if in the Affected Party’s reasonable judgment such completion, execution or submission would subject such Affected Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Party.
(ix)Seller (or Master Servicer, on its behalf) shall not be required to pay any additional amounts to any Affected Party in respect of any withholding Tax pursuant to paragraph (i) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Affected Party to comply with the requirements of the preceding paragraph (vi), (vii) or (viii) unless such failure is attributable to (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment or modification to or a revocation of any applicable Tax treaty or a change in official position regarding the application or interpretation thereof, in each case on or after the date such Affected Party became a party to this Agreement.
(x)Any Affected Party claiming any additional amounts payable pursuant to this Section 3.3 shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to, at the expense of Master Servicer, change the jurisdiction of its applicable lending office if such change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Affected Party, be otherwise disadvantageous to such Affected Party.
(xi)If any party determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Taxes as to which it has been indemnified pursuant to this Section, it shall promptly repay such refund to the indemnifying party (to the extent of amounts that have been paid by the indemnifying party under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes imposed with respect to such refund) of such indemnified party and without interest (other than interest paid by the relevant taxing authority with respect to such refund); provided, however, that the indemnified party, upon the request of such indemnifying party, agrees to return such refund (plus penalties, interest or other charges) to such indemnifying party in the event such indemnifying party is required to repay such refund to the applicable taxing authority. Nothing in this Section shall obligate any Affected Party to apply for any refund. Notwithstanding anything to the contrary in this paragraph (xi), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (xi) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
(xii)If a payment made to an Affected Party under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Party shall deliver to Seller and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Seller or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller or Administrative Agent as may be necessary for Seller and Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Party has complied with such Affected Party’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this paragraph (xii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(xiii)Nothing contained in this Section shall require any Affected Party to make available any of its Tax returns (or any other information relating to its Taxes which it deems to be confidential).
SECTION 3.4Treatment of Collections and Deemed Collections. Subject to Section 3.2(a), Seller shall immediately deliver to Master Servicer all Deemed Collections, and Master Servicer shall hold or distribute such Deemed Collections as Yield, accrued Master Servicing Fee, repayment of Purchasers’ Total Investment or as otherwise applicable hereunder to the same extent as if such Collections had actually been received on the date of such delivery to Master Servicer. So long as Seller or Master Servicer shall hold any Collections (including Deemed Collections) required to be paid to Master Servicer, any Purchaser, any Purchaser Agent or Administrative Agent, Seller or Master Servicer shall hold and apply such Collections in accordance with Section 1.3 and Section 3.2, as applicable, and shall clearly mark its master data processing records to reflect the same. Seller shall promptly enforce all obligations of Originators under the Sale Agreement, including, payment of Deemed Collections (as defined in the Sale Agreement).
SECTION 3.5Extension of the Purchase Termination Date. Provided that no Event of Termination, Unmatured Event of Termination or Master Servicer Termination Event exists and is continuing, no earlier than six months prior to (but no later than 60 days prior to) the then current Purchase Termination Date, Seller may request an extension of the then current Purchase Termination Date by submitting a request for an extension (each, an “Extension Request”) to Administrative Agent and each Purchaser Agent. Such Extension Request must specify (i) the new Purchase Termination Date requested by Seller and (ii) the date (which must be at least 45 days after the applicable Extension Request is delivered to Administrative Agent and each Purchaser Agent) as of which Administrative Agent, each Purchaser Agent and each Purchaser is requested to respond to such Extension Request by (each, a “Response Date”). Promptly upon receipt of an Extension Request, Administrative Agent, each Purchaser Agent and each Purchaser shall notify Seller and Administrative Agent as to whether such Person approves such Extension Request (it being understood that Administrative Agent, each Purchaser Agent and each Purchaser may accept or decline such Extension Request in its sole discretion and on such terms as it may elect). The failure of any Person to affirmatively notify the Seller of such Person’s election regarding such extension request by the applicable Response Date shall be deemed to be a refusal by such Person to grant the requested extension. In the event that any Purchaser shall approve such Extension Request, each such Purchasers and the other parties hereto that approved such Extension Request shall enter into such documents as such Persons may deem necessary or appropriate to reflect such extension with respect to such Purchasers. In the event that any Purchaser declines an Extension Request (any such declining Purchaser, an “Exiting Purchaser”), such Exiting Purchaser shall so notify Seller, Administrative Agent and each of the other parties hereto of such Exiting Purchaser’s determination. If any Committed Purchaser becomes an Exiting Purchaser, such Committed Purchaser’s Commitment shall automatically be reduced to zero on the then-current Purchase Termination Date, without giving effect to any other Purchaser’s agreement to extend the Purchase Termination Date, if any.

ARTICLE IV

FEES AND YIELD PROTECTION
SECTION 4.1Fees. From the Closing Date until the Final Payout Date, Seller and Master Servicer, jointly and severally, shall pay to Administrative Agent, each Purchaser Agent and each Purchaser, as applicable, all fees specified in the Fee Letter or any other Transaction Document in accordance with the terms of the Fee Letter, such other Transaction Document and this Agreement.
SECTION 4.2Yield Protection.
(a)If any Regulatory Change occurring or implemented after the date hereof or, without limiting the generality of the foregoing, any Specified Regulation:
(i)shall subject an Affected Party to any tax, duty or other charge with respect to any Asset Interest owned, maintained or funded by it (or its participation in any of the forgoing), or any obligations or right to make Purchases or Reinvestments or to provide funding or maintenance therefor (or its participation in any of the foregoing), or shall change the basis of taxation of payments to the Affected Party or other Indemnified Party of Purchasers’ Total Investment or Yield owned by, owed to, funded or maintained in whole or in part by it (or its participation in any of the foregoing) or any other amounts due under this Agreement in respect of the Asset Interest owned, maintained or funded by it or its obligations or rights, if any, to make or participate in Purchases or Reinvestments or to provide funding therefor or the maintenance thereof;
(ii)shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of any Affected Party, deposits or obligations with or for the account of any Affected Party or with or for the account of any Affiliate (or entity deemed by the Federal Reserve Board or other Governmental Authority to be an affiliate) of any Affected Party, or credit extended by any Affected Party;
(iii)shall impose any other condition affecting any Asset Interest owned, maintained or funded (or participated in) in whole or in part by any Affected Party, or its obligations or rights, if any, to make (or participate in) Purchases or Reinvestments or to provide (or participate in) funding therefor or the maintenance thereof;
(iv)shall change the rate for, or the manner in which the Federal Deposit Insurance Corporation (or a successor thereto) or similar Person assesses, deposit insurance premiums or similar charges which an Affected Party is obligated to pay; or
(v)shall change the amount of capital or liquidity maintained or required or requested or directed to be maintained by any Affected Party;
and the result of any of the foregoing is or would be, in each case, as determined by the applicable Purchaser Agent or the applicable Affected Party:
(A)to increase the cost to (or impose a cost on) (1) an Affected Party funding or making or maintaining any Purchases or Reinvestments, any purchases, reinvestments, or loans or other extensions of credit under any Liquidity Agreement, any Enhancement Agreement or any commitment (hereunder or under any Liquidity Agreement or any Enhancement Agreement) of such Affected Party with respect to any of the foregoing, or (2) a Program Administrator, any Purchaser Agent or Administrative Agent for continuing its relationship with any Purchaser;
(B)to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, any Liquidity Agreement or any Enhancement Agreement (or its participation in any such Liquidity Agreement or Enhancement Agreement) with respect thereto; or
(C)to reduce the rate of return on the capital of such Affected Party or its holding company as a consequence of its obligations hereunder, under any Liquidity Agreement or under any Enhancement Agreement (or its participation in any such Liquidity Agreement or Enhancement Agreement), including its funding or maintenance of any portion of the Asset Interest, or arising in connection herewith (or therewith) to a level below that which such Affected Party or its holding company could otherwise have achieved hereunder or thereunder (taking into consideration such Affected Party’s policies and the policies of such Affected Party’s holding company with respect to capital adequacy);
then, subject to Section 4.2(d) below, on the Settlement Date (or during the Liquidation Period or after the occurrence of an Event of Termination that has not been waived in accordance with the terms of this Agreement, within two (2) Business Days) following its receipt of notice from such Affected Party (or by the Administrative Agent or a Purchaser Agent on its behalf) in accordance with Section 4.2(c), Seller shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost or such reduction.
(b)Each Affected Party (or the Administrative Agent or a Purchaser Agent on its behalf), shall promptly notify Seller and Administrative Agent of any event of which it has knowledge which will entitle such Affected Party to compensation pursuant to this Section 4.2; provided, that no failure to give or delay in giving such notification shall adversely affect the rights of any Affected Party to such compensation.
(c)In determining any amount provided for or referred to in this Section 4.2, an Affected Party may use any reasonable averaging and attribution methods that it, in its sole discretion, shall deem applicable. Any Affected Party (or the Administrative Agent or a Purchaser Agent on its behalf) when making a claim under this Section 4.2 shall submit to Seller and Administrative Agent a written statement of such increased cost or reduced return, which statement, in the absence of manifest error, shall be conclusive and binding upon Seller.
(d)Failure or delay on the part of any Affected Party (or Administrative Agent or a Purchaser Agent) to demand compensation pursuant to this Section 4.2 shall not constitute a waiver of such Affected Party’s (or the Administrative Agent’s or a Purchaser Agent’s on its behalf) right to demand such compensation.
SECTION 4.3Funding Losses. If any Affected Party incurs any liability, charge, cost, loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party), at any time, as a result of (a) any settlement (including any optional or required full or partial repayment of principal) with respect to any Purchaser’s Tranche Investment of any Rate Tranche,

howsoever funded, being made on any day other than the scheduled last day of an applicable Yield Period with respect thereto, (b) any Purchase not being completed by Seller in accordance with its request therefor under Section 1.2, (c) the failure to exercise or complete (in accordance with Section 3.2(b)) any reduction in Purchasers’ Total Investment elected to be made under Section 3.2(b), (d) any reduction in Purchasers’ Total Investment elected under Section 3.2(b) exceeding the total amount of Rate Tranches, howsoever funded, with respect to which the last day of the related Yield Period is the date of such reduction or (e) any other mandatory or voluntary reduction in Purchasers’ Total Investment (including as a result of the occurrence of an Event of Termination), then, upon written notice from such Affected Party (or the Administrative Agent or a Purchaser Agent on its behalf) to Seller and Master Servicer, Seller shall pay to Master Servicer, and Master Servicer shall pay to the applicable Purchaser Agent for the account of the applicable Affected Parties, on the next Settlement Date (or during the Liquidation Period, after the occurrence of an Event of Termination that has not been waived in accordance with this Agreement, within two (2) Business Days from the receipt of such notice) the amount of such liability, charge, cost, loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding upon Seller and Master Servicer. If an Affected Party incurs any liability, charge, cost, loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party), at any time, and is not entitled to reimbursement for such liability, charge, loss or expense in the manner set forth above, such Affected Party shall individually bear such liability, charge, loss or expense without recourse to, or payment from, any other Affected Party.
ARTICLE V

CONDITIONS OF PURCHASES
SECTION 5.1Closing Date; Conditions Precedent to Initial Purchase. This Agreement shall become effective on the date hereof (the “Closing Date”), or such later date as all of the conditions in this Section 5.1 have been satisfied. The initial Purchase hereunder (and the occurrence of the Closing Date) is subject to the condition precedent that Administrative Agent shall have received, on or before the date of such Purchase, the following, each (unless otherwise indicated) dated such date or another recent date reasonably acceptable to Administrative Agent and in form and substance satisfactory to Administrative Agent:
(a)a copy of the resolutions or unanimous written consent, as applicable, of the board of directors, as the case may be, of each CHR Party required to authorize the execution, delivery and performance by it of each Transaction Document to be delivered by it hereunder and the transactions contemplated thereby (including for the Seller, customary organizational resolutions), certified by its secretary or any other authorized person;
(b)good standing certificates (or the equivalent) for each CHR Party issued by the Secretary of State (or the equivalent) of the jurisdiction in which each such entity is organized;
(c)a certificate of the secretary or assistant secretary of each CHR Party certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents, as applicable, to be delivered by it hereunder (on which certificate Administrative Agent and Purchasers may conclusively rely until such time as Administrative Agent shall receive from each CHR Party, as the case may be, a revised certificate meeting the requirements of this clause (c));

(d)copies of the certificates of incorporation or formation (or the equivalent) of each CHR Party duly certified by the Secretary of State (or the equivalent) of the jurisdiction in which each such entity is organized, together with a copy of the by-laws, limited liability company agreement (or the equivalent) of each CHR Party, all of the foregoing duly certified by the secretary or an assistant secretary of each such Person;
(e)acknowledgment copies of proper financing statements (form UCC-1), filed on or prior to the date of the initial Purchase, naming (i) each Originator as the debtor/seller of Receivables, (ii) Seller as purchaser/assignor secured party or any other authorized person and (iii) Administrative Agent as secured party/total assignee of Seller; and/or other similar instruments or documents as may be necessary or, in the reasonable opinion of Administrative Agent or any Purchaser Agent, desirable under the UCC or any comparable Law of all appropriate jurisdictions to perfect Seller’s and Administrative Agent’s, on behalf of the Affected Parties’, interests in the Pool Receivables originated by each such Originator and the Related Assets and Collections on, and other proceeds of, the foregoing;
(f)acknowledgment copies of proper financing statements (form UCC-1), filed on or prior to the date of the initial Purchase, naming (i) Seller as the debtor/seller of Receivables or any interest therein, and (ii) Administrative Agent as the secured party/purchaser; or other similar instruments or documents as may be necessary or, in the reasonable opinion of Administrative Agent or any Purchaser Agent, desirable under the UCC or any comparable Law of all appropriate jurisdictions to perfect Administrative Agent’s, on behalf of the Affected Parties’, interests in the Pool Receivables and the Related Assets and Collections on, and other proceeds of, the foregoing;
(g)a search report by a nationally recognized search firm provided in writing to Administrative Agent by Master Servicer listing all financing statements, state and federal tax or ERISA liens and judgments that name Seller, Master Servicer or any Originator as debtor and that are filed in the jurisdictions in which filings were made pursuant to the Transaction Documents and in such other jurisdictions that Administrative Agent shall reasonably request, together with copies of such financing statements (none of which shall cover any Pool Receivables or Related Assets);
(h)copies of proper termination statements (form UCC-3) and release documentation each in form and substance reasonably satisfactory to Administrative Agent with respect to any financing statement included in the search report described in clause (g) above, to the extent that any such financing statement set forth therein covers any Pool Receivables or Related Assets;
(i)duly executed copies of Lock-Box Agreements with each Lock-Box Bank;
(j)favorable opinions (including with respect to creation of security interests (under New York Law) and perfection of security interests, non-consolidation and true sale; and other standard corporate opinions including with respect to enforceability, legality, no conflicts with Law, no conflict with material agreements, Investment Company Act and Volcker Rule matters) of special counsel to the CHR Parties; and favorable opinions (including with respect to certain corporate matters) of special counsel to the Performance Guarantor;
(k)completion of satisfactory due diligence by the Purchasers, Purchaser Agents and the Administrative Agent;

(l)a pro forma Information Package, prepared in respect of the proposed initial Purchase, assuming an initial Cut-Off Date of October 31, 2021;
(m)execution of the Transaction Documents;
(n)payment by CHR or Seller of each Purchaser’s and Administrative Agent’s expenses, to the extent set forth herein and in the other Transaction Documents;
(o)Internal Revenue Service Form W-9 of the Seller and each Originator; and
(p)such other agreements, instruments, certificates, opinions and other documents as Administrative Agent may reasonably request.
SECTION 5.2Conditions Precedent to All Purchases and Reinvestments. Each Purchase (including the initial Purchase) and each Reinvestment hereunder shall be subject to the further conditions precedent that on the date of such Purchase or Reinvestment, the following statements shall be true (and Seller, by accepting the amount of such Purchase or by receiving the proceeds of such Reinvestment, shall be deemed to have certified that):
(a)each of the representations and warranties contained in Article VI hereof, in the Sale Agreement and in each other Transaction Document are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (except to the extent such representations and warranties explicitly refer solely to an earlier date, in which case they shall be true and correct as of such earlier date);
(b)no event has occurred and is continuing, or would result from such Purchase or Reinvestment, that constitutes an Event of Termination, an Unmatured Event of Termination, a Master Servicer Termination Event or an Unmatured Master Servicer Termination Event;
(c)Seller has provided to Administrative Agent and each Purchaser Agent all documentation and other information requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, and such documentation included a Beneficial Ownership Certification in relation to Seller if Seller then qualifies as a Legal Entity Customer under the Beneficial Ownership Regulation;
(d)after giving effect to such proposed Purchase or Reinvestment, (i) the Purchasers’ Total Investment will not exceed the Purchasers’ Total Commitment, (ii) the sum of the Purchasers’ Total Investment and the Required Reserves will not exceed the Net Portfolio Balance and (iii) the Purchaser Group Investment of each Purchaser Group will not exceed its respective Purchaser Group Commitment; and
(e)the Purchase Termination Date has not occurred.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
SECTION 6.1Representations and Warranties of Seller. Seller represents and warrants, as of the date hereof and as of each date on which a Purchase or Reinvestment is made, as follows:

(a)Organization and Good Standing. It has been duly and solely organized in, and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware, with limited liability company power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted and will be conducted as contemplated herein and had at all relevant times, and now has, all necessary power, authority, and legal right to acquire and own the Pool Receivables and Related Assets.
(b)Due Qualification. It is in good standing in the State of Delaware, and has obtained all necessary licenses, approvals and qualifications, if any, in connection with its execution and delivery of the Transaction Documents to which it is a party, the purchase of the Receivables pursuant to the Sale Agreement and the performance by it of its obligations contemplated in the Transaction Documents, except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)Power and Authority; Due Authorization. It (i) has all necessary limited liability company power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party in any capacity, (B) carry out the terms of and perform its obligations under the Transaction Documents applicable to it, (C) acquire the Pool Receivables and Related Assets pursuant to the Sale Agreement and own, sell, pledge, hold, maintain, collect and service the Pool Receivables and Related Assets; and (D) sell and assign the Asset Interest on the terms and conditions herein provided and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party in any capacity and the sale and assignment of the Asset Interest on the terms and conditions herein provided.
(d)Valid Sale; Binding Obligations. This Agreement constitutes an absolute and irrevocable valid sale, transfer, and assignment of the Asset Interest to Administrative Agent (on behalf of each Purchaser) free and clear of any Adverse Claim, for the benefit of Purchasers, or, alternatively, a granting of a valid security interest in the Asset Interest to Administrative Agent (on behalf of the Affected Parties), enforceable against creditors of, and purchasers from, Seller; and this Agreement constitutes, and each other Transaction Document to be signed by Seller when duly executed and delivered by it will constitute, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law.
(e)No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach or (without notice or lapse of time or both) a default under, (A) its certificate of formation or limited liability company agreement, or (B) any indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which Seller is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of Seller’s properties pursuant to the terms of any such indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, other than any Adverse Claim created in connection with this Agreement and the other Transaction Documents or (iii) violate any Law applicable to it or any of its properties, if such violation of Law could reasonably be expected to have a Material Adverse Effect.
(f)No Proceedings. There are no proceedings or investigations pending, or to its knowledge threatened, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the sale and assignment of any portion of the Asset Interest or the consummation of the purposes of this Agreement or of any of the other Transaction Documents, (iii) seeking any determination or ruling that has had or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iv) seeking to adversely affect, or in which there is a reasonable likelihood of a determination adversely affecting, in either case, the federal income tax attributes of the Purchases or Reinvestments hereunder.
(g)Bulk Sales Act. No transaction contemplated hereby requires compliance by it with any bulk sales act or similar Law.
(h)Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Document or the transactions contemplated thereby, except for the filing of the UCC financing statements referred to in Article V, all of which, at the time required in Article V, shall have been duly made and shall be in full force and effect.
(i)Litigation. No injunction, decree or other decision has been issued or made by any Governmental Authority against Seller or its properties, and no threat by any Person has been made to attempt to obtain any such decision against it or its properties.
(j)Use of Proceeds. The use of all funds obtained by Seller under this Agreement will not conflict with or contravene any of Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System.
(k)Quality of Title. Seller has acquired, for fair consideration and reasonably equivalent value, all of the right, title and interest of the applicable Originator in each Pool Receivable and the Related Assets. Each Pool Receivable and the Related Assets, is owned by Seller free and clear of any Adverse Claim; when Administrative Agent, for the benefit of Purchasers or any Purchaser makes a Purchase or Reinvestment, as applicable, it shall have acquired and shall at all times thereafter continuously maintain a valid and perfected ownership free of any Adverse Claim or first priority perfected security interest in each Pool Receivable, together with the Related Assets and Collections and proceeds of the foregoing, free and clear of any Adverse Claim; and no financing statement or other instrument similar in effect covering any Pool Receivable, any interest therein and the Related Assets is on file in any recording office except such as may be filed (i) in favor of any Originator or Seller in accordance with the Contracts or any Transaction Document (and assigned to Administrative Agent) or (ii) in favor of any Purchaser or Administrative Agent in accordance with this Agreement or any Transaction Document.
(l)Accurate Reports. No Information Package or any other information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of any CHR Party or any of their respective Affiliates to Administrative Agent, any Purchaser, any Purchaser Agent or any other Affected Party in connection with this Agreement or the other Transaction Documents: (i) was or will be untrue or inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed in writing to such Affected Party at such time) as of the date so furnished or (ii) contained or will contain when furnished any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading. The information included in any KYC Package or delivered in connection with a KYC Request is true and correct in all respects as of the date thereof.
(m)UCC Details. Seller’s true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization and the location of its chief executive office and principal place of business are specified in Schedule 6.1(m), its federal employer identification number, if any, specified in the Internal Revenue Service Form W-9 provided to the Administrative Agent pursuant to Section 5.1 and the offices where Seller keeps all its Records are located at the addresses specified in Schedule 6.1(m) (or at such other locations, notified to Administrative Agent in accordance with Section 7.1(f)), in jurisdictions where all action required by Section 8.5 has been taken and completed. Except as described in Schedule 6.1(m), Seller has no, and has never had any, trade names, fictitious names, assumed names or “doing business as” names and Seller has never changed the location of its chief executive office or its true legal name, identity or corporate structure. Seller is organized only in a single jurisdiction.
(n)Lock-Box Accounts. The names and addresses of all of the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts of Seller at such Lock-Box Banks, are specified in Schedule 6.1(n).
(o)Eligible Receivables. Each Receivable included in the Net Portfolio Balance as an Eligible Receivable on the date of any Purchase or Reinvestment or on the date of any Information Package shall be an Eligible Receivable on such date. Upon and after giving effect to any Purchase or Reinvestment to be made on such date, sufficient Eligible Receivables exist in the Receivables Pool such that the sum of Purchasers’ Total Investment and the Required Reserves on such date does not exceed the Net Portfolio Balance on such date.
(p)No Disclosure Required. Under applicable Law, Seller is not required to file a copy of this Agreement or any other Transaction Document with any Governmental Authority except for (i) as required by the SEC or any rules and regulations promulgated by the SEC or (ii) the filing of the UCC financing statements referred to in Article V, all of which, at the time required in Article V, shall have been duly made and shall be in full force and effect.
(q)Nature of Pool Receivables. The purchase of Pool Receivables (or an interest therein) with the proceeds of Commercial Paper Notes or otherwise pursuant to the terms hereof does not constitute a Security.
(r)Adverse Change. Since December 31, 2020, there has been no material adverse change in the value, validity, enforceability, collectability or payment history of all or a material portion of any Originator’s receivables or of the Pool Receivables, and (ii) since Seller’s date of formation, there has been no Material Adverse Effect with respect to Seller.
(s)Credit and Collection Policies. It has engaged Master Servicer to service the Pool Receivables and Related Assets in accordance with the Credit and Collection Policies and all applicable Law, and such policies have not changed in any material respect since the Closing Date, except as permitted under Sections 7.3(c) and 7.6(b).

(t)Financial Information. All financial statements of Seller delivered to Administrative Agent in accordance with Section 7.2(a) were prepared in accordance with GAAP in effect on such date such statements were prepared and fairly present in all material respects the financial position of Seller and its results of operations as of the date and for the period presented or provided (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments), as applicable.
(u)Investment Company Act, Etc. Seller is not required to register as an “Investment Company” under (and as defined in) the Investment Company Act. Seller is not a “covered fund” under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder (the “Volcker Rule”).  In determining that Seller is not a “covered fund” under the Volcker Rule, Seller is entitled to rely on the exemption from the definition of “investment company” set forth in Section 3(c)(5)(A) or (B) of the Investment Company Act.
(v)No Other Obligations. Seller does not have outstanding any security of any kind except membership interests issued to CHR in connection with its organization and the Subordinated Notes, if any, and has not incurred, assumed, guaranteed or otherwise become directly or indirectly liable for, or in respect of, any Debt and no Person has any commitment or other arrangement to extend credit to Seller, in each case, other than as will occur in accordance with the Transaction Documents.
(w)Representations and Warranties in Other Transactions Documents. Seller hereby makes for the benefit of Administrative Agent, each Purchaser Agent and each Purchaser all of the representations and warranties it makes, in any capacity, in the other Transaction Documents to which it is a party as if such representations and warranties (together with the related and ancillary provisions) were set forth in full herein.
(x)Ordinary Course of Business. Each remittance of Collections by or on behalf of Seller pursuant to the Transaction Documents and any related accounts of amounts owing hereunder in respect of the Purchases will have been (i) in payment of a debt incurred by Seller in the ordinary course of business or financial affairs of Seller and (ii) made in the ordinary course of business or financial affairs of Seller.
(y)Tax Status. Seller has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP and as to which no Adverse Claim exits.
(z)Disregarded Entity.    Seller is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 that is disregarded as separate from a United States person within the meaning of Section 7701(a)(30) of the Code and is not and will at all relevant times not be required to withhold or otherwise be subject to liability under Sections 1441, 1445 and 1461 of the Code.
(aa)[Reserved].
(ab)Anti-Corruption Laws and Sanctions. Each CHR Party has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by it and its directors, officers, employees and agents with Anti-Corruption

Laws and applicable Sanctions. Each CHR Party, its Affiliates and Subsidiaries and their respective officers, employees, directors and, to the Seller's knowledge, agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. No CHR Party, nor any Person directly or indirectly controlling or controlled by a CHR Party, or any Affiliate of any of the foregoing, (a) is a Sanctioned Entity; (b) is controlled by or is acting on behalf of a Sanctioned Entity; (c) to its knowledge is under investigation for an alleged breach of Sanction(s) by any Governmental Authority that enforces Sanctions; or (d) will fund any payment in connection with a Purchase or Reinvestment with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause the Administrative Agent, any Affected Party or any other party to this Agreement to be in breach of any Sanctions. The transactions contemplated by this Agreement will not violate Anti-Corruption Laws or applicable Sanctions.
(ac)[Reserved].
(ad)Solvency. After giving effect to any Purchase or Reinvestment contemplated on such date, the Seller is Solvent.
(ae)Opinions. The facts regarding each CHR Party, the Receivables, the Related Assets and the related matters set forth or assumed in each of the true sale and non-consolidation opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
(af)No Event of Termination. No event has occurred and is continuing and no condition exists, or would result from any Purchase or Reinvestment or from the application of proceeds therefrom, that constitutes or may reasonably be expected to constitute an Event of Termination, an Unmatured Event of Termination, a Master Servicer Termination Event or an Unmatured Master Servicer Termination Event.
(ag)Beneficial Ownership Regulation. The Seller is an entity that is organized under the laws of the United States or of any state thereof and at least 51 percent of whose common stock or analogous equity interest is owned by a Person whose common stock or analogous equity interests are listed on the New York Stock Exchange or the American Stock Exchange or has been designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Regulation.
(ah)Prior Securitization. Between the Formation Date and the date hereof, Seller was in compliance in all material respects with each of covenants set forth in Section 7.8 of the Prior Receivables Purchase Agreement. Seller has no further duties or obligations to any Person under any of the Prior Securitization Documents or in connection with the Prior Securitization.
(ai)Unsold Receivables. Each Unsold Receivable and the proceeds thereof, are owned by an Originator (or an Affiliate thereof) free and clear of any Adverse Claim (other than an Adverse Claim held by a Person who is then party to an Intercreditor Agreement that is in form and substance satisfactory to the Administrative Agent).
(aj)Interline Trust. No Interline Relationship has been established by any CHR Party (or any Affiliate thereof) with any third-party carrier.

SECTION 6.2Representations and Warranties of Master Servicer. CHR, individually and when acting as Master Servicer, represents and warrants as of the date hereof and as of each date on which a Purchase or Reinvestment is made as follows:
(a)Organization and Good Standing. It has been duly organized and is validly existing as a corporation in good standing under the Laws of its jurisdiction of organization, with corporate power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, except to the extent that such failure could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Due Qualification. It is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Pool Receivables) requires such qualifications, licenses or approvals, except where the failure to be in good standing or to hold any such qualifications, licenses and approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)Power and Authority; Due Authorization. It (i) has all necessary corporate power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party in any capacity, (B) carry out the terms of and perform its obligations under the Transaction Documents applicable to it, and (C) service the Pool Receivables and Related Assets in accordance with the provisions hereof and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party in any capacity and the servicing of the Pool Receivables in accordance with the provisions hereof.
(d)Binding Obligations. This Agreement constitutes, and each other Transaction Document to be signed by it when duly executed and delivered by it will constitute, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law.
(e)No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof and thereof by it will not (i) conflict with, result in any breach or (without notice or lapse of time or both) a default under, (A) its articles or certificate of incorporation or by-laws, or (B) any indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument other than any Adverse Claim created in connection with this Agreement and the other Transaction Documents or (iii) violate any Law applicable to it or any of its properties, except in the case of clause (i)(B), (ii) or (iii), where such conflict, breach, default, Adverse Claim or violation could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(f)No Proceedings. There are no proceedings or investigations pending, or to the knowledge of any of its officers, threatened before any Governmental Authority (i)

asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the servicing of the Receivables by it or the consummation of the purposes of this Agreement or of any of the other Transaction Documents, (iii) seeking any determination or ruling that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iv) seeking to adversely affect, or in which there is a reasonable likelihood of a determination adversely affecting, in either case, the federal income tax attributes of the Purchases or Reinvestments hereunder or (vi) that would prevent it from conducting its business operations relating to the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents. No injunction, decree or other decision has been issued or made by any Governmental Authority against it or its properties that prevents it from conducting its business operations relating to the Receivables or the performance of its duties and obligations hereunder or under the other Transaction Documents.
(g)Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Document or the transactions contemplated thereby, except for the filing of the UCC financing statements referred to in Article V, all of which, at the time required in Article V, shall have been duly made and shall be in full force and effect.
(h)Financial Condition. All financial statements of CHR and its consolidated Subsidiaries (including the notes thereto) delivered to Administrative Agent and each Purchaser Agent pursuant to Section 7.2(a) were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition, business, business prospects and operations of CHR and its consolidated Subsidiaries as of the date and for the period presented or provided (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments). Since December 31, 2020, there has been no change in the business, property, operation or financial condition of the Master Servicer and its Subsidiaries which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(i)Accurate Reports. No Information Package or any other written information, exhibit, financial statement, document, book, record or report furnished by any CHR Party or any of their respective Affiliates to Administrative Agent, any Purchaser, any Purchaser Agent or any other Affected Party in connection with this Agreement or the other Transaction Documents: (i) was or will be untrue or inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed in writing to such Affected Party at such time) as of the date so furnished or (ii) contained or will contain when furnished any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading; provided, however, that with respect to projected financial information and information of a general economic or industry specific nature, the Master Servicer represents only that such information has been prepared in good faith based on assumptions believed by the Master Servicer to be reasonable. The information included in any KYC Package or delivered in connection with a KYC Request is true and correct in all respects as of the date thereof.
(j)Lock-Box Accounts. The names and addresses of all of the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule 6.1(n).

(k)Servicing Programs. No license or approval is required for Administrative Agent’s use of any software or other computer program used by Master Servicer, any Originator or any Sub-Servicer in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.
(l)No Disclosure Required. Under applicable Law, it is not required to file a copy of this Agreement or any other Transaction Document with any Governmental Authority except for (i) as required by the SEC or any rules and regulations promulgated by the SEC or (ii) the filing of the UCC financing statements referred to in Article V, all of which, at the time required in Article V, shall have been duly made and shall be in full force and effect.
(m)Credit and Collection Policies; Law. It has complied with the Credit and Collection Policies in all material respects and such policies have not changed in any material respect since the Closing Date except as permitted under Sections 7.3(c) and 7.6(b). It has complied with all applicable Law except where such noncompliance could not reasonably be expected to have a Material Adverse Effect.
(n)Investment Company Act. Master Servicer is not required to register as an “Investment Company” under (and as defined in) the Investment Company Act.
(o)ERISA. Each CHR Party and their respective ERISA Affiliates (i) have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan; (ii) are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan; (iii) have not incurred any liability to the Pension Benefit Guaranty Corporation or to any Plan under Title IV of ERISA, other than a liability to the Pension Benefit Guaranty Corporation for premiums under Section 4007 of ERISA; (iv) have not incurred any liability to the Pension Benefit Guaranty Corporation or to any Plan under Title IV of ERISA with respect to a plan termination under Section 4041 of ERISA; and (v) have not incurred any Withdrawal Liability to a Multiemployer Plan. No steps have been taken by any Person to terminate any Plan the assets of which are not sufficient to satisfy all of its benefit liabilities under Title IV of ERISA.
(p)Adverse Change in Receivables. Since December 31, 2020, there has been no material adverse change in the value, validity, enforceability, collectability or payment of its receivable or of all or a material portion of the Pool Receivables.
(q)Tax Status. Master Servicer has (i) timely filed all tax returns (federal, state and local) required to be filed and (ii) paid or caused to be paid all taxes, assessments and other governmental charges, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP and as to which no Adverse Claim exists except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(r)[Reserved].
(s)Anti-Corruption Laws and Sanctions. Each CHR Party has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by it and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Each CHR Party, its Affiliates and Subsidiaries and their respective officers, employees, directors and, to the Master Servicer's knowledge, agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. No CHR Party, nor any Person directly or indirectly controlling or controlled by a CHR Party, or any Affiliate of any of the foregoing, (a) is a Sanctioned Entity; (b) is controlled by or is acting on behalf of a Sanctioned Entity; (c) to its knowledge is under investigation for an alleged breach of Sanction(s) by any Governmental Authority that enforces Sanctions; or (d) will fund any payment in connection with a Purchase or Reinvestment with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause the Administrative Agent, any Affected Party or any other party to this Agreement to be in breach of any Sanctions. The transactions contemplated by this Agreement will not violate Anti-Corruption Laws or applicable Sanctions.
(t)Opinions. The facts regarding each CHR Party, the Receivables, the Related Assets and the related matters set forth or assumed in each of the true sale and non-consolidation opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
(u)No Event of Termination. No event has occurred and is continuing and no condition exists, or would result from any Purchase or Reinvestment or from the application of proceeds therefrom, that constitutes or may reasonably be expected to constitute an Event of Termination, an Unmatured Event of Termination, a Master Servicer Termination Event or an Unmatured Master Servicer Termination Event.
(v)Prior Securitization. Between the Formation Date and the date hereof, Seller was in compliance in all material respects with each of covenants set forth in Section 7.8 of the Prior Receivables Purchase Agreement. Seller has no further duties or obligations to any Person under any of the Prior Securitization Documents or in connection with the Prior Securitization.
(w)Unsold Receivables. Each Unsold Receivable and the Related Assets, are owned by an Originator (or an Affiliate thereof) free and clear of any Adverse Claim (other than an Adverse Claim held by a Person who is then party to an Intercreditor Agreement that is in form and substance satisfactory to the Administrative Agent).
(x)Interline Trust. No Interline Relationship has been established by any CHR Party (or any Affiliate thereof) with any third-party carrier.
ARTICLE VII

GENERAL COVENANTS OF SELLER AND MASTER SERVICER
SECTION 7.1Affirmative Covenants of Seller. From the date hereof until the Final Payout Date, Seller shall, unless each Consent Party shall otherwise consent in writing pursuant to Section 13.1:
(a)Compliance with Laws, Etc. Comply in all respects with all applicable Laws with respect to it, the Pool Receivables and each of the related Contracts.
(b)Preservation of Existence. Preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction except where the failure to qualify or preserve or maintain such existence, rights, franchises or privileges could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)Inspections. (i) From time to time, upon reasonable notice and during regular business hours permit each Purchaser, Purchaser Agent, Administrative Agent and any of their respective agents, regulator or representatives including certified public accountants or other auditors or consultants acceptable to Administrative Agent, such Purchaser Agent or such Purchaser, as applicable (at the sole cost and expense of Seller), (A) to examine and make copies of and abstracts from all Records in the possession or under the control of Seller or its Affiliates or agents, and (B) to visit the offices and properties of Seller or its agents for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Pool Receivables or Seller’s performance hereunder with any of the officers or employees of Seller or its Affiliates having knowledge of such matters; and (ii) without limiting the provisions of clause (i) above, from time to time on request of Administrative Agent, permit certified public accountants or other consultants or auditors acceptable to Administrative Agent to conduct, at Seller’s expense, a review of Seller’s books and records relating to Pool Receivables; provided that, unless an Event of Termination or Unmatured Event of Termination shall have occurred that has not been waived in accordance with this Agreement at the time any such audit/inspection is requested, Seller shall only be required to reimburse any Person for costs and expenses related to two such audit/inspections during any calendar year.
(d)Keeping of Records and Books of Account; Delivery. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including (i) an ability to recreate records evidencing the Pool Receivables and Related Assets in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose and (ii) procedures to identify and track sales with respect to, and collections on, Excluded Receivables and Unsold Receivables), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information necessary or advisable for the collection of all Pool Receivables and Related Assets and the identification and reporting of all Excluded Receivables and Unsold Receivables (including records adequate to permit the daily identification of each new Pool Receivable, Unsold Receivable and Excluded Receivable and all Collections of and adjustments to each existing Pool Receivable, Unsold Receivables and Excluded Receivable received, made or otherwise processed on that day). At any time after the occurrence of an Event of Termination that has not been waived in accordance with this Agreement or an Unmatured Event of Termination, upon the request of Administrative Agent, deliver or cause Master Servicer to deliver the originals of all Contracts to Administrative Agent or its designee, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Receivable against the Obligor thereof.
(e)Performance and Compliance with Pool Receivables and Contracts. At its expense, timely and fully perform and comply with all provisions and covenants required to be observed by it under the Contracts and the Pool Receivables, unless an Originator or Seller makes a Deemed Collection payment in respect of the entire Unpaid Balance thereof in accordance with Section 3.2 of the Sale Agreement.
(f)Location of Records. Keep its chief place of business and chief executive office, and the offices where it keeps its Records (and all original documents relating thereto), at the address(es) of Seller referred to in Section 6.1(m) or, upon 30 days’ prior written notice to Administrative Agent, at such other locations in jurisdictions where all action required by Section 8.5 shall have been taken and completed.

(g)Credit and Collection Policies. Cause Master Servicer to service the Pool Receivables and Related Assets in accordance with the Credit and Collection Policies in all material respects and not agree to any material changes thereto except as permitted under Sections 7.3(c) and 7.6(b).
(h)Collections. Instruct or cause Master Servicer to instruct all Obligors to cause all Collections of Pool Receivables to be deposited directly in a Lock-Box Account covered by a Lock-Box Agreement. In the event Seller or any of its Affiliates receives any Collections (or any insurance payments that Seller or Master Servicer receives with respect to amounts owed in respect of Pool Receivables and net proceeds of sale or other disposition of repossessed goods or other collateral or property of any Obligor or any other party directly or indirectly liable for payment of any Pool Receivable and available to be applied to the payment of any Pool Receivable), they will deposit such Collections in a Lock-Box Account covered by a Lock-Box Agreement within two (2) Business Days of such receipt. If any such funds other than Collections on Pool Receivables are deposited or transferred into a Lock-Box Account, Seller (or the Master Servicer on its behalf) shall within two (2) Business Days of receipt, transfer such funds out of such Lock-Box Account.
(i)Right and Title. Hold all right, title and interest in each Pool Receivable, except to the extent that any such right, title or interest has been transferred or granted to Administrative Agent (on behalf of Purchasers).
(j)Transaction Documents. Without limiting any of Seller’s covenants or agreements set forth herein or in any other Transaction Document, comply with each and every of its covenants and agreements under each Transaction Document to which it is a party in any capacity and its certificate of formation and limited liability company agreement.
(k)Enforcement of Sale Agreement. On its own behalf and on behalf of Purchasers, Purchaser Agents and Administrative Agent, shall (x) promptly enforce all covenants and obligations of each Originator contained in the Sale Agreement and (y) deliver to Administrative Agent all consents, approvals, directions, notices and waivers and take other actions under the Sale Agreement as may be reasonably directed by Administrative Agent.
(l)Filing of Financing Statements. Within one (1) Business Day hereof, Seller shall (i) cause the financing statements described in Sections 5.1(e), (f) and (h), to be duly filed in the appropriate jurisdictions and (ii) provide Administrative Agent with acknowledgment copies of all financing statements described in Sections 5.1(e), (f) and (h).
(m)[Reserved].
(n)Anti-Corruption Laws and Anti-Money Laundering Laws. Each CHR Party, each Person directly or indirectly controlling a CHR Party, each Person directly or indirectly controlled by a CHR Party and each other Affiliate of any of the foregoing shall (i) comply with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws; (ii) maintain policies and procedures reasonably designed to promote and achieve compliance with all applicable Anti-Money Laundering and Anti-Corruption Laws in all material respects; and (iii) ensure it does not use any of the Purchase or Reinvestment in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(o)Regulation W. Seller agrees to respond promptly to any reasonable requests for information related to its use of Purchase proceeds to the extent required by any Purchaser in connection with such Purchaser’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223). Seller shall not to its actual knowledge use the proceeds of any Purchase hereunder to purchase any asset or securities from any Purchaser’s “affiliate” as such term is defined in 12 C.F.R. Part 223. In connection with each request for a Purchase hereunder, Seller shall be deemed to have represented and warranted to Administrative Agent and each Purchaser Agent on the date such Purchase is made that, to its actual knowledge, as of such date, the proceeds of such Purchase will not be used by Seller to, directly or indirectly, either (x) purchase any asset or securities from any Purchaser’s “affiliate” as such term is defined in 12 C.F.R. Part 223 or (y) invest in any fund sponsored by a Purchaser or Affiliate thereof.
(p)Excluded Collections Commingling. Ensure that for each calendar month, that no more than $50,000,000 in the aggregate of Excluded Collections are directly or indirectly deposited into the Lock-Box Accounts during such calendar month.
(q)Commingling. Ensure that for each Settlement Period, that the Redirection Ratio for such Settlement Period exceeds (i) if such Settlement Period commences on or after June 30, 2022 (but prior to the date set forth in the following clause (ii)), 50.0% or (ii) if such Settlement Period commences on or after September 30, 2022, 98.0%.
SECTION 7.2Reporting Requirements of Seller. From the date hereof until the Final Payout Date, Seller shall furnish or cause to be furnished to Administrative Agent and each Purchaser Agent each of the following:
(a)Financial Statements. As soon as available and in any event within 90 days after the end of the fiscal year of Seller, copies of the annual income statement and balance sheet of Seller, prepared in conformity with GAAP, duly certified by a Designated Financial Officer of Seller with respect to such fiscal year.
(b)ERISA. (i) Promptly after the filing or receiving thereof, copies of (I) all reports and notices with respect to any Reportable Event with respect to any Plan, which any CHR Party or any of their respective ERISA Affiliates files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which CHR Party or any of their respective ERISA Affiliates receives from the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor, and (II) all reports and documents which it files under any other applicable pension benefits legislation that relate to matters concerning, or that would or could, individually or in the aggregate, reasonably be expected to affect, the Receivables (including the value, the validity, the collectability, or the enforceability thereof), the transactions contemplated by the Transaction Documents, or the performance of Seller (or any of its Affiliates), or the ability of Seller (or any of its Affiliates) to perform, thereunder.
(ii)Promptly after Seller becomes aware of the occurrence of any of the events listed in clauses (1) through (5) below, a notice indicating that such event has occurred:
(1)the Secretary of the Treasury issues a notice to Seller that a Plan has ceased to be a plan described in Section 4021(a)(2) of Title IV of

ERISA or when the Secretary of Labor determines that any such plan is not in compliance with Title I of ERISA;
(2)the Secretary of the Treasury determines that there has been a termination or a partial termination within the meaning of Section 411(d)(3) of the Code or Section 4041 of ERISA of any Plan;
(3)any Plan fails to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA;
(4)any Plan is unable to pay benefits thereunder when due; or
(5)Seller or any of its ERISA Affiliates liquidates in a case under the Bankruptcy Code, or under any similar Law as now or hereafter in effect.
(c)Events of Termination. Notice of the occurrence of any Event of Termination, Unmatured Event of Termination, Master Servicer Termination Event or Unmatured Master Servicer Termination Event, accompanied by a written statement of an appropriate officer of Seller setting forth details of such event and the action that Seller proposes to take with respect thereto, such notice to be provided promptly (but not later than two (2) Business Days) after Seller obtains knowledge of any such event.
(d)Litigation. Promptly, and in any event within three (3) Business Days of Seller’s knowledge thereof, notice of (i) any litigation, investigation or proceeding (including a contingency thereof) initiated against Seller and (ii) any material adverse development in previously disclosed litigation.
(e)Agreed Upon Procedures Report. Not later than thirty (30) days following Administrative Agent’s delivery to Seller of a written request therefor (at the sole cost and expense of Seller), a report of an accounting firm or consulting firm reasonably acceptable to Administrative Agent, addressed to Administrative Agent and each Purchaser Agent and setting forth the results of such firm’s performance of agreed upon procedures with respect to the performance of Master Servicer for the prior fiscal year or twelve (12) calendar month period, as requested by Administrative Agent. The scope of the above agreed upon procedures report shall be as reasonably requested by Administrative Agent. Notwithstanding the foregoing, so long as no Unmatured Event of Termination or Event of Termination has occurred, Seller shall not be required to deliver the foregoing agreed upon procedures report more than once in any twelve (12) calendar month period. In addition, Seller shall cooperate with Master Servicer and the designated accountants or consultants for each annual agreed upon procedures report required pursuant to this Section 7.2(e) and Section 7.5(f).
(f)Change in Credit and Collection Policies or Business. At least fifteen (15) days prior to (i) the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a description or, if available, a copy of the Credit and Collection Policy then in effect and a written notice (A) indicating such change or amendment and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectability of the Pool Receivables or decrease the credit quality of any newly created Pool Receivables, requesting Administrative Agent’s consent thereto and (ii) Seller making any change or changes in the character of its business, written notice indicating such change and requesting Administrative Agent’s consent thereto.

(g)Change in Accountants or Accounting Policy. Prompt notice of any change in (i) the external accountants of any CHR Party, (ii) any accounting policy of Seller or (iii) any material accounting policy of Originators that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which either the Seller or any Originator accounts for the Pool Receivables or the transactions contemplated hereby shall be deemed “material” for such purpose).
(h)Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of Seller as Administrative Agent or any Purchaser Agent may from time to time reasonably request in order to protect the interests of Administrative Agent, any Purchaser Agent or any Purchaser under or as contemplated by this Agreement or any other Transaction Document or to comply with any Law or any Governmental Authority.
(i)Notices Under Sale Agreement. A copy of each notice received by Seller from an Originator pursuant to any provision of the Sale Agreement.
(j)Included Region. Promptly, from time to time, notice of any expansion, contraction, change, reorganization, merger or other corporate, organizational or other structural change to any Included Region that would result in any receivables originated by any Originator not being considered Receivables under this Agreement.
(k)Included Branch. Promptly, from time to time, notice of any expansion, contraction, change, reorganization, merger or other corporate, organizational or other structural change to the branches of the Originators that are included in any Included Region.
(l)Change in Seller Status or Beneficial Ownership Information. Promptly, notice of any change that would result in a change to the status of the Seller as an excluded “Legal Entity Customer” under the Beneficial Ownership Regulation or the information contained in the most recent Beneficial Ownership Certification provided to any Affected Party.
SECTION 7.3Negative Covenants of Seller. From the date hereof until the Final Payout Date, Seller shall not, without the prior written consent of each Consent Party pursuant to Section 13.1, do or permit to occur any act or circumstance with which it has covenanted not to do or permit to occur in any Transaction Document to which it is a party in any capacity, and:
(a)Sales, Adverse Claims, Etc. Except as otherwise explicitly provided herein or in the Sale Agreement, sell, assign or otherwise dispose of, or create or suffer to exist any Adverse Claim (by operation of Law or otherwise) upon or with respect to, any of its assets (including any Pool Receivable or Related Assets or any proceeds of any of the foregoing, or any interest therein, or any Lock-Box Account to which any Collections of any of the foregoing are sent, or any right to receive income or proceeds from or in respect of any of the foregoing).
(b)Extension or Amendment of Receivables. Except as permitted under Section 8.2(b), extend, amend or otherwise modify the terms of any Pool Receivable or amend, modify or waive any term or condition of any related Contract, in each case unless a corresponding Deemed Collection payment in respect of the related Pool Receivable is made, in full, in connection therewith.

(c)Change in Credit and Collection Policies, Business or Organizational Documents. (i) Make or consent to any change in the Credit and Collection Policies that could reasonably be expected to impair the value, validity, collectability or enforceability of, or increase the days-to-pay or Dilution with respect to, any Pool Receivable or otherwise make any material change thereto without the prior written consent of each Consent Party (such consent not to be unreasonably withheld, and the Administrative Agent, on behalf of the Consent Parties, shall respond to such request for consent within 10 Business Days after receipt of sufficient notification from Master Servicer or Seller), (ii) make any change in the character of its business or amend, waive or otherwise modify its limited liability company agreement or certificate of formation or (iii) amend, waiver or otherwise modify any other Transaction Document to which the Seller is a party or consent to any amendment, waiver or modification of any Transaction Document.
(d)Change in Payment Instructions to Obligors. Deposit Collections or cause Collections to be deposited in any lock-box or account other than a Lock-Box Account covered by a Lock-Box Agreement; provided, that a Lock-Box Account may not be terminated unless the payments from Obligors that are being sent to such Lock-Box Account will, upon termination of such Lock-Box Account and at all times thereafter, be deposited in a separate Lock-Box Account covered by a Lock-Box Agreement.
(e)Name Change, Mergers, Acquisitions, Sales, etc. (i) Change its name or the location of any office at which Records are maintained, (ii) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey, contribute or lease all or any substantial part of its assets, or sell or assign with or without recourse any Pool Receivables or any interest therein (other than pursuant hereto and to the Sale Agreement) to any Person, (iii) undertake any division of its rights, assets, obligations or liabilities pursuant to a plan of division or otherwise pursuant to applicable Law or (iv) have any Subsidiaries.
(f)Deposits to Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection or proceeds thereof (other than as remitted to Seller pursuant to Section 1.3(a)(ii) hereof) to any account (or related lock-box, if applicable) other than any Lock-Box Account covered by a Lock-Box Agreement.
(g)Debt and Business Activity. Incur, assume, guarantee or otherwise become directly or indirectly liable for or in respect of any Debt or other obligation, purchase any asset (or make any investment by share purchase loan or otherwise) or engage in any other activity (whether or not pursued for gain or other pecuniary advantage), in any case, other than as will occur in accordance with this Agreement or the other Transaction Documents and as is permitted by its certificate of formation and limited liability company agreement.
(h)Change in Organization, Etc. Change its jurisdiction of organization or its name, identity or corporate structure or make any other change such that any financing statement filed or other action taken to perfect Administrative Agent’s interests under this Agreement would become seriously misleading or would otherwise be rendered ineffective, unless Seller shall have given Consent Party not less than thirty (30) days’ prior written notice of such change and shall have cured such circumstances. Seller shall not amend or otherwise modify or waive its limited liability company agreement or any of its other organizational documents or any provision thereof. Seller shall at all times maintain its jurisdiction of organization within the State of Delaware.
(i)Actions Impairing Quality of Title. Take any action that could reasonably be expected to cause any Pool Receivable, together with the Related Assets, not to be owned by it free and clear of any Adverse Claim; or take any action that could cause Administrative Agent not to have a valid ownership free of any Adverse Claim or first priority perfected security interest in the Asset Interest and all products and proceeds of the foregoing, free and clear of any Adverse Claim; or suffer the existence of any financing statement or other instrument similar in effect covering any Pool Receivable or any Related Asset on file in any recording office except such as may be filed (i) in favor of any Originator or Seller in accordance with the Contracts or any Transaction Document or (ii) in favor of a Purchaser or Administrative Agent in accordance with this Agreement or any Transaction Document or take any action that could cause Administrative Agent not to have a valid first priority perfected security interest in each Lock-Box Account and all amounts or instruments on deposit or credited therein from time to time.
(j)Net Worth. Permit (a) as of any date that any Subordinated Note is outstanding, the amount equal to (i) the amount equal to (A) the aggregate Unpaid Balance of Receivables (that are not Defaulted Receivables) determined at such time, minus (B) the greater of (x) the product of the Loss Reserve Percentage at such time times the Net Portfolio Balance at such time, and (y) 1.00% of the aggregate Unpaid Balance of Pool Receivables, minus (C) the Purchasers’ Total Investment at such time, minus (ii) the aggregate outstanding principal amount of each Subordinated Note at such time, minus (iii) without duplication, the outstanding principal amount of all other Obligations, to be less than $12,000,000, or (b) as of any date that there are no Subordinated Notes outstanding, Seller’s net worth (as calculated in accordance with GAAP consistently applied) to be less than the greater of (x) $12,000,000 and (y) the amount reasonably necessary to pay its Debts as they become due and for Seller to otherwise be considered Solvent.
(k)Actions by Originators. Notwithstanding anything to the contrary set forth in the Sale Agreement, Seller will not consent to (i) any change or removal of any notation required to be made by any Originator pursuant to Section 3.3 of the Sale Agreement, or (ii) any waiver of or departure from any term set forth in Section 5.4 of the Sale Agreement, in each case without the prior written consent each Consent Party.
(l)Sanctions. No CHR Party, no Person directly or indirectly controlling a CHR Party, and no Person directly or indirectly controlled by a CHR Party, and no other Affiliate of any of the foregoing, in each case directly or indirectly, shall use the proceeds of any Purchase or Reinvestment hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Sanctioned Entity, or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause the Administrative Agent or any Affected Party to be in breach of any Sanctions. Each CHR Party shall comply with all applicable Sanctions in all material respects, and shall maintain policies and procedures reasonably designed to promote and achieve compliance with Sanctions.
(m)Change in Included Region. Expand, contract, reorganize, merge, change or otherwise modify any Included Region in any manner that that would result in any receivables that would constitute "Receivables" before giving effect to such event, no longer being considered "Receivables", in each case, without the prior written consent of the Administrative Agent.

(n)Unsold Receivables. Sell, assign or otherwise dispose of, or create or suffer to exist any Adverse Claim (by operation of Law or otherwise) upon or with respect to, any of the Unsold Receivables (unless any purchaser thereof and any Person with an Adverse Claim therein, in each case, is then a party to an Intercreditor Agreement that is in form and substance satisfactory to the Administrative Agent).
(o)Interline Trust. Establish any Interline Relationship with any third-party carrier.
SECTION 7.4Affirmative Covenants of Master Servicer. From the date hereof until the Final Payout Date, Master Servicer shall, unless each Consent Party shall otherwise consent in writing pursuant to Section 13.1:
(a)Compliance with Laws, Etc. Comply in all respects with all applicable Laws with respect to it, the Pool Receivables, the related Contracts and the servicing and collection thereof, except to the extent such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Preservation of Corporate Existence. Subject to Section 7.6(f), preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each other jurisdiction on which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to preserve or maintain such existence, rights, franchises or privileges or to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)Inspections. (i) From time to time, upon reasonable notice and during regular business hours permit each Purchaser, Purchaser Agent, Administrative Agent and any of their respective agents, regulators or representatives including certified public accountants or other auditors or consultants acceptable to Administrative Agent, such Purchaser Agent or such Purchaser, as applicable (at the sole cost and expense of Master Servicer), (A) to examine and make copies of and abstracts from all Records in the possession or under the control of Master Servicer or its Subsidiaries, and (B) to visit the offices and properties of Master Servicer or its Subsidiaries for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to the Pool Receivables or Master Servicer’s performance hereunder with any of the officers or employees of Master Servicer or Subsidiaries having knowledge of such matters; and (ii) without limiting the provisions of clause (i) above, from time to time on request of Administrative Agent, permit certified public accountants or other consultants or auditors acceptable to Administrative Agent to conduct, at Master Servicer’s expense, a review of Master Servicer’s books and records relating to Pool Receivables; provided that, unless an Event of Termination or Unmatured Event of Termination shall have occurred that has not been waived in accordance with this Agreement at the time any such audit/inspection is requested, Master Servicer shall only be required to reimburse any Person for costs and expenses related to two such audit/inspections during any calendar year.
(d)Keeping of Records and Books of Account; Delivery; Location of Records. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including (i) an ability to recreate records evidencing the Pool Receivables and Related Assets in the event of the destruction of the originals thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose and (ii) procedures to identify and track sales with respect to, and collections on, Excluded Receivables and Unsold Receivables), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information necessary or advisable for the collection of all Pool Receivables and Related Assets and the identification and reporting of all Excluded Receivables and Unsold Receivables (including records adequate to permit the daily identification of each new Pool Receivable, Unsold Receivables and Excluded Receivable and all Collections of and adjustments to each existing Pool Receivable, Unsold Receivables and Excluded Receivable received, made or otherwise processed on that day). At any time after the occurrence of an Event of Termination that has not been waived in accordance with this Agreement or an Unmatured Event of Termination, upon the request of Administrative Agent, deliver the originals of all Contracts to Administrative Agent or its designee, together with electronic and other files applicable thereto, and other Records necessary to enforce the related Receivable against the Obligor thereof.
In addition, Master Servicer shall keep its principal place of business and chief executive office, and the offices where it keeps the Records (and all original documents relating thereto), at the address(es) of Master Servicer referred to in Schedule 13.2 or at such other address(es) of Master Servicer as set forth in the Sale Agreement or, upon thirty (30) days’ prior written notice to Administrative Agent and each Purchaser Agent, at such other locations in jurisdictions where all action required by Section 8.5 hereof shall have been taken and completed.
(e)Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts and the Pool Receivables, unless, with respect to a Pool Receivable, an Originator or Master Servicer makes a Deemed Collection payment in respect of the entire Unpaid Balance thereof in accordance with Section 3.2 of the Sale Agreement.
(f)Credit and Collection Policy. Comply in all material respects with the applicable Credit and Collection Policy in regard to each Pool Receivable, the related Contract and the other Related Assets and the servicing and collection thereof.
(g)Collections. Instruct all Obligors to cause all Collections of Pool Receivables to be deposited directly in a Lock-Box Account covered by a Lock-Box Agreement. In the event Master Servicer or any of its Affiliates receives any Collections (or any insurance payments that Seller or Master Servicer receives with respect to amounts owed in respect of Pool Receivables and net proceeds of sale or other disposition of repossessed goods or other collateral or property of any Obligor or any other party directly or indirectly liable for payment of any Pool Receivable and available to be applied to the payment of any Pool Receivable) other than through the deposit to a Lock-Box Account, such Person will deposit such Collections in a Lock-Box Account covered by a Lock-Box Agreement within two (2) Business Days of its receipt thereof. No later than 60 days following the related Excluded Effective Date, instruct each Excluded Obligor to cause (and use commercially reasonable effort to ensure) all Excluded Collections to be deposited directly in one or more accounts (or any related lock-box or post office box) that do not constitute a Lock-Box Account. If any such funds other than Collections on Pool Receivables are deposited or transferred into a Lock-Box Account, Master Servicer shall within two (2) Business Days of such receipt, transfer such funds out of such Lock-Box Account. Master Servicer shall take commercially reasonable actions to ensure that no amounts other than Collections on Pool Receivables are deposited into the New Lock-Box Account. During such times as the Administrative Agent has, in accordance with the terms of the relevant Lock-Box

Agreement, excluded the Master Servicer from having access to the relevant Lock-Box Account, the Administrative Agent will return such other amounts to the Master Servicer promptly following receipt of satisfactory evidence that such amounts do not constitute Collections on Pool Receivables.
(h)Transaction Documents. Without limiting any of Master Servicer’s covenants or agreements set forth herein or in any other Transaction Document, so long as Master Servicer is an Originator or the Performance Guarantor, Master Servicer shall comply with each and every of its covenants and agreements as an Originator or the Performance Guarantor, as applicable, under each Transaction Document to which it is a party in any capacity.
(i)Filing of Financing Statements. Within one (1) Business Day of the date hereof, Seller shall cause the financing statements described in Sections 5.1(e), (f) and (h) to be duly filed in the appropriate jurisdictions.
(j)Frequency of Billing. Prepare and deliver (or cause to be prepared or delivered) invoices with respect to each Pool Receivable in accordance with the Credit and Collection Policy, but in any event no less frequently than as required under the Contract related to such Pool Receivable.
(k)Anti-Corruption Laws and Anti-Money Laundering Laws. Each CHR Party, each Person directly or indirectly controlling a CHR Party, each Person directly or indirectly controlled by a CHR Party and each other Affiliate of any of the foregoing shall (i) comply with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws; (ii) maintain policies and procedures reasonably designed to promote and achieve compliance with all applicable Anti-Money Laundering and Anti-Corruption Laws in all material respects; and (iii) ensure it does not use any of the Purchase or Reinvestment in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.
(l)Excluded Collections Commingling. Ensure that for each calendar month, that no more than $50,000,000 in the aggregate of Excluded Collections are directly or indirectly deposited into the Lock-Box Accounts during such calendar month.
(m)Commingling. Ensure that for each Settlement Period, that the Redirection Ratio for such Settlement Period exceeds (i) if such Settlement Period commences on or after June 30, 2022 (but prior to the date set forth in the following clause (ii)), 50.0% or (ii) if such Settlement Period commences on or after September 30, 2022, 98.0%.
SECTION 7.5Reporting Requirements of Master Servicer. From the date hereof until the Final Payout Date, Master Servicer shall furnish to Administrative Agent and each Purchaser Agent each of the following:
(a)    Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly periods of each fiscal year, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated unaudited income statements and a consolidated unaudited statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by a Designated Financial Officer.
(ii)Annual Financial Statements. Within 90 days after the close of each of its fiscal years, an audit report (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) certified by Deloitte Touche LLP or another independent certified public accountants of recognized national standing selected by the Master Servicer, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related income statements, and a statement of cash flows, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Unmatured Event of Termination or an Event of Termination, or if, in the opinion of such accountants, any Unmatured Event of Termination or Event of Termination shall exist, stating the nature and status thereof.
(iii)Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit 7.5 signed by a Responsible Officer of Master Servicer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.
(b)Financial Statements and Other Information. Master Servicer will furnish to Administrative Agent and each Purchaser Agent:
(i)promptly after the sending thereof, copies of all proxy statements, financial statements and regular or special reports which Master Servicer sends to its stockholders;
(ii)promptly upon its receipt of any material notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than an Affected Party, copies of the same;
(iii)promptly following a request therefor, any documentation or other information (including with respect to any CHR Party) that Administrative Agent or any Purchaser reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti money laundering rules and regulations, including the Patriot Act; and
(iv)from time to time such further information regarding the business, affairs and financial condition of the CHR Parties as Administrative Agent shall reasonably request.
(c)ERISA. (i) Promptly after the filing or receiving thereof, copies of (I) all reports and notices with respect to any Reportable Event described in Section 4043 of ERISA which any CHR Party or any of their respective ERISA Affiliates files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which any CHR Party or any of their respective ERISA Affiliates receives from the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor and (II) all reports and documents which it files under any other applicable pension benefits legislation that relate to matters concerning, or that would or could, individually or in the aggregate, reasonably be expected to adversely affect the Pool Receivables (including the value, the validity, the collectability, or the enforceability thereof), the priority of Administrative Agent’s lien therein or the enforceability thereof, the transactions contemplated by the Transaction Documents, or the performance of Master Servicer, or the ability of Master Servicer or any of its Affiliates to perform, thereunder.

(ii)Promptly after Master Servicer becomes aware of the occurrence of any of the events listed in clauses (1) through (5) below, a notice indicating that such event has occurred
(1)the Secretary of the Treasury issues a notice to Master Servicer that a Plan has ceased to be a plan described in Section 4021(a)(2) of Title IV of ERISA or when the Secretary of Labor determines that any such plan is not in compliance with Title I of ERISA;
(2)the Secretary of the Treasury determines that there has been a termination or a partial termination within the meaning of Section 411(d)(3) of the Code or Section 4041 of ERISA of any Plan;
(3)any Plan fails to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA;
(4)any Plan is unable to pay benefits thereunder when due; or
(5)Master Servicer or any of its ERISA Affiliates liquidates in a case under the Bankruptcy Code, or under any similar Law as now or hereafter in effect.
(d)Events of Termination. Notice of the occurrence of any Event of Termination, Unmatured Event of Termination, Master Servicer Termination Event or Unmatured Master Servicer Termination Event, accompanied by a written statement of an appropriate officer of Master Servicer setting forth details of such event and the action that it proposes to take with respect thereto, such notice to be provided promptly (but not later than two (2) Business Days) after any of its officers obtains knowledge of any such event.
(e)Litigation. Promptly, and in any event within three (3) Business Days of any of its officers’ knowledge thereof, notice of (i) any litigation, investigation or proceeding initiated against any CHR Party which may exist at any time which has had or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) any adverse development in litigation previously disclosed which could reasonably be expected to result in a Material Adverse Effect.
(f)Agreed Upon Procedures Report. Not later than thirty (30) days following Administrative Agent’s delivery to the Master Servicer of a written request therefor (at the sole cost and expense of Master Servicer), a report of an accounting firm or consulting firm reasonably acceptable to Administrative Agent, addressed to Administrative Agent and each Purchaser Agent and setting forth the results of such firm’s performance of agreed upon procedures with respect to the performance of Master Servicer for the prior fiscal year or twelve (12) calendar month period, as requested by Administrative Agent. The scope of the above agreed upon procedures report shall be as reasonably requested by Administrative Agent. Notwithstanding the foregoing, so long as no Unmatured Event of Termination or Event of Termination has occurred, Master Servicer shall not be required to deliver the foregoing agreed upon procedures report more than once in any twelve (12) calendar month period.
(g)Change in Accountants or Accounting Policy. Prompt notice of any change in (i) the external accountants of any CHR Party, (ii) any accounting policy of Seller or (iii) any material accounting policy of Originators that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which either the Seller or any Originator accounts for the Pool Receivables or the transactions contemplated hereby shall be deemed “material” for such purpose).
(h)Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of Master Servicer or Performance Guarantor as Administrative Agent or any Purchaser Agent may from time to time reasonably request in order to protect the interests of Administrative Agent, any Purchaser Agent or any Purchaser under or as contemplated by this Agreement or any other Transaction Document or to comply with any Law or any Governmental Authority.
(i)Servicing Programs. If a license or approval is required for Administrative Agent’s or such successor Master Servicer’s use of any software or other computer program used by CHR in the servicing of the Receivables, then CHR shall at its own expense arrange for Administrative Agent or such successor Master Servicer to receive any such required license or approval.
(j)Included Region. Promptly, from time to time, notice of any expansion, contraction, change, reorganization, merger or other corporate, organizational or other structural change to any Included Region that would result in any receivables originated by any Originator not being considered Receivables under this Agreement.
(k)Included Branch. Promptly, from time to time, notice of any expansion, contraction, change, reorganization, merger or other corporate, organizational or other structural change to the branches of the Originators that are included in any Included Region.
Any information required to be furnished pursuant to Section 7.5(a)(i), 7.5(a)(ii) or 7.5(b)(i) shall be deemed to have been furnished on the date on which the Master Servicer has filed such information with the SEC on its Electronic Data Gathering, Analysis and Retrieval System (EDGAR) or any successor SEC electronic filing system for such purposes.
SECTION 7.6Negative Covenants of Master Servicer. From the date hereof until the Final Payout Date, CHR, individually and as Master Servicer shall not, without the prior written consent each Consent Party pursuant to Section 13.1, do or permit to occur any act or circumstance with which it (in its capacity as Master Servicer) has covenanted not to do or permit to occur in any Transaction Document to which it is a party in any capacity, or:
(a)Extension or Amendment of Receivables. Except as permitted under Section 8.2(b), extend, amend or otherwise modify the terms of any Pool Receivable or amend, modify or waive any term or condition of any related Contract, in each case unless a corresponding Deemed Collection payment in respect of the related Pool Receivable is made, in full, in connection therewith.
(b)Change in Credit and Collection Policies or Business. (i) Make or consent to any change in, or waive any of the provisions of, the Credit and Collection Policies that could reasonably be expected to impair the value, validity, collectability or enforceability of, or increase the days-to-pay or Dilution with respect to, any Pool Receivable or otherwise make any material change thereto without the prior written consent of each Consent Party (such consent not to be unreasonably withheld, and the Administrative Agent, on behalf of the Consent Parties, shall respond to such request for consent within 10 Business Days after receipt of sufficient notification from Master

Servicer or Seller), (ii) make any change in the character of its business that would have or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) amend, waive or otherwise modify any other Transaction Document to which it is a party, in any capacity, or consent to any amendment, waiver or modification of any Transaction Document.
(c)Change in Lock-Box Banks. (i) Add any bank or lock-box account not listed on Schedule 6.1(n) as a Lock-Box Bank or Lock-Box Account unless Administrative Agent shall have previously approved and received duly executed copies of all Lock-Box Agreements and/or amendments thereto covering each such new bank and lock-box account, (ii) terminate any Lock-Box Bank, Lock-Box Agreement or related Lock-Box Account without the prior written consent of each Consent Party and, in each case, only if all of the payments from Obligors that were being sent to such Lock-Box Bank or Lock-Box Account will, upon termination of such Lock-Box Bank or Lock-Box Account and at all times thereafter, be deposited in a Lock-Box Account with another Lock-Box Bank covered by a Lock-Box Agreement or (iii) amend, supplement or otherwise modify any Lock-Box Agreement.
(d)Deposits to Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collection or proceeds thereof (other than as remitted to Seller pursuant to Section 1.3(a)(ii) hereof) to any account (or related lock-box, if applicable) other than any Lock-Box Account covered by a Lock-Box Agreement.
(e)Mergers, Acquisitions, Sales, Etc. Consolidate or merge with or into any other Person or sell, lease or transfer all or substantially all of its property and assets, or agree to do any of the foregoing, unless (i) no Event of Termination, Unmatured Event of Termination, Master Servicer Termination Event or Unmatured Master Servicer Termination Event has occurred and is continuing or would result immediately after giving effect thereto, (ii) if CHR is not the surviving corporation or if CHR sells, leases or transfers all or substantially all of its property and assets, the surviving corporation or the Person purchasing or being leased the assets agrees to be bound by the terms and provisions applicable to CHR hereunder, (iii) Administrative Agent provides prior written consent to such transaction, (iv) Performance Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to Administrative Agent, that its obligations under the Performance Guaranty shall apply to the surviving entity and (v) Administrative Agent receives such additional certifications and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.
(f)Actions Contrary to Separateness. Take any action inconsistent with the terms of Section 7.8.
(g)Sales, Liens, Etc. Except as otherwise provided herein, sell, assign (by operation of Law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Pool Receivable or related Contract or Related Assets, or any interest therein, or any proceeds of any of the foregoing, or any Lock-Box Account to which any Collections of any Pool Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing or purport to do any of the foregoing.
(h)Actions Evidencing Transfers by Originators. Notwithstanding anything to the contrary set forth in the Sale Agreement, Master Servicer shall not consent to any change or removal of any notation required to be made by any Originator pursuant to

Section 3.3 of the Sale Agreement without the prior written consent of Administrative Agent and each Purchaser Agent.
(i)No Adverse Claim on Seller. Master Servicer shall not create or permit to exist any Adverse Claim on the Voting Stock of Seller.
(j)Sanctions. No CHR Party, no Person directly or indirectly controlling a CHR Party, and no Person directly or indirectly controlled by a CHR Party, and no other Affiliate of any of the foregoing, in each case directly or indirectly, shall use the proceeds of any Purchase or Reinvestment hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Sanctioned Entity, or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause the Administrative Agent or any Affected Party to be in breach of any Sanctions. Each CHR Party shall comply with all applicable Sanctions in all material respects, and shall maintain policies and procedures reasonably designed to promote and achieve compliance with Sanctions.
(k)Change in Included Region. Expand, contract, reorganize, merge, change or otherwise modify any Included Region in any manner that that would result in any receivables that would constitute "Receivables" before giving effect to such event, no longer being considered "Receivables", in each case, without the prior written consent of the Administrative Agent.
(l)Unsold Receivables. Sell, assign or otherwise dispose of, or create or suffer to exist any Adverse Claim (by operation of Law or otherwise) upon or with respect to, any of the Unsold Receivables (unless any purchaser thereof and any Person with an Adverse Claim therein, in each case, is then a party to an Intercreditor Agreement that is in form and substance satisfactory to the Administrative Agent).
(m)Interline Trust. Establish any Interline Relationship with any third-party carrier.
SECTION 7.7Full Recourse. Notwithstanding any limitation on recourse contained herein or in any other Transaction Document: (i) Seller has the obligation to pay all Yield and other amounts due under Sections 3.1(c) and 3.4 or under Articles IV or XII (which obligation shall be full recourse general obligations of Seller), and (ii) all obligations of Master Servicer so specified hereunder shall be full recourse general obligations of Master Servicer.
SECTION 7.8Corporate Separateness; Related Matters and Covenants. Each of Master Servicer and Seller covenant, until the Final Payout Date as follows:
(a)Seller and Master Servicer shall assure that Seller, Performance Guarantor, Master Servicer and each Originator (and each of their respective Affiliates) shall observe the applicable legal requirements for the recognition of Seller as a legal entity separate and apart from each of each Originator, Performance Guarantor, Master Servicer and any of their respective Affiliates, and comply with (and cause to be true and correct) its organizational documents and assuring that each of the following is complied with:
(i)Seller shall maintain (or cause to be maintained) separate company records, books of account and financial statements (each of which shall be sufficiently full and complete to permit a determination of Seller’s assets and liabilities and to permit a determination of the obligees thereon and the time for performance on each of Seller’s obligations) from those of each CHR Party and their respective Affiliates other than Seller;
(ii)except as otherwise permitted by this Agreement, Seller shall not commingle any of its assets or funds with those of any other CHR Party or any of their respective Affiliates other than Seller;
(iii)at least one member of Seller’s Board of Directors shall be an Independent Director and the limited liability company agreement of Seller shall provide: (i) for the same definition of “Independent Director” as used herein, (ii) that Seller’s Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action and (iii) that the provisions required by clauses (i) and (ii) of this sentence cannot be amended except in accordance with Section 13.1 and without the prior written consent of the Independent Director;
(iv)the members and Board of Directors of Seller shall hold all regular and special meetings appropriate to authorize Seller’s actions. The members and managers of Seller may act from time to time by unanimous written consent or through one or more committees in accordance with Seller’s certificate of formation and its limited liability company agreement. Seller shall not take any Material Actions (as defined in its limited liability company agreement) without the consent of all its managers, including its Independent Director. Appropriate minutes of all meetings of Seller’s members and managers (and committees thereof) shall be kept by Seller;
(v)Seller shall compensate its Independent Director in accordance with its limited liability company agreement;
(vi)decisions with respect to Seller’s business and daily operations shall be independently made by Seller and shall not be dictated by any other CHR Party or any of their respective Affiliates (except by CHR as a member and/or manager of Seller in accordance with Seller’s limited liability company agreement); provided that Master Servicer shall service the Pool Receivables as contemplated by the Transaction Documents;
(vii)Seller shall use, as needed, its own separate stationery;
(viii)no transactions shall be entered between Seller, on the one hand and any other CHR Party or any Affiliate of any of them, on the other hand (other than as contemplated hereby and in the other Transaction Documents);
(ix)Seller shall act solely in its own name and through its own authorized managers, members, directors, officers and agents, except that, as a general matter, the Obligors will not be informed in the first instance that Master Servicer, Originators or Performance Guarantor are acting on behalf of Seller. No Originator, Master Servicer, Performance Guarantor or any Affiliates of Master Servicer shall be appointed as an agent of Seller, except in the capacity of Master Servicer or Sub-Servicer hereunder;
(x)none of Master Servicer, any Originator, Performance Guarantor or any of their respective Affiliates shall advance funds or credit to Seller; and none of Master Servicer, Performance Guarantor nor any Affiliate of Master Servicer,

any Originator or Performance Guarantor will otherwise supply funds or credit to, or guarantee any obligation of, Seller except for CHR’s contributions of capital to Seller and the issuance by Seller of Subordinated Notes to Originators as contemplated by the Transaction Documents;
(xi)Seller shall maintain separate space which shall be physically separate from space occupied by an Originator or Performance Guarantor (but may be in a separate space occupied solely by Seller and any Subsidiary of Performance Guarantor that is not an Originator, and is not domiciled in the United States, at the offices of Performance Guarantor or any Originator) and shall be clearly identified as Seller’s space so it can be identified by outsiders;
(xii)other than as permitted by the Transaction Documents, Seller shall not guarantee, or otherwise become liable with respect to, any obligation of any Originator, Master Servicer, Performance Guarantor or any Affiliate of any Originator;
(xiii)Seller shall at all times hold itself out to the public under Seller’s own name as a legal entity separate and distinct from its equity holders, members, managers, Performance Guarantor, each Originator, Master Servicer and each of their respective Affiliates (the foregoing to include, but not be limited to, Seller not using the letterhead or telephone number of any such Person);
(xiv)Master Servicer or Performance Guarantor may issue consolidated financial statements that will include Seller, but such financial statements shall disclose the separateness of Seller and that the Pool Receivables are owned by Seller and are not available to creditors of CHR or the Originators to the extent required by GAAP; in addition Seller shall prepare separate financial statements in compliance with GAAP consistently applied;
(xv)if any of Seller, Master Servicer, Performance Guarantor or any Originator shall provide Records relating to Pool Receivables to any creditor of Seller or Master Servicer, Seller or Master Servicer, as the case may be, shall also provide (or cause any Originator to provide) to such creditor a notice indicating that the Collections relating to such Pool Receivables are held in trust pursuant to Section 3.4;
(xvi)any allocations of direct, indirect or overhead expenses (including, but not limited to, overhead for shared office space) for items shared between Seller and any Originator, Performance Guarantor or any of their respective Affiliates that are not included as part of the Master Servicing Fee shall be made among Seller and such Originator, Performance Guarantor or any of their respective Affiliates to the extent practical on the basis of actual use or value of services rendered and otherwise on a basis reasonably related to actual use or the value of services rendered;
(xvii)Seller shall not be named, directly or indirectly, as a contingent beneficiary or loss payee on any insurance policy covering the Master Servicer, Originator, Performance Guarantor or any Affiliate of any of them (other than Seller) other than insurance policies entered into in the ordinary course of business covering other Affiliates of any of the foregoing;
(xviii)Seller shall maintain adequate capital in light of its contemplated business operations;

(xix)Seller shall generally maintain an arm’s-length relationship with each Originator, Performance Guarantor, Master Servicer and its Affiliates and each transaction entered into with the Seller shall be undertaken in good faith for a bona fide business purpose; and
(xx)the Independent Director shall not at any time serve as a trustee in bankruptcy for Seller, Master Servicer, any Originator, Performance Guarantor or any of their respective Affiliates.
(b)Seller agrees that (and Master Servicer, in its capacity as the sole member of Seller, agrees that it will cause Seller to comply therewith), until the Final Payout Date:
(i)Seller shall not (A) issue any security of any kind except certificates evidencing membership interests issued to CHR in connection with its formation, or (B) incur, assume, guarantee or otherwise become directly or indirectly liable for or in respect of any Debt or obligation other than the Subordinated Notes and otherwise as expressly permitted by the Transaction Documents.
(ii)Seller shall not sell, pledge or dispose of any of its assets, except as permitted by, or as provided in, the Transaction Documents.
(iii)Seller shall not purchase any asset (or make any investment, by share purchase, loan or otherwise) except as permitted by, or as provided in, the Transaction Documents.
(iv)Seller shall not engage in any activity (whether or not pursued for gain or other pecuniary advantage) other than as permitted by the Transaction Documents.
(v)Seller shall not create, assume or suffer to exist any Adverse Claim on any of its assets.
(vi)Seller shall not make any payment, directly or indirectly, to, or for the account or benefit of, any owner of any Voting Stock, security interest or equity interest in Seller or any Affiliate of any such owner (except, in each case, as expressly permitted by the Transaction Documents).
(vii)Seller shall not make, declare or otherwise commence or become obligated in respect of, any dividend, stock or other security redemption or purchase, distribution or other payment to, or for the account or benefit of, any owner of any Voting Stock or other equity interest, security interest or equity interest in Seller to any such owner or any Affiliate of any such owner other than from funds received by it under Article III and so long as, in any case, (I) the result would not directly or indirectly cause any non-compliance with Section 7.3(j) or (II) before or after giving effect thereto, no Event of Termination shall have occurred that has not been waived in accordance with this Agreement and no Unmatured Event of Termination shall have occurred that remains continuing.
(viii)Seller shall not acquiesce in, or direct Master Servicer or any other agent to take, any action that is prohibited to be taken by Seller in clauses (i) through (vii) above or in Section 7.3 hereof.

(ix)Seller shall not have any employees.
(x)Seller will provide for not less than ten (10) Business Days’ prior written notice to Administrative Agent of any removal, replacement or appointment of any director that is currently serving or is proposed to be appointed as an Independent Director, such notice to include the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements for an Independent Director set forth in this Agreement and the limited liability company agreement of Seller.
(c)Neither Master Servicer nor Seller shall take any action or permit any of their respective Affiliates to take any action inconsistent with this Section 7.8.
ARTICLE VIII

ADMINISTRATION AND COLLECTION
SECTION 8.1Designation of Master Servicer.
(a)CHR as Initial Master Servicer. The servicing, administering and collection of the Pool Receivables on behalf of Administrative Agent, Purchaser Agents and Purchasers shall be conducted by the Person designated as Master Servicer hereunder (“Master Servicer”) from time to time in accordance with this Section 8.1. Until Administrative Agent (with the consent, or acting at the direction of, the Purchaser Agents) gives to CHR a Successor Notice (as defined in Section 8.1(b)), CHR is hereby designated as, and hereby agrees to perform the duties and obligations of, Master Servicer pursuant to the terms hereof. Master Servicer shall receive the Master Servicing Fee, payable as described in Article III, for the performance of its duties hereunder.
(b)Successor Notice. In the event that a Master Servicer Termination Event has occurred and has not been waived in accordance with this Agreement, Administrative Agent shall have the right, upon notice 10 Business Days’ notice to CHR and Seller, to immediately designate a successor Master Servicer pursuant to the terms hereof (a “Successor Notice”). Upon receipt of a Successor Notice, CHR agrees that it shall terminate its activities as Master Servicer hereunder in a manner that Administrative Agent reasonably believes will facilitate the transition of the performance of such activities to the successor Master Servicer, and Administrative Agent (or its designee) shall assume each and all of CHR’s obligations to service and administer the Pool Receivables, on the terms and subject to the conditions herein set forth, and CHR shall use commercially reasonable efforts to assist Administrative Agent (or its designee) in assuming such obligations. Such cooperation shall include access to and transfer of records and use by the new Master Servicer of all records, licenses, hardware or software necessary or desirable to collect the Receivables and the Related Assets. Administrative Agent agrees not to give CHR a Successor Notice except after the occurrence of any Master Servicer Termination Event that has not been waived in accordance with this Agreement.
(c)Sub-Servicers. The Master Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Master Servicer pursuant to the terms hereof, (ii) the Master Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrative Agent, each Purchaser and each Affected

Party shall have the right to look solely to the Master Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Master Servicer hereunder by giving notice of its desire to terminate such agreement to the Master Servicer (and the Master Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of the Master Servicer, the Administrative Agent and each Purchaser Agent shall have consented in writing in advance to such delegation.
SECTION 8.2Duties of Master Servicer. Each Purchaser, each Purchaser Agent and Administrative Agent hereby appoints as its agent Master Servicer, as from time to time designated pursuant to Section 8.1, to enforce its rights and interests in and under the Pool Receivables, the Related Security and the related Contracts. Master Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect, administer and service each Pool Receivable from time to time with reasonable care and diligence and, in any event, with no less care and diligence than it uses in the collection, administration and servicing of its own assets, and in accordance with (i) applicable Laws and (ii) the Credit and Collection Policies. Seller hereby acknowledges and agrees to this appointment of Master Servicer.
(a)Allocation of Collections; Segregation. Master Servicer shall set aside and hold in trust Collections of Pool Receivables in accordance with Section 1.3.
(b)Extension and Modification of Receivables. So long as no Unmatured Event of Termination or Event of Termination has occurred that has not been waived in accordance with this Agreement, CHR, while it is Master Servicer, may, in accordance with the Credit and Collection Policies and the servicing standards set forth herein, extend the maturity or adjust the Unpaid Balance of any Pool Receivable as CHR may reasonably determine to be appropriate to maximize Collections thereof; provided, that, (A) after giving effect to such extension of maturity or such adjustment, the sum of Purchasers’ Total Investment and the Required Reserves at such time shall not exceed the Net Portfolio Balance at such time, (B) no such extension of maturity shall extend the maturity of any Receivable more than once or extend the due date of any Receivable to a date more than 30 days after the original due date thereof, and (C) no such extension of maturity or such adjustment shall make or be deemed to make any such Pool Receivable current or otherwise modify the aging thereof.
(c)Documents and Records. Seller shall deliver (and cause each Originator to deliver) to Master Servicer, and Master Servicer shall hold in trust for Seller, each Originator, Administrative Agent, each Purchaser Agent, each Purchaser and each other Affected Party in accordance with their respective interests, all Records (and all original documents relating thereto) (and after the occurrence of any Unmatured Event of Termination or Event of Termination, shall deliver the same to Administrative Agent promptly upon Administrative Agent’s written request). Upon written request of Administrative Agent, Master Servicer shall provide Administrative Agent with the location(s) of all Records (and all original documents relating thereto).
(d)Certain Duties of Master Servicer and Seller. Master Servicer shall, promptly following receipt of the collections of any receivable that is not a Pool Receivable, a Related Asset or any other property included in the grant set forth in Section 9.1, turn over such collection to the Person entitled to such collection. Master Servicer, if other than CHR (or any of its Affiliates), shall, as soon as practicable upon demand, deliver to Seller (A) all documents, instruments, books, records, purchase orders, agreements, reports and other information (including computer programs, tapes, disks, other information storage media, data processing software and related property and rights) in its possession that evidence or relate to Receivables of Seller other than Pool Receivables and the Obligors of such Receivables, and (B) copies of all Records in its possession.
(e)Termination. Master Servicer’s authorization as such under this Agreement shall terminate upon the Final Payout Date.
(f)Power of Attorney. Seller hereby grants to Master Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of Seller any and all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by Seller or transmitted or received by Seller in connection with any Pool Receivable or under the related Records.
(g)Resignation of CHR as Master Servicer. CHR shall not resign in its capacity as Master Servicer hereunder without the prior written consent of Administrative Agent and each Purchaser Agent, which consent shall be given or withheld in the sole and absolute discretion of Administrative Agent and each Purchaser Agent.
SECTION 8.3Rights of Administrative Agent. In addition to all of its other rights herein including under Articles IX and X, under the other Transaction Documents or at Law or in equity, Administrative Agent shall have the other following rights set forth in this Section 8.3:
(a)Notice to Obligors. At any time after (i) the occurrence of any Event of Termination that has not been waived in accordance with this Agreement or (ii) the commencement of the Liquidation Period, Master Servicer shall (on behalf of Seller), at Administrative Agent’s request and at Seller’s expense, give notice of Administrative Agent’s ownership and security interest in the Pool Receivables to each said Obligor and instruct them that payments on the Pool Receivables will only be effective if made to, or as otherwise instructed in writing by, Administrative Agent.
(b)Notice to Lock-Box Banks. At any time after (i) the occurrence of an Unmatured Event of Termination or an Event of Termination that has not been waived in accordance with this Agreement or (ii) the commencement of the Liquidation Period, Administrative Agent may in its sole discretion, and is hereby authorized to, give notice to the Lock-Box Banks, as provided in the Lock-Box Agreements, of the assumption by Administrative Agent of exclusive dominion and control over the Lock-Box Accounts, and Seller and Master Servicer shall take any further action that Administrative Agent may reasonably request to effect such assumption.
(c)Other Rights. At any time after (i) the occurrence of an Event of Termination that has not been waived in accordance with this Agreement, (ii) the occurrence and during the continuance of an Unmatured Event of Termination or (iii) the commencement of the Liquidation Period, Master Servicer shall (on behalf of Seller), (A) at Administrative Agent’s request and at Seller’s expense, assemble all of the Records and deliver such Records to or at the direction of Administrative Agent and (B) at the request of Administrative Agent or its designee, exercise or enforce any of their respective rights hereunder, under any other Transaction Document, under any Pool Receivable or under any Related Asset (to the extent permitted hereunder or thereunder). Without limiting the generality of the foregoing, each of Master Servicer and Seller shall, at any time and from time to time, upon the request of Administrative Agent or its designee and at Seller’s expense:
    (I)    authorize, execute (if required) and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate;
    (II)    mark its master data processing records evidencing that the Pool Receivables have been sold in accordance with this Agreement; and
    (III)    following the occurrence of an Event of Termination that has not been waived in accordance with this Agreement or an Unmatured Event of Termination, mark conspicuously each Contract evidencing each Pool Receivable with a legend reasonably acceptable to the Administrative Agent evidencing that the Pool Receivables have been sold or otherwise pledged pursuant to this Agreement.
(d)Additional Financing Statements; Performance by Administrative Agent. Seller hereby authorizes Administrative Agent or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, or any similar instruments in any relevant jurisdiction relative to all or any of the Pool Receivables and Related Assets now existing or hereafter arising in the name of Seller. Seller agrees that an “all assets” or similar filing against it may also be filed for the purposes hereof and to perfect the security interest and transfers created hereby. If Seller fails to perform any of its agreements or obligations under this Agreement or any other Transaction Document, Administrative Agent or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of Administrative Agent or its designee incurred in connection therewith shall be payable by Seller as provided in Section 13.6.
SECTION 8.4Responsibilities of Master Servicer. Anything herein to the contrary notwithstanding:
(a)Contracts. Master Servicer shall, in accordance with the Credit and Collection Policy, applicable law and the terms of this Agreement, perform all of its obligations and enforce all of its rights under the Records, so long as it is an Affiliate of Seller, to the same extent as if the Asset Interest had not been sold hereunder and the exercise by Administrative Agent or its designee of its rights hereunder shall not relieve Master Servicer from such obligations.
(b)Limitation of Liability. None of Administrative Agent, any Purchaser or any Purchaser Agent shall have any obligation or liability with respect to any Pool Receivables or Related Assets related thereto, nor shall any of them be obligated to perform any of the obligations of Master Servicer or Seller thereunder.
SECTION 8.5Further Action Evidencing Purchases and Reinvestments. Seller agrees that from time to time, at its expense, it shall (or cause Master Servicer to) promptly execute and deliver all further instruments and documents, and take all further actions, that Administrative Agent or its designee may reasonably request or that are necessary in order to perfect, protect or more fully evidence the transactions contemplated by the other Transaction Documents, the Purchases hereunder and the resulting Asset Interest.
SECTION 8.6Application of Collections. Unless Administrative Agent instructs otherwise, any payment by an Obligor in respect of any indebtedness owed by it shall, except as otherwise specified in writing or otherwise by such Obligor, required by Law or by the underlying Contract, be applied: first, as a Collection of any Pool Receivable or Receivables then outstanding of such Obligor, with such Pool Receivables being paid in the order of the oldest first, and, second, to any other indebtedness of such Obligor.
ARTICLE IX

SECURITY INTEREST
SECTION 9.1Grant of Security Interest. To secure all obligations of Seller arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, all Indemnified Amounts, payments on account of Collections received or deemed to be received and fees and expenses, in each case pro rata according to the respective amounts thereof, Seller hereby assigns and pledges to Administrative Agent, for the benefit of the Affected Parties, and hereby grants to Administrative Agent, for the benefit of the Affected Parties, a first and prior perfected security interest in, and general lien on all of the following: all of Seller’s right, title and interest now or hereafter existing in, to and under all of Seller’s assets, whether now owned or hereafter acquired, and wherever located (whether or not in the possession or control of Seller), including all of its right, title and interest in, to and under all the Pool Receivables and Related Assets, all rights and remedies of Seller under the Sale Agreement and each of the following, in each case, whether now owned or existing hereafter arising, acquired, or originated, or in which Seller now or hereafter has any rights, and wherever located (whether or not in the possession or control of Seller) and all proceeds of any of the foregoing (collectively, the “Collateral”): (I) all Receivables; (II) the Related Assets; (III) the Collections; (IV) all Accounts; (V) all Chattel Paper; (VI) all Contracts; (VII) all Deposit Accounts; (VIII) all Documents; (IX) all Payment Intangibles; (X) all General Intangibles; (XI) all Instruments; (XII) all Inventory; (XIII) all Investment Property; (XIV) all letter of credit rights and supporting obligations; (XV) the Sale Agreement and all rights and remedies of Seller thereunder and rights under each Lock Box Agreement; (XVI) all other assets in the Asset Interest; (XVII) all rights, interests, remedies and privileges of Seller relating to any of the foregoing (including the right to sue for past, present or future infringement of any or all of the foregoing); and (XVIII) to the extent not otherwise included, all products and Proceeds (each capitalized term in clauses I through XVIII, as defined in the UCC) of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing (including insurance proceeds), and all distributions (whether in money, securities or other property) and collections from or with respect to any of the foregoing.
Seller hereby authorizes the filing of financing statements, including those filed under Section 8.3(d), describing the collateral covered thereby as “all of debtor’s personal property and assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Section 9.1. This Agreement shall constitute a security agreement under applicable Law.
SECTION 9.2Further Assurances. The provisions of Section 8.5 shall apply to the security interest granted, and to the assignment effected, under Section 9.1 as well as to the Purchases, Reinvestments and the Asset Interest hereunder.
SECTION 9.3Remedies; Waiver. After the occurrence and during the continuance of an Event of Termination, Administrative Agent, on behalf of the Affected Parties, shall have, with respect to the Collateral granted pursuant to Section 9.1, and in addition to all other rights and remedies available to any Affected Party under this Agreement and the other Transaction Documents or other applicable Law, all the rights and remedies of a secured party upon default under the UCC. To the fullest extent it may lawfully so agree, Seller agrees that it will not at any time insist upon, claim, plead, or take any benefit or advantage of any appraisal, valuation, stay, extension, moratorium, redemption or similar Law now or hereafter in force in order to prevent, delay, or hinder the enforcement hereof or the absolute sale of any part of the Collateral; Seller for itself and all who claim through it, so far as it or they now or hereafter lawfully may do so, hereby waives the benefit of all such Laws and all right to have the Collateral marshalled upon any foreclosure hereof, and agrees that any court having jurisdiction to foreclose this Agreement may order the sale of the Collateral in its entirety. Without limiting the generality of the foregoing, Seller hereby waives and releases any and all right to require Administrative Agent to collect any of such obligations from any specific item or items of the Collateral or from any other party liable as guarantor or in any other manner in respect of any of such obligations or from any collateral (including, without limitation, the Collateral) for any of such obligations.
ARTICLE X

EVENTS OF TERMINATION
SECTION 10.1Events of Termination. The following events shall be “Events of Termination” hereunder:
(a)Any of the following events:
(i)Any CHR Party shall fail to perform or observe any term, covenant or agreement as and when required hereunder or under any other Transaction Document (other than as referred to in clause (a)(ii) below) and such failure shall remain unremedied for three (3) Business Days;
(ii)any of the following shall occur: (A) any CHR Party shall fail to make any payment or deposit or transfer of monies to be made by it hereunder or under any other Transaction Document as and when due and such failure is not remedied within three (3) Business Days, (B) Seller shall breach Sections 7.3(a), 7.3(e), 7.3(h), 7.3(i), 7.8(a)(iii) or 7.8(b)(x), (C) Master Servicer shall breach Sections 7.6(a), 7.6(e) or 7.6(g); or (D) Master Servicer shall breach Section 3.1(a) and such breach shall remain unremedied for two (2) Business Days;
(b)any representation or warranty made or deemed to be made by Seller, Master Servicer, Performance Guarantor or any Originator under or in connection with any Transaction Document shall prove to have been false or incorrect in any respect when made or deemed to be made and has caused or could reasonably be expected to result in a Material Adverse Effect;
(c)(i) failure of any CHR Party or any Subsidiary thereof (other than Seller) to pay when due any principal of or premium or interest on its Debt in an aggregate amount exceeding $50,000,000, in any such case, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); and such failure shall continue after the applicable grace period, if any, specified in the applicable agreement relating to such Debt (whether or not such failure shall have been waived under the related agreement); (ii) the default by any such Person in the performance of any term, provision or condition contained in any agreement under which any such Debt was created or is governed, or any other event shall occur or condition exist (whether or not any such failure shall have been waived under the related agreement), the effect of which is to cause, or to permit the holder or holders of such Debt to cause (whether or not acted upon), such Debt to become due prior to its stated

maturity (or permit such holders to terminate any undrawn committed thereunder); or (iii) any such Debt of any CHR Party or any Subsidiary thereof shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment), redeemed, defeased, accelerated or repurchased, or the commitment of any lender thereunder to be terminated, in each case, prior to the stated maturity thereof;
(d)(i) failure of Seller to pay when due any principal of or premium or interest on its Debt in an aggregate amount exceeding $10,000, in any such case, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); and such failure shall continue after the applicable grace period, if any, specified in the applicable agreement relating to such Debt (whether or not such failure shall have been waived under the related agreement); or (ii) the default by Seller in the performance of any term, provision or condition contained in any agreement under which any such Debt was created or is governed, or any other event shall occur or condition exist (whether or not any such failure shall have been waived under the related agreement), the effect of which is to cause, or to permit the holder or holders of such Debt to cause (whether or not acted upon), such Debt to become due prior to its stated maturity (or permit such holders to terminate any undrawn committed thereunder);
(e)an Event of Bankruptcy shall have occurred with respect to any CHR Party;
(f)the occurrence of any litigation, or any development has occurred in any litigation to which any CHR Party is a party (including derivative actions), arbitration proceedings or proceedings of any Governmental Authority which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or solely with respect to Seller, is or could reasonably be expected to be for an amount (or economic equivalent thereof) equal to or in excess of $10,000;
(g)the average of the Default Ratios for the three preceding Settlement Periods shall at any time exceed 7.00%;
(h)the average of the Dilution Ratios for the three preceding Settlement Periods shall at any time exceed 3.50%;
(i)the average of the Delinquency Ratios for the three preceding Settlement Periods shall at any time exceed 9.50%;
(j)on any date, after giving effect to the payments made under Section 3.1(c), either (i) the sum of the aggregate Purchasers’ Total Investment and the Required Reserves exceeds the Net Portfolio Balance, or (ii) Purchasers’ Total Investment exceeds the Purchasers’ Total Commitment;
(k)(i) a Change of Control shall occur or (ii) any Originator shall at any time cease to own or control all notes or other evidences of debt of Seller to it in respect of any unpaid purchase price of Pool Receivables (including any Subordinated Note in favor of such Originator);
(l)[Intentionally omitted];
(m)[Intentionally omitted];

(n)any CHR Party shall make any change in any of the Credit and Collection Policies except as permitted by this Agreement;
(o)(A) Administrative Agent, for the benefit of the Affected Parties, fails at any time to have a valid and perfected first priority ownership interest or first priority perfected security interest in the Pool Receivables and to the extent such security interest can be perfected by filing a financing statement or the execution of an account control agreement, any Related Assets (or any portion thereof) and all cash proceeds of any of the foregoing, in each case, free and clear of any Adverse Claim or (B) Administrative Agent shall fail to have a valid first priority perfected security interest in each Lock-Box Account (and all amounts and instruments from time to time on deposit therein), for the benefit of the Administrative Agent;
(p)either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of any CHR Party and such lien shall not have been released within five (5) days or (ii) the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of any CHR Party or any of their Affiliates;
(q)(i) the occurrence of a Reportable Event; (ii) the adoption of an amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (iii) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iv) the failure to satisfy the minimum funding standard under Section 412 of the Code with respect to any Plan (v) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of any CHR Party or any of their respective ERISA Affiliates from any Multiemployer Plan; (vi) the receipt by any CHR Party or any of their respective ERISA Affiliates from the PBGC or any plan administrator of any notice relating to the intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan; (vii) the receipt by any CHR Party or any of their respective ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (viii) the occurrence of a prohibited transaction with respect to any CHR Party or any of their respective ERISA Affiliates (pursuant to Section 4975 of the Code); (ix) the occurrence or existence of any other similar event or condition with respect to a Plan or a Multiemployer Plan, with respect to each of clause (i) through (ix), either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(r)any CHR Party shall be required to register as an “investment company” within the meaning of the Investment Company Act;
(s)any CHR Party fails to cooperate in Administrative Agent’s assumption of exclusive control of any Lock-Box Account subject to any Lock-Box Agreement or Administrative Agent is unable to obtain exclusive control thereof in accordance with Section 8.3(b) or such Lock-Box Agreements;
(t)any Transaction Document or any of the terms thereof shall cease to be the valid and binding obligation enforceable against any CHR Party;

(u)Seller shall fail to pay in full all of its obligations to Administrative Agent and Purchasers hereunder and under the other Transaction Documents on or prior to the Legal Final;
(v)one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (other than judgments covered by insurance issued by an insurer that has accepted coverage and has the ability to pay such judgments) shall be rendered against any CHR Party or any Subsidiary of any CHR Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any CHR Party or any Subsidiary of any CHR Party to enforce any such judgment which is not effectively stayed for a period of 10 consecutive days;
(w)one or more judgments shall be rendered against Seller;
(x)Receivables cease being sold or contributed to the Seller pursuant to the Sale Agreement;
(y)the Performance Guaranty is canceled, rescinded, amended or modified without the prior written consent of Administrative Agent and each Purchaser Agent; or
(z)any Master Servicer Termination Event.
SECTION 10.2Remedies.
(a)Optional Liquidation. Upon, or anytime after, the occurrence of an Event of Termination (other than an Event of Termination described in Section 10.1(e)), Administrative Agent shall, at the request, or may with the consent, of the Required Purchasers, by notice to Seller and Master Servicer declare the Purchase Termination Date to have occurred and the Liquidation Period to have commenced and shall have all of the remedies set forth in Section 9.3 or otherwise herein or in equity or at Law.
(b)Automatic Liquidation. Upon the occurrence of an Event of Termination described in Section 10.1(d), the Purchase Termination Date shall occur and the Liquidation Period shall commence automatically.
(c)Remedies. Upon, or at any time after, the declaration or automatic occurrence of the Purchase Termination Date pursuant to this Section 10.2, no Purchases or Reinvestments thereafter will be made. Upon the declaration or automatic occurrence of the Purchase Termination Date pursuant to this Section 10.2, Administrative Agent, on behalf of the Affected Parties, shall have, in addition to all other rights and remedies under this Agreement, any other Transaction Document or otherwise, (i) all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable Laws (including all the rights and remedies of a secured party upon default under the UCC (including the right to sell any or all of the Collateral subject hereto)) and (ii) all rights and remedies with respect to the Collateral granted pursuant to Section 9.1, all of which rights shall be cumulative.
(d)Specific Remedies. Without limiting Section 10.2(c) or any other provision herein or in any other Transaction Document, the parties hereto agree that the terms of this Section 10.2(d) are agreed upon in accordance with Section 9-603 of the New York UCC, that they do not believe the terms of this Section 10.2(d) to be “manifestly unreasonable” for purposes of Section 9-603 of the New York UCC, and that compliance therewith shall constitute a “commercially reasonable” disposition under Section 9-610 of the New York UCC, and further agree as follows:
(ii)After the occurrence of the Purchase Termination Date, Administrative Agent, on behalf of the Affected Parties, shall have all rights, remedies and recourse granted in any Transaction Document and any other instrument executed to provide security for or in connection with the payment and performance of the Obligations or existing at common Law or equity (including specifically those granted by the New York UCC and the UCC of any other state which governs the creation or perfection (and the effect thereof) of any security interest in the Collateral), and such rights and remedies: (A) shall be cumulative and concurrent; (B) may be pursued separately, successively or concurrently against Seller, Master Servicer and any Originator and any other party obligated under the Obligations, or any of such Collateral, or any other security for the Obligations, or any of them, at the sole discretion of Administrative Agent, on behalf of the Affected Parties; (C) may be exercised as often as occasion therefor shall arise, it being agreed by Seller, Master Servicer, any Originator and any other party obligated under the Obligations that the exercise or failure to exercise any of same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse; and (D) are intended to be and shall be, non exclusive. For the avoidance of doubt, with respect to any disposition of the Collateral or any part thereof (including any purchase by Administrative Agent, any Affected Party, or any Affiliate of any of them) in accordance with the terms of this Section 10.2 for consideration which is insufficient, after payment of all related costs and expenses of every kind, to satisfy the Obligations, (1) such disposition shall not act as, and shall not be deemed to be, a waiver of any rights by Administrative Agent or the Affected Parties and Administrative Agent on behalf of the Affected Parties shall have a claim for such deficiency and (2) Administrative Agent shall not be liable or responsible for any such deficiency.
Upon the declaration or automatic occurrence of the Purchase Termination Date pursuant to Section 10.2(a) or Section 10.2(b), Administrative Agent, on behalf of the Affected Parties, shall have the right, in accordance with this Section 10.2(d), to dispose of the Collateral or any part thereof upon giving at least three (3) days’ prior notice to Seller and Master Servicer of the time and place of disposition, for cash or upon credit or for future delivery, with Seller and Master Servicer hereby waiving all rights, if any, to require Administrative Agent or any other Person to marshal the Collateral and at the option and in the complete discretion of Administrative Agent, Administrative Agent may:
    (I)    dispose of the Collateral or any part thereof at a public disposition;
    (II)    dispose of the Collateral or any part thereof at a private disposition, in which event such notice shall also contain a summary of the material terms of the proposed disposition, and Seller shall have until the time of such proposed disposition during which to redeem the Collateral or to procure a Person willing, ready and able to acquire the Collateral on terms at least as favorable to Seller and the Affected Parties, and if such an acquirer is so procured, then Administrative Agent shall dispose of the Collateral to the acquirer so procured;
    (III)    dispose of the Collateral or any part thereof in bulk or parcels;

    (IV)    dispose of the Collateral or any part thereof to any Affected Party or any Affiliate thereof at a public disposition;
    (V)    bid for and acquire, unless prohibited by applicable Law, free from any redemption right, the Collateral or any part thereof, and, if the Affected Parties are then the holders of any Obligations or any participation or other interest therein, in lieu of paying cash therefor, Administrative Agent on behalf of the Affected Parties may make settlement for the selling price by crediting the net selling price, if any, after deducting all costs and expenses of every kind, upon the outstanding principal amount of the Obligations, in such order and manner as Administrative Agent on behalf of the Affected Parties, in its discretion, may deem advisable and as permissible and required under the Transaction Documents. Administrative Agent for the benefit of Affected Parties, upon so acquiring the Collateral or any part thereof shall be entitled to hold or otherwise deal with or dispose of the same in any manner not prohibited by applicable Law; or
    (VI)    enforce any other remedy available to Administrative Agent on behalf of the Affected Parties at Law or in equity.
From time to time Administrative Agent may, but shall not be obligated to, postpone the time and change the place of any proposed disposition of any of the Collateral for which notice has been given as provided above and may retain the Collateral until such time as the proposed disposition occurs if, in the sole discretion of Administrative Agent, such postponement or change is necessary or appropriate in order that the provisions of this Agreement applicable to such disposition may be fulfilled or in order to obtain more favorable conditions under which such disposition may take place. Seller and Master Servicer each acknowledges and agrees that private dispositions may be made at prices and upon other terms less favorable than might have been attained if the Collateral were disposed of at public disposition. For the avoidance of doubt, to the extent permitted by Law, Administrative Agent shall not be obligated to make any disposition of the Collateral or any part thereof notwithstanding any prior notice of a proposed disposition. No demand, advertisement or notice, all of which are hereby expressly waived by Seller and Master Servicer to the extent permitted by Law, shall be required in connection with any disposition of the Collateral or any part thereof, except for the notice described in this clause (ii).
In case of any disposition by Administrative Agent of any of the Collateral on credit, which may be elected at the option and in the complete discretion of Administrative Agent, on behalf of the Affected Parties, the Collateral so disposed may be retained by Administrative Agent for the benefit of the Affected Parties until the disposition price is paid by the purchaser, but neither Administrative Agent nor the Affected Parties shall incur any liability in case of failure of the purchaser to take up and pay for the Collateral so disposed. In case of any such failure, such Collateral so disposed may be again disposed.
After deducting all costs or expenses of every kind (including the attorneys’ fees and legal expenses incurred by Administrative Agent or the Affected Parties, or both), Administrative Agent shall apply the residue of the proceeds of any disposition or dispositions, if any, to pay the principal of and interest upon the Obligations in such order and manner as Administrative Agent in its discretion may deem advisable and as permissible and required under the Transaction Documents. The excess, if any, shall be paid to Seller in accordance with the Transaction Documents. Neither Administrative Agent nor the Affected Parties shall incur any liability as a result of the dispositions of the Collateral at any private or public disposition that complies with the provisions of this Section 10.2(d).

Notwithstanding a foreclosure upon any of the Collateral or exercise of any other remedy by Administrative Agent on behalf of the Affected Parties in connection with any Purchase Termination Date, neither Seller nor Master Servicer shall be subrogated thereby to any rights of Administrative Agent for the benefit of the Affected Parties against the Collateral or any other security for the Obligations, nor shall Seller or Master Servicer be deemed to be the owner of any interest in any Obligations, or exercise any rights or remedies with respect to itself or any other party until the Obligations (other than any Indemnified Amounts that have not then been requested under this Agreement) have been paid to Administrative Agent for the benefit of the Affected Parties and are fully and indefeasibly performed and discharged.
Administrative Agent shall have no duty to prepare or process the Collateral for disposition.
ARTICLE XI

PURCHASER AGENTS; ADMINISTRATIVE AGENT;
CERTAIN RELATED MATTERS
SECTION 11.1[Reserved].
SECTION 11.2Limited Liability of Purchasers, Purchaser Agents and Administrative Agent. The obligations of Administrative Agent, each Program Administrator, each Purchaser, each Purchaser Agent, each Enhancement Provider, each Liquidity Provider and each agent for any Purchaser under the Transaction Documents are solely the corporate obligations of such Person. Except with respect to any claim arising out of the willful misconduct or gross negligence of such Person (including with respect to the servicing, administering or collecting Pool Receivables by such Person as successor Master Servicer pursuant to Section 8.1), no claim may be made by any CHR Party against any Program Administrator, Administrative Agent, any Purchaser, any Purchaser Agent, any Enhancement Provider, any Liquidity Provider or any agent for any Purchaser or their respective Affiliates, directors, members, managers, officers, employees, attorneys or agents, including Global Securitization Services, LLC, any Program Administrator and BofA, for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and each of Seller, Master Servicer, Performance Guarantor and CHR hereby waives, releases, and agrees not to sue upon any claim for any such damages not expressly permitted by this Section 11.2, whether or not accrued and whether or not known or suspected to exist in its favor. Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary: (i) in no event shall Administrative Agent or any Purchaser Agent ever be required to take any action which exposes it to personal liability or which is contrary to the provision of any Transaction Document or applicable Law and (ii) neither Administrative Agent nor any Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any party hereto or any other Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of Administrative Agent or any Purchaser Agent shall be read into this Agreement or the other Transaction Documents or otherwise exist against Administrative Agent or any Purchaser Agent. In performing its functions and duties hereunder, Administrative Agent shall act solely as the agent of the Purchasers, the Purchaser Agents and the other Affected Parties, as applicable, and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for Seller, any Originator, Performance Guarantor or Master Servicer or any other Person.

SECTION 11.3Authorization and Action of each Purchaser Agent. By its execution hereof, in the case of each Conduit Purchaser and Committed Purchaser, and by accepting the benefits hereof, each Enhancement Provider and Liquidity Provider, each such party hereby designates and appoints its related Purchaser Agent to take such action as agent on its behalf and to exercise such powers as are delegated to such Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Each Purchaser Agent reserves the right, in its sole discretion, to take any actions and exercise any rights or remedies, in each case, authorized or provided for under this Agreement or any other Transaction Document and any related agreements and documents.
SECTION 11.4Authorization and Action of Administrative Agent. By its execution hereof, in the case of each Conduit Purchaser, Committed Purchaser and Purchaser Agent, each such party hereby designates and appoints BofA as the Administrative Agent to take such action as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent reserves the right, in its sole discretion, to take any actions and exercise any rights or remedies, in each case, authorized or provided for under this Agreement or any other Transaction Document and any related agreements and documents.
SECTION 11.5Delegation of Duties of each Purchaser Agent. Each Purchaser Agent may execute any of its duties through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Purchaser Agent shall be responsible to any Purchaser in its Purchaser Group for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.
SECTION 11.6Delegation of Duties of Administrative Agent. Administrative Agent may execute any of its duties through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible to any Purchaser, any Purchaser Agent or any other Person for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.
SECTION 11.7Successor Administrative Agent. The Administrative Agent may, upon at least thirty (30) days notice to the Seller and each Purchaser Agent, resign as Administrative Agent. Such resignation shall not become effective until a successor agent (i) is appointed by the Required Purchasers and so long as no Event of Termination or Unmatured Event of Termination has occurred and is continuing, the Seller and (ii) has accepted such appointment. Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents.
SECTION 11.8Indemnification. Each Committed Purchaser shall indemnify and hold harmless the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller or the Master Servicer and without limiting the obligation of the Seller or the Master Servicer to do so), ratably in accordance with its Commitment from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrative Agent or such Person is designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent for such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements to the extent resulting solely from the gross negligence or willful misconduct of the Administrative Agent or such Person as finally determined by a court of competent jurisdiction).
SECTION 11.9Reliance, etc. Without limiting the generality of Section 11.2, each of any Program Administrator, Administrative Agent, any Purchaser Agent, any Enhancement Provider and any Liquidity Provider: (a) may consult with legal counsel (including counsel for Seller), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser or any other holder of any interest in Pool Receivables and shall not be responsible to any Purchaser or any such other holder for any statements, warranties or representations made by other Persons in or in connection with any Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of Seller or to inspect the property (including the books and records) of Seller; (d) shall not be responsible to any Purchaser or any other holder of any interest in Pool Receivables for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document; and (e) shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile or telex) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 11.10 Purchasers and Affiliates. Any Purchaser, any Purchaser Agent, any Program Administrator, Administrative Agent and any of their respective Affiliates may generally engage in any kind of business with any CHR Party or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of any CHR Party or any Obligor or any of their respective Affiliates, all as if it was not a Purchaser, a Purchaser Agent, a Program Administrator or Administrative Agent hereunder, and without any duty to account therefor to any Purchaser or any other holder of an interest in Pool Receivables.
SECTION 11.11 Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Lien created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchaser in such recovery. If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
SECTION 11.12 Non-Reliance on Administrative Agent, Purchaser Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Administrative Agent, the Purchaser Agents nor any of their respective officers, directors, members, partners, certificateholders, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent, or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller, Master Servicer or any Originator, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Administrative Agent and the Purchaser Agents that, independently and without reliance upon the Administrative Agent, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, Master Servicer or the Originators, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser Agent with any information concerning the Seller, Master Servicer or the Originators or any of their Affiliates that comes into the possession of the Administrative Agent or any of its officers, directors, members, partners, certificateholders, employees, agents, attorneys-in-fact or Affiliates.
SECTION 11.13 Recovery of Erroneous Payments.
(a)Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Purchaser or Purchaser Agent (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Seller at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.
(b)With respect to any payment that the Administrative Agent makes for the account of any Credit Party hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”) : (1) the Seller has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Seller (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment. A notice of the Administrative Agent to any Purchaser or Purchaser Agent with respect to any amount owing under this Section 11.13 shall be conclusive, absent manifest error.
ARTICLE XII

INDEMNIFICATION
SECTION 12.1Indemnities by Seller.
(a)General Indemnity. Without limiting any other rights which any such Person may have hereunder or under applicable Law, but subject to Sections 12.1(b) and 13.5, Seller agrees to indemnify and hold harmless Administrative Agent, each Program Administrator, each Purchaser, each Purchaser Agent, each Enhancement Provider, each

Liquidity Provider, each other Affected Party, any sub-agent of Administrative Agent or any Purchaser Agent, any assignee or successor of any of the foregoing and each of their respective Affiliates, and all directors, members, managers, directors, shareholders, officers, employees and attorneys or agents of any of the foregoing (each an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses (including all filing fees), including reasonable attorneys’, consultants’ and accountants’ fees and disbursements but excluding all Excluded Taxes other than any amounts reimbursable pursuant to Section 3.3, (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of, relating to or in connection with the Transaction Documents, any of the transactions contemplated thereby, or the ownership, maintenance or funding, directly or indirectly, of the Asset Interest (or any part thereof) or in respect of or related to any Collateral, including Pool Receivables or any Related Assets or otherwise arising out of or relating to or in connection with the actions or inactions of Seller, Master Servicer or any other party to a Transaction Document (other than such Indemnified Party), provided, however, notwithstanding anything to the contrary in this Article XII, excluding Indemnified Amounts solely to the extent (x) determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct on the part of such Indemnified Party as determined by a final non-appealable judgment by a court of competent jurisdiction or (y) they constitute recourse with respect to a Pool Receivable and the Related Assets by reason of bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor. Without limiting the foregoing, Seller shall indemnify, subject to the express limitations set forth in this Section 12.1, and hold harmless each Indemnified Party for any and all Indemnified Amounts arising out of, relating to or in connection with:
(i)the transfer by Seller or any Originator of any interest in any Pool Receivable other than the transfer of any Pool Receivable and Related Assets to Administrative Agent and any Purchaser pursuant to this Agreement, to Administrative Agent and to Seller pursuant to the Sale Agreement and the grant of a security interest to Administrative Agent pursuant to this Agreement and to Seller pursuant to the Sale Agreement;
(ii)any representation or warranty made by Seller, Master Servicer or any other party to a Transaction Document (other than such Indemnified Party) (or any of their respective officers or Affiliates) under or in connection with any Transaction Document, any Information Package or any other information or report delivered by or on behalf of Seller pursuant hereto, which shall have been untrue, false or incorrect when made or deemed made;
(iii)the failure of Seller, Master Servicer or any other party to a Transaction Document (other than such Indemnified Party) to comply with the terms of any Transaction Document or any applicable Law (including with respect to any Pool Receivable or Related Assets), or the nonconformity of any Pool Receivable or Related Assets or any servicing thereof with any such Law;
(iv)the lack of an enforceable ownership interest, or a first priority perfected security interest, in the Pool Receivables (and all Related Assets) against all Persons (including any bankruptcy trustee or similar Person);
(v)the failure to file, or any delay in filing of (other than as a result of actions or omissions of the Administrative Agent or Purchaser Group), financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or under any other applicable Laws with respect to any Pool Receivable whether at the time of any Purchase or Reinvestment or at any time thereafter other than as a result of the Administrative Agent or the Purchaser Group;
(vi)any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Pool Receivable in, or purporting to be in, the Receivables Pool (including a defense based on such Pool Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms) or any other claim resulting from the sale of the merchandise or services related to such Pool Receivable or the furnishing or failure to furnish such merchandise or services or the servicing or collection of such Receivable;
(vii)any suit or claim related to the Pool Receivables, Related Assets or any Transaction Document (including any products liability or environmental liability claim arising out of or in connection with merchandise or services that are the subject of any Pool Receivable or Related Asset);
(viii)the ownership, delivery, non-delivery, possession, design, construction, use, maintenance, transportation, performance (whether or not according to specifications), operation (including the failure to operate or faulty operation), condition, return, sale, repossession or other disposition or safety of any Related Assets (including claims for patent, trademark, or copyright infringement and claims for injury to persons or property, liability principles, or otherwise, and claims of breach of warranty, whether express or implied);
(ix)the failure by Seller, Master Servicer or any other party to a Transaction Document (other than such Indemnified Party) to notify any Obligor of the assignment pursuant to the terms hereof of any Pool Receivable or Related Assets to Administrative Agent for the benefit of Purchasers or the failure to require that payments (including any under the related insurance policies) be made directly to Administrative Agent for the benefit of Purchasers;
(x)failure by Seller, Master Servicer or any other party to a Transaction Document (other than such Indemnified Party) to comply with the “bulk sales” or analogous Laws of any jurisdiction;
(xi)any Taxes (other than Excluded Taxes) imposed upon any Indemnified Party or upon or with respect to the Pool Receivables or Related Assets, all interest and penalties thereon or with respect thereto, and all costs and expenses related thereto or arising therefrom, including the fees and expenses of counsel in defending against the same;
(xii)any loss arising, directly or indirectly, as a result of the imposition of sales or similar transfer type taxes or the failure by Seller, any Originator, Performance Guarantor or Master Servicer to timely collect and remit to the appropriate authority any such taxes;
(xiii)any commingling of any Collections by Seller, any Originator, Performance Guarantor or Master Servicer relating to the Pool Receivables or Related Assets with any of their funds or the funds of any other Person (including the commingling of Collections of Pool Receivables with Excluded Collections or collections on Unsold Receivables);

(xiv)any failure by Seller, any Originator, Performance Guarantor or Master Servicer to perform its duties or obligations in accordance with the provisions of the Transaction Documents and the related Contracts;
(xv)any failure by Seller, any Originator, Master Servicer or any of their Affiliates to obtain consent from any Obligor prior to the assignment of any Pool Receivable and Related Assets pursuant to the terms of the Transaction Documents;
(xvi)any breach of any Contract as a result of the sale or contribution thereof or any Receivables related thereto pursuant to the Sale Agreement or this Agreement;
(xvii)the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness; or
(xviii)any inability of any Originator or Seller to assign any Receivable or Related Asset as contemplated under the Transaction Documents; or the violation or breach by any Originator, Seller, Master Servicer, Performance Guarantor or any of their respective Affiliates of any confidentiality provision, or of any similar covenant of non-disclosure, with respect to any Contract, or any other Indemnified Amount with respect to or resulting from any such violation or breach.
(b)Contest of Tax Claim; After-Tax Basis. Subject to the provisions of Section 3.3, if any Indemnified Party shall have notice of any attempt to impose or collect any Indemnified Tax or governmental fee or charge for which indemnification will be sought from Seller under Sections 12.1(a)(xi) or (xii), such Indemnified Party shall give prompt and timely notice of such attempt to Seller and Seller shall, provided that Seller shall first deposit with the applicable Purchaser Agent amounts which are sufficient to pay both the aforesaid tax, fee or charge and the costs and expenses of the Indemnified Parties, have the right, at its sole expense, to participate in any proceedings resisting or objecting to the imposition or collection of any such Tax, governmental fee or charge. Indemnification in respect of such tax, governmental fee or charge shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the payment of any of the aforesaid Taxes and the receipt of the indemnity provided hereunder or of any refund of any such Tax previously indemnified hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits which is or was payable by the Indemnified Party.
(c)Contribution. If for any reason the indemnification provided above in this Section 12.1 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Seller on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.
SECTION 12.2Indemnity by Master Servicer. Without limiting any other rights which any such Person may have hereunder or under applicable Law, Master Servicer agrees to indemnify and hold harmless each Indemnified Party from any and all Indemnified Amounts incurred by any of them and arising out of, relating to or in connection with: (i) any breach by it (in any capacity) of any of its obligations or duties under this Agreement, any other Transaction Document or any Contract; (ii) the untruth or inaccuracy of any representation or warranty made by it (in any capacity) hereunder, under any other Transaction Document or in any certificate or statement delivered by it or on its behalf pursuant hereto or to any other Transaction Document, including any Information Package; (iii) the failure of any information contained in an Information Package to be true and correct, or the failure of any other information provided to any such Indemnified Party by, or on behalf of, Master Servicer (in any capacity) to be true and correct; (iv) any negligence or willful misconduct on its (in any capacity) part arising out of, relating to, in connection with, or affecting any transaction contemplated by the Transaction Documents, any Pool Receivable or any Related Asset; (v) the failure by Master Servicer (in any capacity) to comply with any applicable Law, rule or regulation with respect to any Pool Receivable or the related Contract or its servicing thereof; (vi) the violation or breach by Master Servicer or any of its Affiliates of any confidentiality provision, or of any similar covenant of non-disclosure, with respect to any Contract, or any other Indemnified Amount with respect to or resulting from any such violation or breach; (vii) any failure by Master Servicer or any of its Affiliates to obtain consent from any Obligor prior to the assignment of any Pool Receivable and Related Assets pursuant to the terms of the Transaction Documents; (viii) any breach of any Contract as a result of the sale or contribution thereof or any Receivables related thereto pursuant to the Sale Agreement or this Agreement; or (ix) any commingling of any funds by it (in any capacity) relating to the Asset Interest with any of its funds or the funds of any other Person (including the commingling of Collections of Pool Receivables with Excluded Collections or collections on Unsold Receivables).
ARTICLE XIII

MISCELLANEOUS
SECTION 13.1Amendments, Etc. No amendment, modification or waiver of any provision of this Agreement nor consent to any departure by Seller or Master Servicer therefrom shall in any event be effective unless the same shall be in writing and signed by, unless otherwise described herein, Seller, Administrative Agent, Master Servicer and the Required Purchasers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or modification shall (i) decrease the outstanding amount of, or extend the repayment of or any scheduled payment date for the payment of, any Yield in respect of the Purchasers’ Total Investment or any fees owed to any Purchaser, any Purchaser Agent or Administrative Agent without the prior written consent of such Person; (ii) forgive or waive or otherwise excuse any repayment of the Purchasers’ Total Investment without the prior written consent of each Purchaser and the related Purchaser Agent affected thereby; (iii) increase the Commitment of any Purchaser without its prior written consent; (iv) amend or modify the ratable share of any Committed Purchaser’s Commitment or its percentage of the Purchasers’ Total Commitment without such Committed Purchaser’s prior written consent; (v) amend or modify the provisions of this Section 13.1, Section 10.1, or the definition of “Asset Interest”, “Delinquent Receivable”, “Defaulted Receivable”, “Eligible Receivable”, “Event of Termination”, “Unmatured Event of Termination”, “Required Purchasers”, “Net Portfolio Balance”, “Purchase Termination Date”, “Related Asset”, “Required Reserves”, “Master Servicer Termination Events”, “Unmatured Master Servicer Termination Event”, “Specified Concentration Percentage” (other than any permitted changes contemplated by the definition thereof), or “Yield Period” or any of the definitions used in any such preceding definition, in each case without the prior written consent of each Committed Purchaser and each Purchaser Agent or (vi) release all or any material part of the Asset Interest from the security interest granted by the Seller to the Administrative Agent hereunder without the prior written consent of each Committed Purchaser and each Purchaser Agent; provided, further, that the consent of Seller and Master Servicer shall not be required for the effectiveness of any amendment which modifies on a prospective basis, the representations, warranties, covenants or responsibilities of Master Servicer at any time when Master Servicer is not CHR or an Affiliate of CHR or a successor Master Servicer is designated by Administrative Agent through a Successor Notice. Notwithstanding anything in any Transaction Document to the contrary, none of Seller or Master Servicer shall (and shall not permit Performance Guarantor to) amend, waive or otherwise modify any other Transaction Document, or consent to any such amendment or modification, without the prior written consent of Administrative Agent and the Required Purchasers.
SECTION 13.2Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and email communication) and shall be personally delivered or sent by express mail or nationally recognized overnight courier or by certified mail, first class postage prepaid, or by facsimile or email, to the intended party at the address, facsimile number or email address of such party set forth in Schedule 13.2 or at such other address, facsimile number or email address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile or email, when receipt is confirmed by telephonic or electronic means.
SECTION 13.3Successors and Assigns; Participations; Assignments.
(a)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, none of Seller, Master Servicer or Performance Guarantor may assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior consent of Administrative Agent and each Purchaser Agent.
(b)Participations. Any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder; provided, however, that no Purchaser shall, without the consent of the Seller, grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Transaction Document. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and Seller, Master Servicer, each Purchaser Agent and Administrative Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto; and in no event shall Seller or Master Servicer be liable to any such Participant under Article IV for an amount in excess of that which would be payable to the applicable Purchaser under such Article. Each Purchaser that sells a participating interest hereunder to a Participant shall notify Administrative Agent, the related Purchaser Agent and Seller of any such sale.
(c)Assignment by Conduit Purchasers. This Agreement and each Conduit Purchaser’s rights and obligations under this Agreement (including its interest in the Asset Interest) or any other Transaction Document shall be freely assignable in whole or in part by such Conduit Purchaser and its successors and permitted assigns to any Eligible Assignee without the consent of Seller except as required pursuant to clause (iv) of the definition of Eligible Assignee. Each assignor of all or a portion of its interest in the Asset Interest shall notify Administrative Agent, the related Purchaser Agent and Seller of any such assignment. Each assignor of all or a portion of its interest in the Asset Interest may, in connection with such assignment and subject to Section 13.8, disclose to the assignee any information relating to the Asset Interest, furnished to such assignor by or on behalf of Seller, Master Servicer or Administrative Agent. Notwithstanding anything to the contrary set forth herein, any Conduit Purchaser may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement (including its interest in the Asset Interest) to any Conduit Trustee without notice to or consent of the Seller; provided, that no such pledge or grant of security interest shall release such Conduit Purchaser from any of its obligations hereunder or substitute any such Conduit Trustee for such Conduit Purchaser as a party hereto.
(d)Assignment by Committed Purchasers. (i) Each Committed Purchaser may freely assign to any Eligible Assignee without the consent of Seller except as required pursuant to clause (iv) of the definition of Eligible Assignee all or a portion of its rights and obligations under this Agreement or in any other Transaction Document (including all or a portion of its Commitment and its interest in the Asset Interest) in each case, with prior written consent of Administrative Agent, the related Purchaser Agent and prior written notice to Seller; provided, however that the parties to each such assignment shall execute and deliver to Administrative Agent and to Seller, for its recording in the Register, a duly executed and enforceable joinder to this Agreement (“Joinder”).
(ii) From and after the effective date specified in such Joinder, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Joinder, have the rights and obligations of a Committed Purchaser thereunder and (y) the assigning Committed Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Joinder, relinquish such rights and be released from such obligations under this Agreement. In addition, any Committed Purchaser may assign all or any portion of its rights (including its interest in the Asset Interest) under this Agreement to any Federal Reserve Bank without notice to or consent of Seller, Master Servicer, any other Committed Purchaser, Conduit Purchaser or Administrative Agent.
(e)Register.
(i)Seller or Master Servicer on Seller’s behalf shall maintain a register for the recordation of the names and addresses of the Purchasers, and the Purchases (and Yield, fees and other similar amounts under this Agreement) pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Seller, Master Servicer and the Purchasers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a lender solely for U.S. federal income tax purposes. The Register shall be available for inspection by the Purchaser, at any reasonable time and from time to time upon reasonable prior notice.
(ii)Seller or Master Servicer on Seller’s behalf shall also maintain in the Register each participant’s and/or assignee’s interest or obligations under the Transaction Documents with respect to each participation or assignment pursuant to Section 13.3(b) or 13.3(c) and shall record such participation or assignment upon notice from the Administrative Agent or the applicable Purchaser; provided that no Person shall have any obligation to disclose all or any portion of the Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, purchases or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such interest or obligation that is treated as indebtedness for U.S. federal income tax purposes is in registered form under

Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Register shall be conclusive absent manifest error.
(f)Opinions of Counsel. If requested by Administrative Agent or an assigning Purchaser or related Purchaser Agent or necessary to maintain the ratings of any Conduit Purchaser’s Commercial Paper Notes, each assignment agreement or transfer supplement, as the case may be, must be accompanied by an opinion of counsel of the assignee as to such matters as Administrative Agent or such Purchaser or related Purchaser Agent may reasonably request.
SECTION 13.4No Waiver; Remedies. No failure on the part of Administrative Agent, any Liquidity Provider, any Enhancement Provider, any Affected Party, any Purchaser, any Purchaser Agent or any Indemnified Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the foregoing, each Purchaser, each Purchaser Agent, BofA, individually and as Administrative Agent, each Enhancement Provider, each Liquidity Provider, each Affected Party, and any of their Affiliates (the “Set-off Parties”) are each hereby authorized by Master Servicer, Performance Guarantor and Seller at any time and from time to time (without notice to the Master Servicer, Performance Guarantor, Seller or any other Person (any such notice being expressly waived by Master Servicer and Seller)), to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, any such Set-off Party to or for the credit to the account of Master Servicer, Performance Guarantor or Seller, as applicable, against any and all obligations of Master Servicer, Performance Guarantor or Seller, as applicable, now or hereafter existing under this Agreement or any other Transaction Document, to any Set-off Party.
SECTION 13.5Binding Effect; Survival.
(a)This Agreement shall be binding upon and inure to the benefit of Seller, Master Servicer, Performance Guarantor, Administrative Agent, each Purchaser, and the provisions of Articles IV and XII shall inure to the benefit of the Affected Parties and Indemnified Parties, respectively, and their respective successors and assigns.
(b)Each Liquidity Provider, each Enhancement Provider and each other Affected Party are express third party beneficiaries hereof. Subject to clause (i) of Section B of Appendix A hereto, this Agreement shall not confer any rights or remedies upon any other Person, other than the third party beneficiaries specified in this Section 13.5(b).
(c)This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Payout Date. The rights and remedies with respect to any breach of any representation and warranty made by Seller pursuant to Article VI and the indemnification and payment provisions of Articles IV and XII and Sections 1.2(f), 3.2, 3.3, 11.8, 11.11, 13.4, 13.5, 13.6, 13.7, 13.8, 13.11, 13.12, 13.13, 13.14 and 13.15 shall be continuing and shall survive any termination of this Agreement.

SECTION 13.6Costs, Expenses and Taxes. In addition to its obligations under Article XII, Seller and Master Servicer, jointly and severally, agree to pay on demand:
(a)All reasonable costs and expenses incurred by or on behalf of Administrative Agent, each Liquidity Provider, each Enhancement Provider, each Purchaser, each Purchaser Agent and each other Affected Party in connection with:
(i)the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and any amendment of or consent or waiver under any of the Transaction Documents (whether or not consummated), or the enforcement of, or any actual or claimed breach of, this Agreement or any of the other Transaction Documents, including external accountants’, external auditors’, external consultants’ external and external attorneys’ fees and expenses to any of such Persons and the fees and charges of any nationally recognized statistical rating agency or any independent accountants, external auditors, external consultants or other agents incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents in connection with any of the foregoing; and
(ii)the administration (including periodic auditing as provided for herein) of this Agreement and the other Transaction Documents and the transactions contemplated thereby, including all expenses and accountants’, consultants’ and attorneys’ fees incurred in connection with the administration and maintenance of this Agreement and the other Transaction Documents and the transactions contemplated thereby; and
(b)all stamp and other similar Taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents.
SECTION 13.7No Proceedings.
(a)Seller, Master Servicer, Performance Guarantor, Administrative Agent, each Purchaser and each Purchaser Agent, each hereby agrees that it will not (and will not permit any of its Affiliates to) institute against any Conduit Purchaser, or join any other Person in instituting against any Conduit Purchaser, any proceeding of the type referred to in the definition of Event of Bankruptcy from the Closing Date until one year plus one day following the last day on which all Commercial Paper Notes and other publicly or privately placed indebtedness for borrowed money of such Conduit Purchaser shall have been indefeasibly paid in full.
(b)Master Servicer, Performance Guarantor, each Purchaser and each Purchaser Agent, each hereby agrees that it will not institute against Seller, or join any other Person in instituting against Seller, any proceeding of the type referred to in the definition of Event of Bankruptcy; provided, however, that Administrative Agent, with the prior consent of the Required Purchasers, may, or shall at the direction of the Required Purchasers institute or join any other Person in instituting any such proceeding against Seller. The foregoing shall not limit any such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such parties.
SECTION 13.8Confidentiality.

(a)Each party hereto acknowledges that Administrative Agent, each Purchaser and each Purchaser Agent regards the terms of the transactions contemplated by this Agreement to be proprietary and confidential, and each such party severally agrees that:
(i)it will not disclose without the prior consent of Administrative Agent (other than to the directors, officers, employees, auditors, counsel or Affiliates (collectively, “representatives”) of such party, each of whom shall be informed by such party of the confidential nature of the Program Information (as defined below) and of the terms of this Section 13.8), (1) any information regarding the pricing terms in, or copies of, this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby, (2) any information regarding the organization, business or operations of any Purchaser generally or the services performed by Administrative Agent for any Purchaser, or (3) any information which is furnished by Administrative Agent to such party and is designated by Administrative Agent to such party in writing as confidential (the information referred to in clauses (1), (2) and (3) is collectively referred to as the “Program Information”), provided that such party may disclose any such Program Information: (A) to any other party to this Agreement (and any representatives so long as they are informed that such information is confidential and agree to keep such information confidential) for the purposes contemplated hereby, (B) as may be required by any Governmental Authority having jurisdiction over such party, (x) in order to comply with any Law applicable to such party or (y) subject to subsection (c), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose any such Program Information or (C) to any Conduit Trustee or to any permitted assignee of such party’s rights and obligations hereunder to the extent they agree to be bound by this Section;
(ii)it, and any Person to which it discloses such information, will use the Program Information solely for the purposes of evaluating, administering, performing and enforcing the transactions contemplated by this Agreement and making any necessary business judgments with respect thereto; and
(iii)it, and any Person to which it discloses such information, will, upon written demand from Administrative Agent, return (and cause each of its representatives to return) to Administrative Agent or destroy, all documents or other written material received from Administrative Agent, as the case may be, pursuant to clauses (2) or (3) of subsection (i) above and all copies thereof made by such party which contain all Program Information. Any Person required to maintain the confidentiality of any information as provided in this Section 13.8(a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)Availability of Confidential Information. This Section 13.8 shall be inoperative as to such portions of the Program Information which are or become generally available to the public or such party on a nonconfidential basis from a source other than Administrative Agent or were known to such party on a nonconfidential basis prior to its disclosure by Administrative Agent.
(c)Legal Compulsion to Disclose. In the event that any party or anyone to whom such party or its representatives transmits the Program Information is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Program Information, such party shall provide Administrative Agent, each Purchaser Agent and Master Servicer with prompt written notice so that Administrative Agent may at the expense of Master Servicer seek a protective order or other appropriate remedy and/or if it so chooses, agree that such party may disclose such Program Information pursuant to such request or legal compulsion. In the event that such protective order or other remedy is not obtained, or Administrative Agent waives compliance with the provisions of this Section 13.8(c), such party will furnish only that portion of the Program Information which (in such party’s good faith judgment) is legally required to be furnished and will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Program Information.
(d)Confidentiality of Administrative Agent and Purchasers. Each of Administrative Agent, each Purchaser, each Purchaser Agent, each Affected Party and their successors and assigns agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be instructed and agree or be otherwise bound to keep such Information confidential), (ii) to the extent requested by any Governmental Authority or by any applicable Law, (iii) to the extent required by any subpoena or similar legal process, provided, however, to the extent permitted by applicable Law and if practical to do so under the circumstances, that the Person relying on this clause (iii) shall provide Seller with prompt notice of any such required disclosure so that Seller may seek a protective order or other appropriate remedy, and in the event that such protective order or other remedy is not obtained, such Person will furnish only that portion of the Information which is legally required, (iv) to any other Affected Party or to any Conduit Trustee, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, (vii) to any prospective participant or assignee provided such person agrees to be bound by this Section 13.8(d), (viii) with the consent of Seller, (ix) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or any agreement contemplated by this Section or (2) becomes available to such Person on a nonconfidential basis from a source other than the Master Servicer or its Subsidiaries (and not in breach of this Section or any agreement contemplated by this Section) or (x) to any nationally recognized statistical rating organization as contemplated by Section 17g-5 of the 1934 Act or in connection with obtaining or monitoring a rating on any Commercial Paper Notes. For the purposes of this Section, “Information” means all information received from the Master Servicer or any Affiliate thereof relating to Seller, the Master Servicer, Performance Guarantor or any Affiliate or their business, other than any such information that is available to such Person on a nonconfidential basis prior to disclosure by the Master Servicer or any Affiliate thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 13.9Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.
SECTION 13.10Integration. This Agreement, together with the other Transaction Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.
SECTION 13.11Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY PURCHASER IN THE POOL RECEIVABLES OR RELATED ASSETS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).
SECTION 13.12Waiver of Jury Trial. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.
SECTION 13.13Consent to Jurisdiction; Waiver of Immunities. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT:
(a)IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.
(b)TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

SECTION 13.14Execution in Counterparts; Electronic Records and Signatures. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the CHR Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each of the CHR Parties to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the CHR Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Purchasers of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Purchasers may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Purchasers shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any CHR Party without further verification and (b) upon the request of the Administrative Agent or any Purchaser, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
SECTION 13.15No Recourse Against Other Parties. Other than as provided for in the Transaction Documents with respect to Performance Guarantor, Master Servicer and any Originator, no recourse under any obligation, covenant or agreement of any party contained in this Agreement shall be had against any stockholder, employee, officer, director, member, manager, incorporator or organizer of such party.
SECTION 13.16Pledge to a Federal Reserve Bank or Security Trustee.
(a)Federal Reserve. Notwithstanding anything to the contrary set forth herein (including in Section 13.3), (i) each Committed Purchaser or any assignee or participant thereof or (ii) in the event that any Conduit Purchaser assigns any of its interest in, to and under the Asset Interest to any Liquidity Provider or Enhancement Provider, any such Person, may at any time pledge, grant a security interest in or otherwise transfer all or any portion of its interest in the Asset Interest or under this Agreement to secure the obligations of such Person to a Federal Reserve Bank or otherwise to any other federal Governmental Authority or special purpose entity formed or sponsored by any such federal Governmental Authority, in each case without notice to or the consent of Seller or Master Servicer, but such pledge, grant or transfer shall not relieve any Person from its obligations hereunder.

(b)Security Trustee. Notwithstanding anything to the contrary set forth herein (including in Section 13.3), each Conduit Purchaser may at any time pledge, grant a security interest in or otherwise transfer all or any portion of its interest in the Asset Interest or under this Agreement to a collateral trustee or security trustee under its Commercial Paper Notes program, without notice to or the consent of Seller or Master Servicer, but such pledge, grant or transfer shall not relieve such Conduit Purchaser from its obligations, if any, hereunder.
SECTION 13.17Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 13.18No Party Deemed Drafter. CHR, Master Servicer, Seller, Performance Guarantor, each Purchaser, each Purchaser Agent and Administrative Agent agree that no party hereto shall be deemed to be the drafter of this Agreement.
SECTION 13.19 USA PATRIOT Act. Each of the Administrative Agent and each other Affected Party hereby notifies each CHR Party that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107 56 (signed into law October 26, 2001) (the “Patriot Act”), the Administrative Agent and the other Affected Parties may be required to obtain, verify and record information that identifies a CHR Party, which information includes the name, address, tax identification number and other information regarding such CHR Party that will allow the Administrative Agent and the other Affected Parties to identify such CHR Party in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each CHR Party agrees to promptly respond to any KYC Request and provide the Administrative Agent and each other Affected Party, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.
SECTION 13.20 Acknowledgement Regarding Any Supported QFCs.
To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a

Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a defaulting Purchaser or Administrative Agent shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 13.20, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 13.21 Post-Closing Covenants.
(a)Not later than ninety (90) days following the Closing Date (or such later date consented to in writing by the Administrative Agent and each Purchaser), Seller and the Master Servicer shall deliver (at the sole cost and expense of Seller), a report of an accounting firm or consulting firm reasonably acceptable to Administrative Agent (such report, the "Post-Closing AUP"), addressed to Administrative Agent and each Purchaser Agent and setting forth the results of such firm’s performance of agreed upon procedures with respect to the performance of Master Servicer for the prior fiscal year or twelve (12) calendar month period, as requested by Administrative Agent. The scope of the above agreed upon procedures report shall be as reasonably requested by Administrative Agent.
(b)Not later than one hundred twenty (120) days following the Closing Date (or such later date consented to in writing by the Administrative Agent and each Purchaser), Seller and Master Servicer shall enter into such agreements, amendments, restatements, supplements or other modifications of the Transaction Documents as reasonably requested by Administrative Agent to address any shortfalls, deficiencies or other terms identified in the Post-Closing AUP.
(c)Not later than January 1, 2022 (or such later date consented to in writing by the Administrative Agent and each Purchaser), Seller shall open up a new bank account at a Lock-Box Bank in the name of the Seller (such bank account, the "New

Lock-Box Account") and provide the account number therefore to the Administrative Agent.
(d)Not later than January 1, 2022 (or such later date consented to in writing by the Administrative Agent and each Purchaser), Seller shall deliver to the Administrative Agent a duly executed copy of a Lock-Box Agreement (or an amendment to an existing Lock-Box Agreement) covering the New Lock-Box Account, in form and substance satisfactory to the Administrative Agent.
(e)Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, the failure of Seller or the Master Servicer to timely perform its respective obligations under this Section 13.21 shall constitute an immediate Event of Termination under this Agreement with no grace period.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
C.H. ROBINSON WORLDWIDE, INC.,
as initial Master Servicer and as Performance Guarantor

By:/s/ Brent C. Schoenrock
Name:    Brent Schoenrock
Title:    Treasurer

C.H. ROBINSON RECEIVABLES, LLC, as Seller

By:/s/ Brent C. Schoenrock
Name:    Brent Schoenrock
Title:    Treasurer
    S-1    BofA/CHR – Receivables Purchase Agreement

BANK OF AMERICA, N.A.,
as Administrative Agent

By:/s/ Daniel Ghanem
Name:    Daniel Ghanem
Title:    Vice President

BANK OF AMERICA, N.A.,
as a Purchaser Agent for the BofA Purchaser Group

By: /s/ Daniel Ghanem
Name:    Daniel Ghanem
Title:    Vice President

BANK OF AMERICA, N.A.,
as a Committed Purchaser for the BofA Purchaser Group

By: /s/ Daniel Ghanem
Name:    Daniel Ghanem
Title:    Vice President

    S-2    BofA/CHR – Receivables Purchase Agreement

WELLS FARGO BANK, N.A.,
as a Purchaser Agent for the Wells Purchaser Group

By: /s/ Darrell Cole
Name:    Darrell Cole
Title:    Vice President

WELLS FARGO BANK, N.A.,
as a Committed Purchaser for the Wells Purchaser Group

By: /s/ Darrell Cole
Name:    Darrell Cole
Title:    Vice President

    S-3    BofA/CHR – Receivables Purchase Agreement

APPENDIX A

DEFINITIONS
This is Appendix A to the Receivables Purchase Agreement, dated as of November 19, 2021, among C.H. ROBINSON WORLDWIDE, INC., a Delaware corporation, as initial Master Servicer and as Performance Guarantor, C.H. ROBINSON RECEIVABLES, LLC, a Delaware limited liability company, as seller, the various CONDUIT PURCHASERS, COMMITTED PURCHASERS and PURCHASER AGENTS from time to time party hereto, and BANK OF AMERICA, N.A., as administrative agent on behalf of the Affected Parties.
A.    Defined Terms.
As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings indicated herein below:
“1934 Act” means the Securities Exchange Act of 1934.
“Accumulating Reduction” is defined in Section 3.2(b).
“Adjusted Dilution Ratio” means, as of any day, the average of the Dilution Ratios for the preceding twelve Settlement Periods.
“Administrative Agent” is defined in the preamble.
“Adverse Claim” means any claim of ownership or any Lien; it being understood that any thereof in favor of, or assigned to, the Administrative Agent (for the benefit of the Affected Parties) shall not constitute an Adverse Claim.
“Affected Party” means Administrative Agent, each Purchaser, each Exiting Purchaser, each Purchaser Agent, each Liquidity Provider, each Enhancement Provider and each Program Administrator.
“Affiliate” when used with respect to a Person means any other Person controlling, controlled by, or under common control with, such Person. For the purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management and policies, whether through the ownership of voting securities, by contract or otherwise.
“Affiliate Receivable” means any Pool Receivable the Obligor of which (a) is an Affiliate of any CHR Party; (b) is a Person 10% or more of the Voting Stock of which is controlled, directly or indirectly, by any CHR Party or any Affiliate of any CHR Party; or (c) is a Person which, together with any Affiliates of such Person, controls, directly or indirectly, 10% of the Voting Stock of any CHR Party.
“Agreement” is defined in the preamble.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Administrative Agent, any Purchaser or Purchaser Agent, or any of their respective Subsidiaries is located or doing business, all laws, rules, and regulations of any jurisdiction applicable to any CHR Party or any Person that is an Affiliate of a CHR Party from time to time concerning or relating to bribery or corruption.
Appendix A-1

“Anti-Money Laundering Laws” means applicable Law in any jurisdiction in the Administrative Agent, any Purchaser or Purchaser Agent, or any of their respective Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Asset Interest” is defined in Section 1.2(c).
“Bank Rate” for any day falling in a particular Yield Period with respect to any Rate Tranche and any Purchaser Group means an interest rate per annum equal to the BSBY Rate on such day.
“Bankruptcy Code” means Title 11 of the United States Code.
“Base Rate” means, with respect to any Purchaser, on any date, a fluctuating rate of interest per annum equal to the highest of:
(a)    the applicable Prime Rate for such date;
(b)    the Federal Funds Rate for such date, plus 0.50%; and
(c)    the BSBY Rate on such day, plus 0.50%.
“BASEL Accord” means, the second accord adopted by the BASEL Committee on Banking Supervision (as defined below), to the extent and in the manner implemented as an applicable law, guideline or request (or any combination thereof) from any Governmental Authority (whether or not having the force of law), as such accord and any related law, guideline or request may be amended, supplemented, restated or otherwise modified, including, but not limited to, each similar and subsequent accord that may be adopted by the BASEL Committee on Banking Supervision (including, but not limited to, the proposed accord known as BASEL III) and all related laws, guidelines or requests implementing each such accord as may be adopted and amended or supplemented from time to time. As used herein, “BASEL Committee on Banking Supervision” means, the committee created in 1974 by the central bank governors of the Group of Ten nations. For purposes hereof “Group of Ten” shall mean the eleven countries of Belgium, Canada, France, Germany, Switzerland, the United States, Italy, Japan, the Netherlands, Sweden and the United Kingdom, which are commonly referred to as the “Group of Ten” or “G-10”, and any successor thereto.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Bloomberg” means Bloomberg Index Services Limited.
“BofA” is defined in the preamble.
“BSBY” means the Bloomberg Short-Term Bank Yield Index rate.
“BSBY Rate” means for any day during any Yield Period, the rate per annum equal to the BSBY Screen Rate on such day with a term equivalent to one-month (or if the rate is not
Appendix A-2

published on such determination date then BSBY Rate means the BSBY Screen Rate on the first Business Day immediately prior thereto); provided that if the BSBY Rate determined in accordance with this definition would otherwise be less than zero, the BSBY Rate shall be deemed zero for purposes of this Agreement.
“BSBY Screen Rate” means the Bloomberg Short-Term Bank Yield Index rate administered by Bloomberg and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s office is located and, if such day relates to any Rate Tranche funded at the BSBY Rate, in New York City.
    “Change of Control” means the occurrence of any of the following:
(a)    CHRCI shall at any time cease to directly own or control 100% of the Voting Stock of Seller free and clear of any Adverse Claim;
(b)    Performance Guarantor shall at any time cease to directly or indirectly own or control 100% of the Voting Stock of any Originator free and clear of any Adverse Claim; or
(c)    with respect to Performance Guarantor:
(i)    any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the 1934 Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of thirty-five percent (35%) or more of the voting power of the then outstanding Voting Stock of Performance Guarantor entitled to vote generally in the election of the directors of Performance Guarantor;
(ii)    during any period of twelve (12) consecutive calendar months, the board of directors of Performance Guarantor shall cease to have as a majority of its members individuals (i) who were directors of Performance Guarantor on the first day of such period or (ii) whose election by the board of directors or whose nomination for election by the shareholders of the Performance Guarantor was approved by at least a majority of the directors then still in office at the time of such election or nomination who were directors of Performance Guarantor on the first day of such period or whose election or nomination for election was so approved; or
(iii)    Performance Guarantor consolidates with or merges into another Person (other than a Subsidiary of Performance Guarantor) or conveys, transfers or leases all or substantially all of its property to any Person (other than a Subsidiary of Performance Guarantor), or any Person (other than a Subsidiary of Performance Guarantor) consolidates with or merges into Performance Guarantor, in either event pursuant to a transaction in which the outstanding Voting Stock of Performance Guarantor is reclassified or changed into or exchanged for cash, securities or other property.
“CHR” is defined in the preamble.
Appendix A-3

“CHR Parties” means CHR, the Master Servicer, the Seller, the Originators and the Performance Guarantor.
“CHRCI” means C.H. Robinson Company Inc.
“Closing Date” is defined in Section 5.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” is defined in Section 9.1.
“Collections” means, with respect to any Pool Receivable, all funds which either (a) are received by Seller, an Originator, CHR, Master Servicer or any other Person from or on behalf of the related Obligors in payment of any amounts owed (including purchase prices, finance charges, interest and all other charges) in respect of such Pool Receivable, or applied to such other charges in respect of such Pool Receivable, or applied to such amounts owed by such Obligors (including insurance payments that Seller or Master Servicer applies in the ordinary course of its business to amounts owed in respect of such Pool Receivable and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Pool Receivable and available to be applied thereon) or (b) are deemed to have been received by Seller or any other Person as a Collection pursuant to Section 3.2 (it being understood that Collections shall not refer to the purchase price paid by any Purchaser to Seller for Purchases of the Pool Receivables and Related Assets pursuant to Section 1.1).
“Commercial Paper Notes” means short-term promissory notes issued or to be issued by a Conduit Purchaser to fund its investments in accounts receivable or other financial assets.
“Commitment” means, with respect to each Committed Purchaser, the maximum amount which such Committed Purchaser is obligated to pay hereunder on account of any Purchase, as set forth on Schedule I hereto, as such amount may be increased in accordance with Section 1.4.
“Commitment Fee” is defined in the Fee Letter.
“Committed Purchaser” means each Person listed as such as set forth on the signature pages of this Agreement.
“Concentration Limit” means at any time for any Obligor, the product of (a) such Obligor’s Specified Concentration Percentage, and (b) the aggregate Unpaid Balance of the Eligible Receivables at the time of determination.
“Conduit Purchaser” means each commercial paper conduit listed as such as set forth on the signature pages of this Agreement.
“Conduit Trustee” means, with respect to any Conduit Purchaser, a security trustee or collateral agent for the benefit of the holders of the Commercial Paper Notes of such Conduit Purchaser or commercial paper note issuer appointed pursuant to such entity’s program documents.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with BSBY or any proposed Successor Rate, as applicable, any conforming changes to the definitions of Bank Rate, Base Rate, BSBY and Yield Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of
Appendix A-4

Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate, and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Transaction Document).
“Consent Party” means each party required to sign any amendment, modification or waiver of any provisions of this Agreement or consent to any departure by Seller or Master Servicer therefrom pursuant to Section 13.1.
“Contract” means, with respect to any Receivable, a contract (including any purchase order or invoice), between an Originator and an Obligor, pursuant to which such Receivable arises or which evidences such Receivable and, for purposes of this Agreement only, which has been sold or contributed to Seller pursuant to the Sale Agreement. A “related” Contract with respect to a Pool Receivable means a Contract under which such Pool Receivable arises or which is relevant to the collection or enforcement of such Receivable.
“Control” when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or activities of a Person or entity, whether through the ownership of voting securities or membership interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
“CP Rate” means, for any period and with respect to any Rate Tranche funded by Commercial Paper Notes of any Conduit Purchaser, the per annum rate equivalent to the weighted average cost (as determined by the applicable Purchaser Agent for such Conduit Purchaser and which shall include commissions and fees of placement agents and dealers, incremental carrying costs incurred with respect to Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Liquidity Agreement) and any other costs and expenses associated with the issuance of Commercial Paper Notes) of or related to the issuance of Commercial Paper Notes that are allocated, in whole or in part, by such Conduit Purchaser or the applicable Purchaser Agent to fund or maintain such Rate Tranche (and which may be also allocated in part to the funding of other assets of such Conduit Purchaser (determined in the case of Commercial Paper Notes issued on a discount by converting the discount to an interest equivalent rate per annum); provided, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, Seller agrees that any amounts payable to the applicable Conduit Purchaser in respect of Yield for any Yield Period with respect to any Rate Tranche funded by such Conduit Purchaser at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Commercial Paper Notes issued by such Conduit Purchaser to fund or maintain such Rate Tranche that corresponds to the portion of the proceeds of such Commercial Paper Notes that was used to pay the interest component of maturing Commercial Paper Notes issued by such Conduit Purchaser to fund or maintain such Rate Tranche, to the extent that such Conduit Purchaser had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Commercial Paper Notes (for purposes of the foregoing, the “interest component” of Commercial Paper Notes equals the excess of the face amount thereof over the net proceeds received by such Conduit Purchaser from the issuance of Commercial Paper Notes, except that if such Commercial Paper Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Commercial Paper Notes through maturity).
Appendix A-5

“Credit and Collection Policy” or “Credit and Collection Policies” means with respect to any Pool Receivable, Master Servicer’s credit and collection policies and practices, as applicable, relating to Contracts and Receivables, each as described in Schedule 6.2(n), as amended, restated, supplemented, waived or otherwise modified without violating Section 7.6(b).
“Cut-Off Date” means the last day of each Settlement Period.
“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).
“Days Sales Outstanding” means, on any date, the number of days equal to the product of (a) 30 and (b) the amount obtained by dividing (i) the aggregate Unpaid Balance of the Pool Receivables as of such date by (ii) the aggregate initial Unpaid Balance of Pool Receivables which were originated during the immediately preceding Settlement Period.
“Debt” means with respect to any Person at any time, without duplication, (a) all obligations of such Person for money borrowed or raised, all obligations (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property, and all capital lease obligations or other obligations which, in each case, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person and all guarantees (whether contingent or otherwise) of such Person guaranteeing the Debt of any other Person, whether directly or indirectly (other than endorsements for collection or deposit in the ordinary course of business).
“Deemed Collections” is defined in Section 3.2(a).
“Default Rate” means, a rate per annum equal to the higher of (A) BSBY Rate on such date, plus 2.0% per annum and (B) the applicable Prime Rate for such date
“Default Ratio” means, for any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate Unpaid Balance of all Defaulted Receivables as of the Cut-Off Date of such Settlement Period and (b) the denominator of which is the aggregate Unpaid Balance of all Pool Receivables on the Cut- Off Date of such Settlement Period.
“Defaulted Receivable” means a Pool Receivable: (a) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment with respect to such Pool Receivable, (b) as to which the Obligor thereof is subject to an Event of Bankruptcy that has occurred and is continuing or (c) which, consistent with the Credit and Collection Policy, would be or should have been written off as uncollectible; provided, that once a Pool Receivable has been written off as uncollectible it shall no longer be a Defaulted Receivable.
“Delinquency Ratio” means, for any Settlement Period, a fraction (expressed as a percentage) (a) the numerator of which is the aggregate Unpaid Balance of all Delinquent Receivables as of the Cut-Off Date of such Settlement Period and (b) the denominator of which is the aggregate Unpaid Balance of all Pool Receivables on the Cut-Off Date of such Settlement Period.
“Delinquent Receivable” means a Pool Receivable: (a) as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment; or
Appendix A-6

(b) which, consistent with the Credit and Collection Policies, is or should have been classified as delinquent or past due by the applicable Originator or Master Servicer.
“Designated Financial Officer” means, at any time and with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.
“Dilution” means, as of any date of determination with respect to any Pool Receivable, the amount by which the Unpaid Balance of such Pool Receivable is reduced or cancelled due to returns, defective goods, refunds, allowances, cash discounts, rebates, disputes, rejections, set off, netting, deficit, failure to perform on the part of the related Originator or Master Servicer, adjustment or advertising, price protection or service credits, or any other similar reason other than with respect to the credit-worthiness of the related Obligor.
“Dilution Horizon Ratio” means, as of any date of determination, a fraction (expressed as a percentage), (a) the numerator of which is equal to the aggregate initial Unpaid Balance of all Receivables originated by each Originator during the most recently ended Settlement Period, and (b) the denominator of which is the Net Portfolio Balance as of the Cut-Off Date of the most recently ended Settlement Period.
“Dilution Ratio” means, with respect to any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate amount of all Dilutions in respect of Pool Receivables which occurred during such Settlement Period and (b) the denominator of which is the aggregate initial Unpaid Balance of all Receivables which were originated by the Originators during the immediately preceding Settlement Period.
“Dilution Reserve Floor Percentage”, mean with respect to any date of determination, an amount equal to the Adjusted Dilution Ratio, times the Dilution Horizon Ratio.
“Dilution Reserve Percentage” means, with respect to any date of determination, an amount equal to:
DHR x {(2.00 x ADR) + DVC}
        where:
        ADR    =    the Adjusted Dilution Ratio on such day,
        DHR    =     the Dilution Horizon Ratio on such day, and
        DVC    =     Dilution Volatility Component on such day.
“Dilution Volatility Component” means, with respect to any date of determination, the product of (a) the positive difference between (i) the highest average Dilution Ratio for any three consecutive Settlement Periods observed over the preceding twelve Settlement Periods (the “Dilution Spike”), minus (ii) the Adjusted Dilution Ratio, multiplied by (b) the quotient of (i) the Dilution Spike, divided by (ii) the Adjusted Dilution Ratio.
“Eligible Assignee” means (i) Administrative Agent, any Purchaser Agent, any Purchaser or any of their respective Affiliates that are financial institutions, insurance company entities or manage a commercial paper conduit or similar entity, (ii) any Liquidity Provider, any Program Administrator or any Enhancement Provider, (iii) any commercial paper conduit or similar entity that is managed by Administrative Agent, any Purchaser or any Purchaser Agent or any of their respective Affiliates and (iv) any financial or other institution that is acceptable to Administrative Agent, and solely with respect to this clause (iv) so long as the Liquidation
Appendix A-7

Period has not commenced and no Event of Termination or Unmatured Event of Termination has occurred and is continuing, Seller (such consent not to be unreasonably withheld, conditioned or delayed).
“Eligible Contract” means a Contract governed by the law of the United States of America or of any State thereof that contains an obligation to pay a specified sum of money and that has been duly authorized by each party thereto and which (i) does not require the Obligor thereunder to consent to any transfer, sale or assignment thereof or of the related Receivable, any Related Asset or any proceeds of any of the foregoing, (ii) is not subject to a confidentiality provision, covenant of non-disclosure or similar restrictions that would restrict the ability of Administrative Agent or any Purchaser to fully exercise or enforce its rights under the Transaction Documents (including any rights thereunder assigned or originated to them hereunder) with respect to the related Receivable or any Related Asset, (iii) is not “chattel paper” as defined in the UCC of any jurisdiction governing the perfection or assignment of the related Receivable, (iv) has not been modified, extended or rewritten in any manner (except for extensions and modifications expressly permitted hereunder) and (v) remains in full force and effect.
“Eligible Foreign Country” means Canada.
“Eligible Receivable” means, as of any date of determination, a Receivable:
(a)    (i) which represents all or part of the sales price of goods or services, sold by an Originator and billed to the related Obligor in the ordinary course of such Originator’s business and sold or contributed to Seller pursuant to the Sale Agreement, (ii) all obligations of the Originator in connection with which have been fully performed, (iii) no portion of which is in respect of any amount as to which the related Obligor is permitted to withhold payment until the occurrence of a specified event or condition (including “guaranteed” or “conditional” sales or any performance by an Originator), (iv) which is not owed to any Originator or Seller as a bailee or consignee for another Person, (v) which is not issued under cash-in-advance or cash-on-account terms or (vi) with payment terms of less than 60 days from the original billing date; provided that, for the avoidance of doubt, no portion of any Receivable billed to any Obligor for which the related goods or services have not been delivered or performed by an Originator shall constitute an “Eligible Receivable” (including for purposes of calculating the Net Portfolio Balance);
(b)    which (i) constitutes an “account” or a “payment intangible”, (ii) is not evidenced by “instruments” or “chattel paper”, (iii) does not constitute, or arise from the sale of, “as-extracted collateral”, in each case, as defined in the UCC and (iv) does not constitute an Interline Receivable;
(c)    the Obligor of which (i) is not a Sanctioned Entity, (ii) is not a Governmental Authority and (iii) is a commercial Obligor and not a natural Person acting in its individual capacity;
(d)    the Obligor of which either (i) has a principal place of business and has provided an Originator a billing address, in either case located in the United States or (ii) both (A) has a principal place of business and has provided an Originator a billing address, in either case located in an Eligible Foreign Country (other than an Obligor located in Quebec, Canada) or the United States and (B) Administrative Agent has approved such Obligor in writing and has not notified Seller of the termination of such approval;
Appendix A-8

(e)    the Obligor of which has an aggregate Unpaid Balance of Defaulted Receivables included in the Receivables Pool that is not more than 50% of the aggregate Unpaid Balance of all Pool Receivables owed by such Obligor;
(f)    which is not a Defaulted Receivable or a Delinquent Receivable;
(g)    with regard to which the representations of Seller in Section 6.1(k) are true and correct;
(h)    the sale or contribution of which pursuant to the Sale Agreement and this Agreement does not (i) violate, contravene or conflict with any Law, the related Contract or any other applicable contracts or other restrictions or (ii) require the consent or approval of, or a license or consent from, the related Obligor, any Governmental Authority or any other Person;
(i)    which is denominated and payable only in U.S. Dollars in the United States and the Obligor has been instructed to make payments to (i) if such date of determination is prior to September 30, 2022, a Lock-Box Account at a Lock-Box Bank that is subject to a Lock-Box Agreement or (ii) if such date of determination is on or after September 30, 2022, the New Lock-Box Account at a Lock-Box Bank that is subject to a Lock-Box Agreement;
(j)    which arises under an Eligible Contract that, together with such Receivable, (i) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor to pay such Receivable enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to and limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or in law), (ii) is not subject to any dispute, rebate, discount, offset, netting, litigation, counterclaim or defense whatsoever (including defenses arising out of violations of usury Laws) (other than potential discharge in a bankruptcy of the related Obligor) and (iii) is not subject to any Adverse Claim;
(k)    which together with the Contract related thereto, does not (i) require the consent of the related Obligor in order for the related Originator or its assigns to sell, assign, transfer, pledge or hypothecate such Receivable or any Related Assets or (ii) contravene any Law applicable thereto (including Laws relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) in any respect which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the value, validity, collectability or enforceability of the related Receivable or would or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(l)    which (i) was originated by the applicable Originator in the ordinary course of its business and (ii) satisfies all applicable requirements of the Credit and Collection Policy;
(m)    which together with the Contract related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 8.2;
(n)    with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Sale Agreement have been duly obtained, effected or given and are in full force and effect;
Appendix A-9

(o)    as to which Administrative Agent or any Purchaser Agent has not notified Seller and the Administrative Agent and the other Purchaser Agents prior to the time of Purchase or Reinvestment that Administrative Agent or such Purchaser Agent has determined, in its judgment, that such Receivable (or class of Receivables) or Obligor of such Receivable is not acceptable for purchase hereunder;
(p)    the purchase of which is a “current transaction” within Section 3(a)(3) of the Securities Act;
(q)    which represents part or all of the price of the sale of “merchandise,” “insurance” or “services” within the meaning of Section 3(c)(5) of the Investment Company Act and which is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act;
(r)    the purchase of which by Seller under the Sale Agreement, or by the related Purchaser under this Agreement, does not constitute a Security;
(s)    which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;
(t)    which is not supported by any actual or inchoate mechanics, suppliers, materialmen, laborers, employees or repairmen liens or other rights to file or assert any of the foregoing;
(u)    which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;
(v)    which is neither (i) a Supplier Receivable nor (ii) an Affiliate Receivable;
(w)    the Obligor of which is not an Affiliate of any of the parties hereto; and
(x)    for which the related invoice with respect to such Receivable does not include any Excluded Receivable or Unsold Receivable.
“Enhancement Agreement” means any agreement between a Conduit Purchaser and any other Person(s), entered into to provide (directly or indirectly) credit enhancement to such Conduit Purchaser’s commercial paper facility.
“Enhancement Provider” means any Person providing credit or similar support to a Conduit Purchaser under an Enhancement Agreement, including pursuant to an unfunded commitment, or any similar entity with respect to any permitted assignee of such Conduit Purchaser.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which together with the Person is a member of a controlled group of corporations or a controlled group of trades or businesses and would be deemed a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
Appendix A-10

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:
(a)    (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue unstayed or undismissed for a period of sixty (60) days (or, for purposes of Section 10.1(e), if such case or proceeding is in respect of Seller, zero (0) days); or (ii) an order for relief in respect of such Person shall be entered in an involuntary case under federal bankruptcy laws or other similar Laws now or hereafter in effect; or
(b)    such Person (i) shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar Law now or hereafter in effect, or (ii) shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or (iii) shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors (or any board or Person holding similar rights to control the activities of such Person) shall vote to implement any of the foregoing.
“Event of Termination” is defined in Section 10.1.
“Excess Foreign Receivables Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables, the Obligors of which have a principal place of business or a billing address in an Eligible Foreign Country at such time, exceeds (b) 5.0% of the aggregate Unpaid Balance of all Eligible Receivables at such time.
“Excess Obligor Concentration Amount” means, at any time, the aggregate of the amounts determined for each Obligor by which (a) the aggregate Unpaid Balance of all Eligible Receivables owed by such Obligor or an Affiliate of such Obligor at such time, exceeds (b) the Concentration Limit for such Obligor at such time.
“Excluded Collections” means, with respect to any Excluded Receivable, all funds which are received by Seller, an Originator, CHR, Master Servicer or any other Person from or on behalf of the related Excluded Obligors in payment of any amounts owed (including purchase prices, finance charges, interest and all other charges) in respect of such Excluded Receivable, or applied to such other charges in respect of such Excluded Receivable, or applied to such amounts owed by such Excluded Obligors.
“Excluded Effective Date” means, with respect to any Excluded Obligor, the effective date upon which such Excluded Obligor was first added to Schedule III hereto.
“Excluded Obligor” means any Person set forth on Schedule III hereto.
“Excluded Receivables” means any right to payment from a Person, whether constituting an account, chattel paper, payment intangible, instrument or a general intangible (as such terms are defined under the UCC), arising from the sale of goods and/or provision of services by any Originator pursuant to a contract, the obligor of which is an Excluded Obligor.
Appendix A-11

“Excluded Regions” means each region of CHRCI other than the Included Regions.
“Excluded Taxes” means (i) any Taxes based upon, or measured by, any Affected Party’s net income, but only to the extent such Taxes are imposed by a taxing authority (a) in a jurisdiction (or political subdivision thereof) under the laws of which such Affected Party is organized or incorporated, (b) in a jurisdiction (or political subdivision thereof) in which such Affected Party does business, or (c) in a jurisdiction (or political subdivision thereof) in which such Affected Party maintains a lending office (or branch), (ii) any franchise Taxes, branch Taxes or branch profits Taxes imposed by any jurisdiction (or political subdivision thereof) described in clause (i) or in which any of Seller, Master Servicer or Performance Guarantor is located, (iii) with regard to any Affected Party, any withholding Tax to the extent it is (a) imposed on amounts payable to such Affected Party because such Affected Party designates a new lending office, except to the extent that such Affected Party was entitled, at the time of designation of a new lending office (or assignment), to receive such additional amounts from any of Seller, Master Servicer or Performance Guarantor, as applicable, pursuant to Section 3.3, or (b) attributable to such Affected Party’s failure to comply with Section 3.3(vi), (vii) or (viii), as applicable and (iv) any FATCA Withholding Tax.
“Executive Order” means Executive Order No. 13224 on Terrorist Financings: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on September 23, 2001.
“Exiting Purchaser” is defined in Section 3.5.
“Extension Request” is defined in Section 3.5.
“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the foregoing and any fiscal or regulatory legislation, rules or official practices implemented to give effect to any such intergovernmental agreements.
“FATCA Withholding Tax” means any Tax imposed under FATCA.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum, determined by Administrative Agent, equal (for each day during such period) to:
(a)    the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or
(b)    if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the applicable Liquidity Provider or Purchaser Agent from three federal funds brokers of recognized standing selected by it.
“Federal Reserve Bank” means the Board of Governors of the Federal Reserve System, or any successor thereto or to the functions thereof.
“Fee Letter” means the fee letter, dated as of the Closing Date, among Seller, Master Servicer, Administrative Agent and the Purchaser Agents.
Appendix A-12

“Final Payout Date” means the date following the Purchase Termination Date on which Purchasers’ Total Investment shall have been reduced to zero and all Obligations and other amounts then accrued or payable to any of the Affected Parties under the Transaction Documents shall have been paid in full in cash.
“Formation Date” means January 9, 2017
“GAAP” means generally accepted accounting principles in the United States of America as consistently applied.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).
“Immediate Reduction” is defined in Section 3.2(b).
“Included Branches” means each of the following branch locations of CHRCI that are identified as such (or with substantially similar names) in the books and records of CHRCI: Bloomington, Chicago Cent, Chicago Central Field Ops, Chicago North, Chicago South, Fargo, Des Moins, FR-Trans Delivered Sales, Grand Rapids, Great Lakes Field Ops, Green Bay, Indianapolis, Iowa City, Lansing, Madison, Metro Detroit, MidNorth Field Ops, Milwaukee, Minneapolis Surface Trans, Mpls North Loop, North Commercial, Omaha, Port Services, Rochester, St Louis, Sartell and Toledo.
“Included Regions” means the “Great Lakes” and “Midnorth” branch sub-regions of CHRCI that are identified as such (or with substantially similar names) in the books and records of CHRCI.
“Indemnified Amounts” is defined in Section 12.1(a).
“Indemnified Party” is defined in Section 12.1(a).
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Independent Director” means a natural person who (I) is not at the time of initial appointment, or at any time while serving as Independent Director of Seller, and has not been at any time during the preceding five (5) years: (a) a stockholder, member, director, manager (with the exception of serving as an independent director of Seller or any Affiliate), officer, employee, partner, attorney or counsel of Seller or Master Servicer or any of their respective Affiliates; (b) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Seller or Master Servicer or any of their respective Affiliates; (c) a Person or other entity Controlling or under common Control with any such stockholder, member, director, manager, officer, employee, partner, attorney or counsel described in clauses (a) or (b) above; or (d) a member of the immediate family of any such customer, supplier, stockholder, member, director, manager, officer, employee, partner, attorney, counsel or other Person described in clauses (a), (b) or (c) above; (II) (1) has prior experience as an independent director for a company whose charter documents required the unanimous consent of all independent directors thereof before such company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (2) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory,
Appendix A-13

management or placement services to issuers of securitization or structured finance instruments, agreements or securities and (III) is reasonably acceptable to Administrative Agent as evidenced in a writing executed by Administrative Agent.
“Information Package” is defined in Section 3.1(a).
“Intended Tax Treatment” is defined in Section 1.2(e).
“Intercreditor Agreement” means any intercreditor agreement, to be entered into among Administrative Agent, Master Servicer and a Person that has an Adverse Claim in any Unsold Receivables.
“Interline Receivable” means a Pool Receivable: (a) for which any Originator (or any Affiliate thereof) has contracted with any third-party carrier to transport any goods that has given rise to all or any portion of such Pool Receivable, (b) for which any third-party carrier has or will have any constructive trust or other rights over such Pool Receivable or any proceeds thereof, (c) for which the "interline trust doctrine" will apply to such Pool Receivable or any proceeds thereof, (d) for which any Interline Relationship exists between any Originator (or any Affiliate thereof) and any third-party carrier that has performed any services with respect to such Pool Receivable or (e) for which any third-party carrier has made any payment request directly to the related Obligor with respect to any amounts owed to such third-party carrier by any Originator (or any Affiliate thereof).
“Interline Relationship” means any one or more of the following factors: (a) any agreement, arrangement or course of dealing between any Originator (or any Affiliate thereof) and any third-party carrier for which such Originator (or any Affiliate thereof) is required to segregate or identify funds received from Obligors for payment to such third-party carrier or to make payments to such third-party carrier from segregated funds, (b) any agreement, arrangement or course of dealing between any Originator (or any Affiliate thereof) and any third-party carrier for which such Originator (or any Affiliate thereof) is required to compensate such third-party carrier solely to the extent that such Originator (or any Affiliate thereof) receives payment from the related Obligor, (c) any agreement, arrangement or course of dealing between any Originator (or any Affiliate thereof) and any third-party carrier under which the amount such Originator (or any Affiliate thereof) is required to compensate such third-party carrier depends on the overall charge to the Obligor, (d) any agreement, arrangement or course of dealing under which any Originator (or any Affiliate thereof) remits funds received from any Obligor to any third-party carrier, less any applicable fee or commission owing to such Originator or Affiliate thereof, (e) any agreement, arrangement or course of dealing under which any third-party shipper is directly in privity with any Obligor or otherwise has any direct rights against any Obligor, (f) any agreement, arrangement or course of dealing under which any Originator (or any Affiliate thereof) apportions funds received from any Obligor to any third-party carrier or between such Originator (or any Affiliate thereof) and any third-party carrier or (g) any agreement, arrangement or course of dealing under which any Originator (or any Affiliate thereof) does not have any obligation to pay interest to any third-party carrier on amounts owed to such third-party carrier (even if such payment is made after the expected payment date).
“Investment” means at any time with respect to the Asset Interest and any Purchaser an amount equal to (a) such Purchaser’s Ratable Share of the amounts theretofore paid or allocated to Seller for Purchases pursuant to Section 1.1, less (b) the aggregate amount of Collections theretofore received and actually distributed to such Purchaser on account of such Purchaser’s Investment pursuant to Section 1.3 (and not rescinded or otherwise returned or reinvested pursuant to Section 1.3).
Appendix A-14

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.
“KYC Package” means the documentation and other information requested by the Administrative Agent or any Affected Party in any KYC Request.
“KYC Request” means any reasonable request of the Administrative Agent or any Affected Party for documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.
“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree, judgment, award or similar item of or by a Governmental Authority or any interpretation, implementation or application thereof.
“Legal Final” means the one-year anniversary of the occurrence of the Purchase Termination Date.
“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, charge, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement, preferential arrangement or similar agreement or arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
“Liquidation Discount” on any day means an amount determined by Administrative Agent as follows:
NPB x (BR + 3.00%) x DSO x 1.5
360
where:
NPB    =    the Net Portfolio Balance on such day;
BR    =    the Base Rate on such day; and
DSO    =    the Days Sales Outstanding on such day.
“Liquidation Fee” means, for each Rate Tranche (or portion thereof) for each day in any Yield Period or Settlement Period (computed without regard to clause (iii) of the proviso of the definition of “Yield Period”) during the Liquidation Period, the amount, if any, by which:
(a)    the additional Yield (calculated without taking into account any Liquidation Fee) which would have accrued on the reductions of such Purchaser’s Tranche Investment effected pursuant to Section 1.3(c)(ii) or (iii) with respect to such Rate Tranche for such day during such Yield Period or Settlement Period (as so computed) if such reductions had not been made until the last day of such Yield Period or Settlement Period exceeds,
(b)    the income, if any, received for such day during such Yield Period or Settlement Period by the affected Purchaser from investing the proceeds of such reductions of such Purchaser’s Tranche Investment.
Appendix A-15

“Liquidation Period” means the period commencing on the date on which the conditions precedent to Purchases and Reinvestments set forth in Section 5.2 are not satisfied (or expressly waived by each Purchaser) and Administrative Agent shall have notified Seller and Master Servicer that the Liquidation Period has commenced, and ending on the Final Payout Date.
“Liquidity Advance” means a loan, advance, purchase or other similar action made by a Liquidity Provider pursuant to a Liquidity Agreement.
“Liquidity Agreement” means any agreement entered into, directly or indirectly, in connection with or related to, this Agreement pursuant to which a Liquidity Provider agrees to make loans or advances to, or purchase assets from, a Conduit Purchaser (directly or indirectly) in order to provide liquidity or other enhancement for such Conduit Purchaser’s Commercial Paper Notes or other senior indebtedness.
“Liquidity Provider” means any Purchaser or Purchaser Agent or any of their respective Affiliates or any other lender, credit enhancer or liquidity provider that is at any time party to a Liquidity Agreement or any successor or assign of such lender, credit enhancer or liquidity provider or any similar entity with respect to any permitted assignee of a Conduit Purchaser.
“Lock-Box Accounts” means each of the accounts (and any related lock-box or post office box) specified in Schedule 6.1(n) maintained at a Lock-Box Bank in the name of the Seller.
“Lock-Box Agreement” means a valid and enforceable agreement in form and substance reasonably satisfactory to Administrative Agent, among Seller, Master Servicer, Administrative Agent and any Lock-Box Bank, whereupon Seller, as sole owner of the related Lock-Box Account(s) and the customer of the related Lock-Box Bank in respect of such Lock-Box Account(s), shall transfer to the Administrative Agent exclusive dominion and control over and otherwise perfect a first-priority security interest in, such Lock-Box Account(s) and the cash, instruments or other property on deposit or held therein.
“Lock-Box Bank” means any bank at which Seller maintains one or more Lock-Box Accounts.
“Loss Horizon Ratio” means, as of any date of determination, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate initial Unpaid Balance of all Receivables originated by each Originator during the immediately preceding four Settlement Periods then most recently ended and (b) the denominator of which is the Net Portfolio Balance as of the Cut-Off Date of the most recently ended Settlement Period.
“Loss Ratio” means, as of any date of determination, a fraction (expressed as a percentage), (a) the numerator of which is the sum of (i) the aggregate Unpaid Balance of all Receivables as to which any payment, or part thereof, remains unpaid for more than 90 but less than 121 days from the original due date for such payment as of the Cut-Off Date for the most recently ended Settlement Period, plus (without duplication), plus (ii) any Losses (net of recoveries) incurred in such Settlement Period, and (b) the denominator of which is the aggregate Unpaid Balance of all Receivables generated by the Originators four Settlement Periods prior to such Settlement Period.
“Loss Reserve Floor Percentage” means on any day, 12.00%
Appendix A-16

“Loss Reserve Percentage” means, on any day:
2.00 x PLR x LHR
where:
PLR    =    Peak Loss Ratio on such day,
LHR    =    Loss Horizon Ratio on such day.
“Losses” means the Unpaid Balance of any Pool Receivables that have been, or should have been, written-off as uncollectible by Master Servicer in accordance with the Credit and Collection Policies.
“Master Servicer” is defined in Section 8.1(a).
“Master Servicer Termination Event” means any of the following events:
(a) any material adverse change in the ability of the Seller or Master Servicer to perform its duties and obligations (including payment obligations) under any Transaction Document to which it is a party;
(b) any Transaction Document shall be amended or otherwise modified except in accordance with the terms of this Agreement or shall cease to be the valid and binding obligation enforceable against Master Servicer;
(c) (i) Master Servicer fails to make any payment or deposit or transfer of monies to be made by it hereunder or under any other Transaction Documents as and when due and such failure is not remedied within two (2) Business Days or (ii) Master Servicer shall fail to perform or observe any term, covenant or agreement as and when required hereunder or under any other Transaction Document and such failure shall remain unremedied for five (5) Business Days;
(d) any representation or warranty made or deemed to be made by Master Servicer under or in connection with any Transaction Document shall prove to have been false or incorrect in any respect when made or deemed to be made and, only if such representation or warranty is able to be corrected, such representation or warranty is not corrected within five (5) Business Days;
(e) an Event of Bankruptcy has occurred with respect to the Master Servicer;
(f) any CHR Party fails to cooperate in Administrative Agent’s assumption of exclusive control of any Lock-Box Account subject to any Lock-Box Agreement or Administrative Agent is unable to obtain exclusive control thereof in accordance with Section 8.3(b) or such Lock-Box Agreements; or
(g) the occurrence of any Event of Termination.
“Master Servicing Fee” means the fee payable to cover the cost of servicing the Receivables for the current Settlement Period, which is equal, for each day of such Settlement Period to, (a) if Master Servicer is CHR or an Affiliate of CHR, the Master Servicing Fee Rate multiplied by the aggregate Unpaid Balance of all Pool Receivables as of the Cut-Off Date of such Settlement Period, multiplied by 1/360 and (b) if Master Servicer is not CHR or an Affiliate of CHR, 110% of the actual per annum costs incurred by the successor Master Servicer
Appendix A-17

designated pursuant to Section 8.1(b) for its servicing during such Settlement Period, multiplied by 1/360, in either case, payable in arrears.
“Master Servicing Fee Rate” means 1.0% per annum.
“Master Servicing Reserve Percentage” means, at any time, a percentage equal to the product of (i) the Master Servicing Fee Rate divided by 360 and (ii) the highest Days Sales Outstanding for the immediately preceding 12 calendar months.
“Material Action” is defined in Seller’s limited liability company agreement.
“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:
(a)    (i) if a particular Person is specified, the ability of such Person to perform its obligations under this Agreement or any other Transaction Document or (ii) if a particular Person is not specified, the ability of any Originator, Master Servicer or Performance Guarantor or Seller to perform its obligations under this Agreement or any other Transaction Document;
(b)    (i) the validity or enforceability against any Originator, Master Servicer, Performance Guarantor or Seller of any Transaction Document to which it is a party, or (ii) the value, validity, enforceability or collectability of a material portion of the Pool Receivables or the Related Assets with respect thereto;
(c)    the status, existence, perfection, priority, enforceability or other rights and remedies of any Purchaser, Administrative Agent or any other Affected Party associated with its respective interest in the Pool Receivables or the Related Assets; or
(d)    (i) if a particular Person is specified, the business, assets, liabilities, property, operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, (ii) if a particular Person is not specified, the business, assets, liabilities, property, operations or conditions (financial or otherwise) of (A) the Master Servicer, the Originators and the Performance Guarantor and their Subsidiaries, taken as a whole or (B) the Seller.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any CHR Party or any of their respective ERISA Affiliates (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Net Portfolio Balance” means, at any time, an amount equal to the aggregate Unpaid Balance of Pool Receivables that are Eligible Receivables determined at such time, minus (without duplication) the sum of (a) the aggregate Excess Obligor Concentration Amount at such time, plus (b) the Excess Foreign Receivables Concentration Amount at such time.
“New Lock-Box Account” is defined in Section 13.21.
“Obligations” means all obligations of Seller arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due,
Appendix A-18

direct or indirect, or absolute or contingent, including, all Indemnified Amounts, payments on account of Collections received or deemed to be received and fees.
“Obligor” means a Person obligated to make payments under a Contract with respect to a Receivable, including any guarantor thereof.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Originator” means, each Person from time to time party to the Sale Agreement, as an originator. As of the Closing Date, CHRCI is the only Originator.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Peak Loss Ratio” means, with respect to any date of determination, the highest average Loss Ratio for any three consecutive Settlement Periods observed over the preceding twelve Settlement Periods.
“Performance Guarantor” means CHR.
“Performance Guaranty” means any performance guaranty (or similar agreement) entered into by a Performance Guarantor in favor of Administrative Agent and the other beneficiaries thereto, in form and substance acceptable to Administrative Agent in its sole discretion.
“Person” means a natural individual, partnership, sole proprietorship, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, any Governmental Authority or any other entity of whatever nature.
“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code, and that is maintained by or contributed to by any CHR Party or any of their respective ERISA Affiliates, or to which any such entity is obligated to contribute.
“Pool Receivable” means a Receivable in the Receivables Pool.
“Prime Rate” means, with respect to any Purchaser Group, the rate of interest in effect for such day as publicly announced from time to time by the applicable Purchaser Agent, the related Committed Purchaser or their Affiliates as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the applicable Purchaser Agent, the related Committed Purchaser or their Affiliates based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer.
“Prior Receivables Purchase Agreement” means that certain Receivables Purchase Agreement, dated as of April 26, 2017, among the Seller, CHR, the various conduit purchasers, committed purchasers and purchaser agents from time to time party thereof, and Wells, as administrative agent.
“Prior Securitization” means each of the transactions and agreements contemplated by, or with respect to the Prior Securitization Documents.
Appendix A-19

“Prior Securitization Documents” means each of the Prior Receivables Purchase Agreement, the "Transaction Documents" (as defined in the Prior Receivables Purchase Agreement) and each other document and agreement executed by any CHR Party prior to the date hereof in connection with the Prior Receivables Purchase Agreement.
“Program Administration Agreement” means that certain administration agreement between a Conduit Purchaser and Program Administrator governing certain aspects of the administration of such Conduit Purchaser’s commercial paper facility or any other agreement having similar purposes, as in effect from time to time.
“Program Administrator” means the administrator designated for Purchaser under the Program Administration Agreement.
“Program Fee” is defined in the Fee Letter.
“Program Information” is defined in Section 13.8(a)(i).
“Purchase” is defined in Section 1.1.
“Purchase Notice” means a letter in substantially the form of Exhibit I hereto executed and delivered by the Seller to the Administrative Agent and the Purchaser Agents pursuant to Section 1.2(a).
“Purchase Termination Date” means the earliest of (a) November 17, 2023, (b) ten (10) Business Days following the date of receipt by each of the other parties to this Agreement of a written notice of termination provided by Seller, (c) the declaration of the Purchase Termination Date by Administrative Agent in accordance with Section 10.2(a) and (d) the occurrence of an Event of Termination under Section 10.1(e).
“Purchaser” means each of Conduit Purchaser and Committed Purchaser, as applicable.
“Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and listed as such as set forth on the signature pages of this Agreement.
“Purchaser Group” means each Purchaser Agent, its Committed Purchaser and, if applicable, its Conduit Purchaser. For the avoidance of doubt, it is understood that a Purchaser Group may contain only a Committed Purchaser and a Purchaser Agent without any Conduit Purchaser.
“Purchaser Group Commitment” means, at any time with respect to any Purchaser Group, the aggregate Commitments of all Committed Purchasers at such time in such Purchaser Group.
“Purchaser Group Investment” means, at any time with respect to any Purchaser Group, the aggregate Investment of all Purchasers at such time in such Purchaser Group.
“Purchasers’ Total Commitment” means, at any time, the aggregate Commitments of all Committed Purchasers at such time.
“Purchasers’ Total Investment” means at any time with respect to the Asset Interest, an amount equal to (a) the aggregate of the amounts theretofore paid to Seller for Purchases in cash pursuant to Section 1.1, less (b) the aggregate amount of Collections theretofore received and actually distributed to a Purchaser, and not reinvested as a Reinvestment, on account of such Purchaser’s Investment pursuant to Section 1.3 (and not rescinded or otherwise returned or reinvested pursuant to Section 1.3).
Appendix A-20

“Purchaser’s Tranche Investment” means in relation to any Rate Tranche the amount of Purchasers’ Total Investment allocated by Administrative Agent to such Rate Tranche pursuant to Section 2.1; provided, that at all times the aggregate amounts allocated to all Rate Tranches shall equal Purchasers’ Total Investment.
“Ratable Share” means, at any time, for any Purchaser Group, a percentage equal to the quotient of (a) the Purchaser Group Commitment for such Purchaser Group at such time, divided by (b) the Purchasers’ Total Commitment at such time.
“Rate Tranche” means at any time a portion of the Asset Interest selected by the applicable Purchaser Agent pursuant to Section 2.1 and designated as a Rate Tranche solely for purposes of computing Yield.
“Receivable” means any right to payment from a Person, whether constituting an account, chattel paper, payment intangible, instrument or a general intangible (as such terms are defined under the UCC), arising from the sale of goods and/or provision of services exclusively or partially by any Included Region or any Included Branch of any Originator pursuant to a Contract, including the right to payment of any interest, finance charges and other payment obligations of such Person with respect thereto; provided, however, that “Receivable” does not include any Excluded Receivable.
“Receivables Pool” means at any time all then outstanding Receivables sold, purported to be sold or contributed to Seller pursuant to the Sale Agreement.
“Records” means all Contracts and other documents, instruments, books, records, purchase orders, agreements, reports and other information (including computer programs, tapes, disks, other information storage media, data processing software and related property and rights) prepared or maintained by an Originator, CHR, Master Servicer, or Seller, respectively, with respect to, or that evidence or relate to, the Pool Receivables, the Related Assets and the Obligors of such Pool Receivables or the origination, collection or servicing of any of the foregoing.
“Redirection Ratio” means, with respect to any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate amount of all Collections on Pool Receivables which were deposited directly into the New Lock-Box Account by the related Obligor during such Settlement Period and (b) the denominator of which is the aggregate amount of Collections on Pool Receivables which were received during such Settlement Period.
“Regulatory Change” means, relative to any Affected Party:
(a)    any change in (or in the adoption, implementation, phase-in or interpretations or commencement of effectiveness of):
(i)    any Law applicable to such Affected Party;
(ii)    any regulation, interpretation, directive, guideline, requirement, order or request (whether or not having the force of Law) applicable to such Affected Party of (A) any Governmental Authority charged with the interpretation, implementation, enforcement or administration of any Law referred to in clause (a)(i) or of (B) any fiscal, monetary or other authority having jurisdiction over such Affected Party or its assets;
(iii)    GAAP consistently applied or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any Law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above; or
Appendix A-21

(b)    any change in the application to, or implementation by, such Affected Party of any existing Law, regulation, interpretation, directive, guideline, requirement, order, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above.
“Reinvestment” is defined in Section 1.3(a)(ii).
“Related Assets” means (a) all rights to, but not any obligations under, all Related Security with respect to the Pool Receivables, (b) all Records (but excluding any obligations or liabilities under the Contracts), (c) all Collections in respect of, and other proceeds of, the Pool Receivables or any other Related Security, (d) all Lock-Box Accounts and all amounts, instruments or other items from time to time on deposit therein, (e) all rights and remedies of Seller or any Originator, as applicable, under the Sale Agreement, each Lock-Box Agreement and the other Transaction Documents and any other rights or assets pledged, sold or otherwise transferred or purportedly transferred to Seller thereunder, and (f) all the products and proceeds of any of the foregoing.
“Related Security” means, with respect to any Pool Receivable: (a) all of Seller’s or Originator’s, as applicable, right, title and interest in, to and under all Contracts that relate to such Pool Receivable; (b) all of Seller’s or Originator’s, as applicable, interest in the merchandise and goods (including returned merchandise and goods), if any, relating to the sale which gave rise to such Pool Receivable and in any and all insurance related thereto (including any insurance payments that Seller, any Originator or Master Servicer receives with respect to amounts owed in respect of Pool Receivables and net proceeds of sale or other disposition of repossessed goods or other collateral or property of any Obligor or any other party directly or indirectly liable for payment of any Pool Receivable and available to be applied to the payment of any Pool Receivable); (c) all other security interests, liens, mortgages or similar rights and property subject thereto and rights to file, perfect or enforce any such security interest, liens, mortgages or rights from time to time purporting to secure payment of such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise; (d) all UCC financing statements filed by or on behalf of Seller or the Originators describing any collateral securing payment of such Pool Receivable; (e) all guaranties, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Pool Receivable (including insurance policies or other similar arrangements) whether pursuant to the Contract related to such Pool Receivable or otherwise; and (f) all the proceeds of any of the foregoing.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan, other than an event for which the 30-day notice period is waived.
“Reporting Date” is defined in Section 3.1(a).
“Required Purchasers” means, at any time, Committed Purchasers whose Commitments at such time aggregate more than 66 2/3% of the Purchasers’ Total Commitment at such time (or, if at such time, the Purchasers’ Total Commitment is zero, the Committed Purchasers whose Investments at such time aggregate more than 66 2/3% of the Purchasers’ Total Investment at such time); provided if at any time there are only two Committed Purchasers, Required Purchasers shall mean both such Committed Purchasers.
Appendix A-22

“Required Reserves” means, for any day, the product of (A) the higher of (i) the sum of the Loss Reserve Percentage, the Dilution Reserve Percentage, the Master Servicing Reserve Percentage and the Yield Reserve Percentage and (ii) the sum of Loss Reserve Floor Percentage, the Dilution Reserve Floor Percentage, and the Master Servicing Fee and Yield Reserve Percentage, and (B) the Net Portfolio Balance, in each case, for such day.
“Response Date” is defined in Section 3.5.
“Responsible Officer” shall mean, with respect to any Person, any executive officer or Designated Financial Officer of such Person, and any other officer, similar official or employee thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.
“Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Originators, as sellers, and Seller, as buyer.
“Sanction” or “Sanctions” means individually and collectively, respectively, economic or financial sanctions, sectoral sanctions, secondary sanctions, or trade embargoes and anti-terrorism laws, including but not limited to imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, or the U.S. Department of State, the U.S. Department of Commerce, the U.S. Treasury, or through any existing or future Executive Order, or (b) the United Nations Security Council, (c) the European Union, (d) or Her Majesty’s Treasury of the United Kingdom or (e) any other Governmental Authority with jurisdiction over any CHR Party.
“Sanctioned Entity” means any individual, entity, group, sector, territory or country that is the target of any Sanctions, including without limitation, any legal entity that is deemed to be a target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Entity.
“SEC” means the U.S. Securities and Exchange Commission or any successor governmental authority.
“Securities Act” means the Securities Act of 1933.
“Security” is defined in Section 2(a)(1) of the Securities Act.
“Seller” is defined in the preamble.
“Settlement Date” means, with respect to any Settlement Period, the third (3rd) Business Day following the Reporting Date for such Settlement Period; provided, that the last Settlement Date shall be the last day of the last Settlement Period.
“Settlement Period” means:
(a)    the period from the Closing Date to the end of the next calendar month thereafter; and
(b)    thereafter, each subsequent calendar month;
Appendix A-23

provided, that the last Settlement Period shall end on the Final Payout Date.
“SOFR Adjustment” with respect to Daily Simple SOFR means 0.11448% (11.448 basis points); and with respect to Term SOFR means 0.11448% (11.448 basis points) for an interest period of one-month’s duration, 0.26161% (26.161 basis points;) for an interest period of three-month’s duration, 0.42826% (42.826 basis points) for an interest period of six-months’ duration, and 0.71513% (71.513 basis points) for an interest period of twelve–months’ duration.
“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.
“SPE Account” is defined in Section 1.2(b).
“Specified Concentration Percentage” means, with respect to any Obligor, the percentage appearing opposite such Obligor’s applicable rating on the table below:

S&P Short-Term Rating / Long-Term Rating	Moody’s Short-Term Rating / Long-Term Rating	Specified Concentration Percentage
A-1 / A+ or higher	P-1 / A1 or higher	12.00%
A-2 / BBB+ or higher	P-2 / Baa1 or higher	12.00%
A-3 / BBB- or higher	P-3 / Baa3 or higher	6.00%
Below A-3 / BBB- or Not Rated / Withdrawn	Below P-3 / Baa3 or Not Rated / Withdrawn	3.00%

Each Obligor’s “Specified Concentration Percentage” shall be computed as follows:
(i) if such Obligor has a short-term unsecured debt rating (A) from both Moody’s and S&P, such Obligor’s “Specified Concentration Percentage” shall be determined based on the lower of such short-term unsecured debt ratings or (B) from only one of Moody’s or S&P, such Obligor’s “Specified Concentration Percentage” shall be determined based upon the short-term unsecured debt rating that is maintained;
(ii) if such Obligor (A) does not have a short-term unsecured debt rating from either Moody’s or S&P and (B) has a long-term unsecured debt rating (I) from both Moody’s and S&P, such Obligor’s “Specified Concentration Percentage” shall be determined based on the lower of such long-term unsecured debt ratings or (II) from only one of Moody’s or S&P, such Obligor’s “Specified Concentration Percentage” shall be determined based upon the long-term unsecured debt rating that is maintained; and
Appendix A-24

(iii) if such Obligor has neither a short-term unsecured debt rating nor a long-term unsecured debt rating from either Moody’s or S&P, such Obligor’s “Specified Concentration Percentage” shall be the lowest percentage set forth on the table above.
“Specified Regulation” means (A) the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009 (the “FAS 166/167 Capital Guidelines”), (B) the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), (C) the BASEL Accord, or (D) any existing or future rules, regulations, guidance, interpretations or directives from any Governmental Authority relating to Accounting Standards Codification 860-10-40-5(a), the FAS 166/167 Capital Guidelines, the Dodd-Frank Act or the BASEL Accord (whether or not having the force of law).
“Sub-Servicer” is defined in Section 8.1(c).
“Subordinated Note” as defined in the Sale Agreement.
“Subsidiary” means a corporation or other entity of which Performance Guarantor and/or its other direct or indirect Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership or control interest as have more than 50% of the ordinary voting power for the election of directors or managers, as the case may be.
“Successor Notice” as defined in Section 8.1(b).
“Successor Rate” has the meaning specified in Section 2.7(b).
“Supplier Receivable” means any Pool Receivable the Obligor of which is a material supplier to any Originator or an Affiliate of a material supplier.
“Taxes” means all income, gross receipts, rental, franchise, excise, stamp, occupational, capital, value added, sales, use, ad valorem (real and personal), property (real and personal) and taxes, fees, levies, imposts, charges or withholdings of any nature whatsoever, together with any assessments, penalties, fines, additions to tax and interest thereon, howsoever imposed, by any Governmental Authority or other taxing authority in the United States or by any foreign government, foreign governmental subdivision or other foreign or international taxing authority.
“Term SOFR” means, for the applicable corresponding Yield Period of BSBY (or if any Yield Period does not correspond to an interest period applicable to SOFR, the closest corresponding interest period of SOFR, and if such interest period of SOFR corresponds equally to two Yield Periods of BSBY, the corresponding interest period of the shorter duration shall be applied) the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Tranche Investment” means in relation to any Rate Tranche and any Purchaser the amount of such Purchaser’s Investment allocated by the related Purchaser Agent to such Rate Tranche pursuant to Section 2.1; provided, that at all times the aggregate amounts allocated to all Rate Tranches of all Purchasers shall equal Purchasers’ Total Investment; provided, further, that at all times the aggregate amounts allocated to all Rate Tranches of any Purchaser shall equal the aggregate Investment of such Purchaser.
“Transaction Documents” means this Agreement, the Sale Agreement, the Performance Guaranty, the Fee Letters, the Lock-Box Agreements, each Intercreditor Agreement, Seller’s
Appendix A-25

limited liability company agreement, and all other documents, agreements and certificates to be executed and delivered in connection herewith or in connection with any of the foregoing as to which any CHR Party or any of their Affiliates is a party.
“UCC” means, in respect of each state in the United States of America, the Uniform Commercial Code as from time to time in effect in such state.
“Unmatured Event of Termination” means any event which, with the giving of notice or lapse of time, or both, would become an Event of Termination.
“Unmatured Master Servicer Termination Event” means any event which, with the giving of notice or lapse of time, or both, would become a Master Servicer Termination Event.
“Unpaid Balance” of any Receivable means, at any time, the sum of (a) the unpaid amount thereof, plus (b) the unpaid amount of all finance charges, interest payments and other amounts actually accrued thereon at such time, but excluding, in the case of clause (b) above, all late payment charges, delinquency charges, and extension or collection fees.
“Unsold Receivables” means any right to payment from a Person, whether constituting an account, chattel paper, payment intangible, instrument or a general intangible (as such terms are defined under the UCC), arising from the sale of goods and/or provision of services by any Excluded Region of any Originator pursuant to a contract; provided, however, that “Unsold Receivable” does not include any Excluded Receivable.
“U.S. Dollars” means dollars in lawful money of the United States of America.
“Voting Stock” of any Person means the common stock of such Person and any other security of, or ownership interest in, such Person having ordinary voting power to elect a majority of the board of directors (or other Persons serving similar function) of such Person.
“Wells” means Wells Fargo Bank, N.A.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Yield” means, for any day with respect to any Rate Tranche:

{(PTI x YR)/360} + LF
where:
YR	=	the Yield Rate for such Rate Tranche;
PTI	=	Purchaser’s Tranche Investment in such Rate Tranche on such day; and
LF	=	the Liquidation Fee, if any, for such day.

“Yield Period” means (x) with respect to any Rate Tranche that is funded or maintained other than through the issuance of Commercial Paper Notes:
(a)    the period commencing on the date of the initial Purchase of the Asset Interest, the making of such Liquidity Advance or funding under such Enhancement Agreement or the
Appendix A-26

creation of such Rate Tranche pursuant to Section 2.1 (whichever is latest) and ending such number of days thereafter as the applicable Purchaser Agent shall select in its sole discretion; and
(b)    each period commencing on the last day of the immediately preceding Yield Period for the related Rate Tranche and ending such number of days thereafter as the applicable Purchaser Agent shall select in its sole discretion;
provided, that:
(i)    any such Yield Period (other than a Yield Period consisting of one day) which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day;
(ii)    in the case of Yield Periods of one day for any Rate Tranche, (A) the initial Yield Period shall be the date such Yield Period commences as described in clause (a) above; and (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and if the immediately preceding Yield Period is one day, shall be the next day following such immediately preceding Yield Period; and
(iii)    in the case of any Yield Period for any Rate Tranche which commences before the Purchase Termination Date and would otherwise end on a date occurring after the Purchase Termination Date, such Yield Period shall end on the Purchase Termination Date and the duration of each such Yield Period which commences on or after the Purchase Termination Date for such Rate Tranche shall be of such duration as shall be selected by the applicable Purchaser Agent; and
(y)    with respect to any Rate Tranche that is funded or maintained through the issuance of Commercial Paper Notes, each Settlement Period.
“Yield Rate” means for any Rate Tranche on any day:
(a)    in the case of a Rate Tranche funded by Commercial Paper Notes, the applicable CP Rate; and
(b)    in the case of a Rate Tranche not funded by Commercial Paper Notes, the applicable Bank Rate for such Rate Tranche;
provided, that:
(i)    on any day as to any Rate Tranche which is not funded by Commercial Paper Notes, the Yield Rate shall equal the applicable Base Rate, if (A) Administrative Agent does not receive notice or determine, by 12:00 noon (New York City time) on the third Business Day prior to the first day of the related Yield Period, that such Rate Tranche shall not be funded by Commercial Paper Notes or (B) Administrative Agent determines that (I) funding that Rate Tranche on a basis consistent with pricing based on the applicable Bank Rate would violate any applicable Law or (II) that deposits of a type and maturity appropriate to match fund such Rate Tranche based on the applicable Bank Rate are not available; and
(ii)    on any day when any Event of Termination shall have occurred that has not been waived in accordance with this Agreement or the Purchase Termination Date has occurred by virtue of clause (b) of the definition thereof, the applicable Yield Rate for each Rate Tranche means the Default Rate.
Appendix A-27

“Yield Reserve Percentage” means, at any time, a percentage equal to the product of (i) the Prime Rate as of such date divided by 360, (ii) 1.5 and (iii) the highest Days Sales Outstanding for the immediately preceding 12 calendar months.
B. Other Interpretive Matters.
All accounting terms defined directly or by incorporation in this Agreement or the Sale Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement, the Sale Agreement and all such certificates and other documents, unless the context otherwise requires: (a) except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; (b) terms defined in Article 9 of the UCC and not otherwise defined in such agreement are used as defined in such Article; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any Law refer to that Law as amended from time to time and include any successor Law; (h) references to any agreement refer to that agreement as from time to time amended, restated, extended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s permitted successors and assigns; (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (k) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (l) if any calculation to be made hereunder refers to a Settlement Period (or any portion thereof) that would have occurred prior to the Closing Date, such reference shall be deemed to be a reference to a calendar month; (m) for the purposes of calculating the Required Reserves (or any component thereof) or the calculation of the Loss Ratio or Dilution Ratio, when a component of any such calculation is determined by reference to the first Settlement Period, such first Settlement Period for such purposes shall be deemed to refer to the first full calendar month after the Closing Date; (n) terms in one gender include the parallel terms in the neuter and opposite gender; and (o) the term “or” is not exclusive.
Appendix A-28

SCHEDULE I

COMMITMENTS

Party	Capacity	Commitment
BofA Purchaser Group
BofA	Committed Purchaser	$180,000,000
BofA	Purchaser Agent	N/A
N/A	Conduit Purchaser	N/A
Wells Purchaser Group
Wells	Committed Purchaser	$120,000,000
Wells	Purchaser Agent	N/A
N/A	Conduit Purchaser	N/A

Schedule I-1	Receivables Purchase Agreement

SCHEDULE II

PAYMENT INSTRUCTIONS

With respect to BofA:

Bank:	Bank of America, N.A.
ABA:	XXXXXXXXX
Account Name:	XXXXXXXXX
Account No.:	XXXXXXXXX
Ref:	C.H. ROBINSON RECEIVABLES, LLC
Attn:	Gary Watts

With respect to Wells:

Bank:	Wells Fargo Bank, N.A.
ABA:	XXX-XXX-XXX
Account No.:	XXXXXXXXXX
Ref:	CH Robinson Receivables BOFA

Schedule II-1	Receivables Purchase Agreement

SCHEDULE III

EXCLUDED OBLIGORS

Certain information has been excluded from the exhibit because it is both immaterial and confidential.

Schedule III-1	Receivables Purchase Agreement

SCHEDULE 6.1(m)

UCC DETAILS

Legal Name: C.H. Robinson Receivables, LLC
Other Names: N/A
Jurisdiction of Organization: Delaware
Address: 14701 Charlson Road, Eden Prairie, Minnesota 55347

Schedule 6.1(m)-1	Receivables Purchase Agreement

SCHEDULE 6.1(n)

LOCK-BOX INFORMATION

Bank	Address	Lock-Box #	Account #(s)
U.S. Bank, National Association	800 Nicollet Mall Minneapolis, MN 55402-4302		XXXX-XXXX-XXXX
U.S. Bank, National Association	C. H. Robinson Company PO Box 9121 Minneapolis, MN 55480-9121	XXXX	XXXX-XXXX-XXXX
U.S. Bank, National Association	C. H. Robinson Company SDS-12-0805 PO Box 86 Minneapolis, MN 55486-0805	XX-XXX	XXXX-XXXX-XXXX

Schedule 6.1(n)-1	Receivables Purchase Agreement

SCHEDULE 6.2(n)

CREDIT AND COLLECTION POLICY
(attached)

Schedule 6.2(n)-1	Receivables Purchase Agreement

SCHEDULE 13.2

ADDRESSES FOR NOTICES
If to Master Servicer:
C.H. Robinson Worldwide, Inc.
14701 Charlson Road
Eden Prairie, Minnesota 55347
Attn: Brent Schoenrock
Tel: (xxx) xxx-xxxx
Email: xxxxxx

If to Seller:
C.H. Robinson Receivables, LLC
14701 Charlson Road
Eden Prairie, Minnesota 55347
Attn: Brent Schoenrock
Tel: (xxx) xxx-xxxx
Email: xxxxxx

If to Performance Guarantor:
C.H. Robinson Worldwide, Inc.
14701 Charlson Road
Eden Prairie, Minnesota 55347
Attn: Brent Schoenrock
Tel: (xxx) xxx-xxxx
Email: xxxxxx

If to BofA or the Administrative Agent:

Bank of America, N.A.
Trade Receivables Securitization Finance
13510 Ballantyne Corporate PI
Charlotte, NC 28277
Attn: Christopher Haynes
Tel: xxx-xxx-xxxx
Email: xxxxxx
If to Wells:
Wells Fargo Bank, National Association
1100 Abernathy Road, Suite 1500
Atlanta, GA 30328
Attn: Darrell Cole
Tel: (xxx)-xxx-xxxx
Email: xxxxxx

Schedule 13.2-1	Receivables Purchase Agreement

EXHIBIT I

FORM OF PURCHASE NOTICE

[Date]

[Administrative Agent]
[Purchaser Agents]
Re:    Purchase Notice
Ladies and Gentlemen:
Reference is hereby made to that certain Receivables Purchase Agreement, dated as of November 19, 2021 among C.H. ROBINSON WORLDWIDE, INC., a Delaware corporation, as initial Master Servicer (in such capacity, together with its successors and assigns in such capacity, the “Master Servicer”), C.H. ROBINSON RECEIVABLES, LLC, a Delaware limited liability company, as seller (the “Seller”), the various CONDUIT PURCHASERS, COMMITTED PURCHASERS and PURCHASER AGENTS from time to time party hereto, and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”) on behalf of the Affected Parties (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement (including those incorporated by reference therein).
This letter constitutes a Purchase Notice pursuant to Section 1.2(a) of the Agreement. The Seller hereby requests a Purchase in the aggregate amount of [$_______] to be made on [_____, 20__]. Of such amount, $[_______] is to be funded by the [_________] Purchaser Group and $[_________] is to be funded by the [_________] Purchaser Group. After giving effect to such Purchase, (i) the Purchasers’ Total Investment will be [$_______] and (ii) the Asset Interest will be [___]%.
The Seller hereby represents and warrants as of the date hereof, and after giving effect to such Purchase, as follows:
(a)each of the representations and warranties contained in Article VI of the Agreement, in the Sale Agreement and in each other Transaction Document are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (except to the extent such representations and warranties explicitly refer solely to an earlier date, in which case they shall be true and correct as of such earlier date);
(b)no event has occurred and is continuing, or would result from such Purchase, that constitutes an Event of Termination, an Unmatured Event of Termination, a Master Servicer Termination Event or an Unmatured Master Servicer Termination Event;
(c)after giving effect to such proposed Purchase, (i) the Purchasers’ Total Investment will not exceed the Purchasers’ Total Commitment, (ii) the sum of the Purchasers’ Total Investment and the Required Reserves will not exceed the Net Portfolio Balance and (iii) the Purchaser Group Investment of each Purchaser Group will not exceed its respective Purchaser Group Commitment; and

Exhibit I	Receivables Purchase Agreement

(d)the Purchase Termination Date has not occurred.

[Signature follows]

Exhibit I	Receivables Purchase Agreement

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.
Very truly yours,

                C.H. ROBINSON RECEIVABLES, LLC
                        By:___________________________________
                        Name:
                        Title:

Exhibit I	Receivables Purchase Agreement

EXHIBIT 3.1(a)

FORM OF INFORMATION PACKAGE
(attached)

Exhibit 3.1(a)	Receivables Purchase Agreement

EXHIBIT 7.5

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement, dated as of November 19, 2021 among C.H. ROBINSON WORLDWIDE, INC., a Delaware corporation, as initial Master Servicer (in such capacity, together with its successors and assigns in such capacity, the “Master Servicer”), C.H. ROBINSON RECEIVABLES, LLC, a Delaware limited liability company, as seller (the “Seller”), the various CONDUIT PURCHASERS, COMMITTED PURCHASERS and PURCHASER AGENTS from time to time party hereto, and BANK OF AMERICA, N.A., as administrative agent on behalf of the Affected Parties (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement (including those incorporated by reference therein).
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.I am the duly elected ________________ of Master Servicer.
2.I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Master Servicer, each Originator and Seller during the accounting period covered by the attached financial statements.
3.The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Termination, an Unmatured Event of Termination or a Master Servicer Termination Event, as each such terms are defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate.
4.Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Master Servicer has taken, is taking, or proposes to take with respect to each such condition or event:
The foregoing certifications and the financial statements delivered with this Compliance Certificate in support thereof, are made and delivered as of the _____ day of _____________, 20__.
By:_____________________________________
Name:
Title:

Exhibit 7.5	Receivables Purchase Agreement